Exhibit 2.1

EXECUTION VERSION

AMENDED AND RESTATED
STOCK AND ASSET PURCHASE AGREEMENT
BY AND BETWEEN
GCP APPLIED TECHNOLOGIES INC.
AND
HENKEL AG & CO. KGaA
_______________________
Dated as of June 30, 2017

W/2825231

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EXHIBITS

Exhibit A    Form of Master Tolling Agreement
Exhibit B    Form of Transition Services Agreement
Exhibit C    Form of Assignment and Assumption Agreement and Bill of Sale
Exhibit D    Allocation Schedule
Exhibit E    Form of Foreign Acquisition Agreement for Purchased Assets
Exhibit F    Form of Foreign Acquisition Agreement for Purchased Entity
Exhibit G    Form of Trademark License Agreement
Exhibit H    Form of Supply Agreement
Exhibit I    Form of Equipment Lease
Exhibit J    Form of IP Assignment

ANNEXES

Annex A    Pre-Closing Restructuring Plan
Annex B    Real Estate Steps Plan
Annex C    Transfer Agreements/Instruments for Transfer of Beneficial Ownership
Annex D    Definition of Net Economic Benefit

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AMENDED AND RESTATED STOCK AND ASSET PURCHASE AGREEMENT
This AMENDED AND RESTATED STOCK AND ASSET PURCHASE AGREEMENT, dated as of June 30, 2017 (this “Agreement”), is by and between GCP Applied Technologies Inc., a Delaware corporation (“Seller”), and Henkel AG & Co. KGaA, a German partnership limited by shares (“Purchaser”), and amends and restates in its entirety that certain Stock and Asset Purchase Agreement, dated as of March 2, 2017 (the “Original Agreement” and such date, the “Original Execution Date”), by and among Seller and Purchaser. Seller and Purchaser are each referred to as a “Party” and collectively as the “Parties”.
WHEREAS, Seller and certain of its Subsidiaries are engaged in, among other things, the Business;
WHEREAS, the Parties desire to amend and restate the Original Agreement in its entirety on the terms and subject to the conditions set forth herein;
WHEREAS, the Parties hereto intend, as set forth in Section 10.12, that, subject to certain exceptions, (a) all references in this Agreement to “the date hereof” and “the date of this Agreement” shall refer to the Original Execution Date and (b) the date on which the representations and warranties set forth in Article III and Article IV are made (including for purposes of the certificates delivered pursuant to Article VII) shall not change as a result of the execution of this Agreement and shall be made as of such dates as they were in the Original Agreement;
WHEREAS, on the terms and subject to the conditions set forth herein, the Seller Entities shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase and acquire from the Seller Entities, all of their right, title and interest in and to the Purchased Assets, and Purchaser shall assume the Assumed Liabilities (the “Transaction”); and
WHEREAS, simultaneously with the Closing under this Agreement, Seller, Purchaser and certain of their respective Subsidiaries desire to enter into certain other agreements in connection with the transactions contemplated hereby.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the terms and subject to the conditions of this Agreement, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS
Section 1.1    Definitions. As used herein, the following terms have the meanings set forth below:
“Action” means any Proceeding, audit, review, inquiry, examination, or investigation.

“Active Employee” means any Asset Employee who is actively and primarily providing services to the Business as of immediately prior to the Closing or the applicable Deferred Closing. For this purpose, an Asset Employee shall be considered an Active Employee if, immediately prior to the Closing Date or Deferred Closing Date, as applicable, he or she is absent from work on account of paid time off, vacation or sick leave; and an Asset Employee shall not be considered an Active Employee if, immediately prior to the Closing Date or Deferred Closing Date, as applicable, he or she is on short-term or long-term disability, layoff for lack of work, authorized leave of absence, military leave or he or she has retired, resigned or is permanently dismissed as of the Closing Date or Deferred Closing Date, as applicable.
“Adjustment Amount” means (a) the Closing Working Capital minus (b) the Target Working Capital; provided, that if the foregoing calculation (x) results in a negative number between $0 and $(1,000,000), the Adjustment Amount shall equal $0, and (y) results in a negative number less than $(1,000,000), the Adjustment Amount shall equal the foregoing calculation (i.e., such negative number) plus $1,000,000. For example, if the Closing Working Capital is $49,500,000 or $49,000,000, the Adjustment Amount shall be $0 in either such case, and if the Closing Working Capital is $48,500,000, the Adjustment Amount shall be $(500,000).
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. For purposes of this Agreement: (i) neither the Seller Entities nor Seller shall be deemed Affiliates of Purchaser, nor, from and after Closing, of the Target Entities; and (ii) neither Purchaser nor any of Purchaser’s Affiliates shall be deemed Affiliates of Seller or any Seller Entities, nor, prior to Closing, of the Target Entities.
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, the UK Bribery Act of 2010 and all other similar Laws of any jurisdiction.
“Asset Employees” has the meaning set forth in the definition of Business Employee.
“Balance Sheet Date” means September 30, 2016.
“Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and any pension, retirement, retention, profit-sharing, bonus, stock option, stock purchase, restricted stock or other equity- or equity-based, incentive, deferred compensation, severance, termination protection, end of service gratuity, change in control, vacation, holiday pay, paid time off, sick pay, disability, medical, vision, life, accident, or other fringe benefit plan, program, policy, agreement or arrangement sponsored, maintained or contributed to by Seller or any of its Subsidiaries for the benefit of any current or former Business Employee, other than any Multiemployer Plan.
“Business” means the business conducted by the Seller Entities and the Target Entities as of the date hereof and as of the Closing Date in respect of developing, researching,

manufacturing, marketing, distributing and selling sealants, closures, coatings and carbon dioxide absorbents for use with respect to beverage and food containers, industrial containers and other personal care and medical device applications.
“Business Day” means any day, other than a Saturday, Sunday, or day on which commercial banks are required or authorized to be closed in New York, New York or Düsseldorf, Germany.
“Business Employee” means (a) any Target Entity Employee and (b) any other employee of Seller or any of its Subsidiaries who is listed on Section 1.1(a)(i) of the Seller Disclosure Schedules (which Section shall be updated by Seller immediately prior to the Closing and, with respect to any Deferred Closing Country, immediately prior to the applicable Deferred Closing to reflect hiring and terminations of employment between the date hereof and the Closing or Deferred Closing, as applicable, subject to Section 5.2(b)(i) hereof) and whose duties and responsibilities as an employee are primarily with respect to the Business, or are primarily dedicated to supporting the Business, immediately prior to the Closing or the applicable Deferred Closing (including any such employee who is on sick leave, military leave, vacation, holiday, paid time off, short-term or long-term disability or other similar leave of absence), excluding, except as mutually agreed by the Parties, any such employees employed in headquarter functions (including human resources, information technology, finance, tax, communication) (subsection (b), collectively, the “Asset Employees”). Notwithstanding the foregoing, (i) each individual listed on Section 1.1(a)(i) of the Seller Disclosure Schedules (which Section shall be updated immediately prior to Closing and each applicable Deferred Closing by Seller to reflect hiring and terminations of employment between the date hereof and the Closing or such Deferred Closing Effective Time, as applicable, subject to Section 5.2(b)(i) hereof) shall be considered a Business Employee and (ii) no individual listed on Section 1.1(a)(ii) of the Seller Disclosure Schedules (which Section shall be updated immediately prior to Closing and each applicable Deferred Closing by Seller to reflect hiring and terminations of employment between the date hereof and the Closing or such Deferred Closing Effective Time, as applicable, subject to Section 5.2(b)(i) hereof) shall be considered a Business Employee.
“Business Independent Contractor” means the independent contractor who is actively and primarily engaged to provide services to the Business and who is listed in Section 1.1(a)(iii) of the Seller Disclosure Schedules.
“Business Material Adverse Effect” means any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, has, or would reasonably be expected to have, a material adverse effect on the business, financial condition or long-term results of operations of the Business taken as a whole; provided, however, that no such event, effect or change resulting or arising from or in connection with any of the following matters shall be deemed, either alone or in combination, to constitute or contribute to a Business Material Adverse Effect: (a) the general conditions in the industries in which the Business operates, including competition in any of the geographic areas in which the Business operates; (b) general political, economic, business, monetary, financial or capital or credit market conditions or trends (including interest rates); (c) changes in global or national political, economic, business, monetary, financial or capital or credit market conditions or trends; (d) any act of civil unrest, war or terrorism (including by cyberattack or otherwise), including an outbreak or escalation of hostilities involving the United States or any other country or the declaration by the United States or any other country of a national emergency or war; (e) any conditions resulting from natural disasters or weather developments, including earthquakes, hurricanes, tsunamis, typhoons, lightning, hail storms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides and wildfires, manmade disasters or acts of God; (f) the failure of the financial or operating performance of Seller, the Seller Entities or the Business to meet internal, Purchaser or analyst projections, forecasts or budgets for any period (provided that this clause (f) shall not be construed as implying that Seller is making any representation or warranty herein with respect to any internal, Purchaser or analyst projections, forecasts or budgets and no such representations or warranties are being made; provided, further, that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Business Material Adverse Effect may be deemed, either alone or in combination, to constitute or contribute to, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Business Material Adverse Effect); (g) any action taken or omitted to be taken by or at the written request or with the prior written consent of Purchaser, or compliance with applicable Law or the covenants and agreements contained in this Agreement; (h) the execution, announcement, pendency or consummation of this Agreement, the Transaction or the other transactions contemplated hereby, or the identity of Purchaser or its Affiliates (including any loss of Business Service Providers, customers or other business relationships resulting from any of the foregoing) (provided that this clause (h) does not apply in the context of the representations and warranties explicitly addressing the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, or any condition to Closing as it relates to such representations and warranties); or (i) changes in any Law (including any proposed Law) or GAAP or other applicable accounting principles or standard or any interpretations thereof; provided that any adverse events, effects or changes resulting from the matters described in clauses (a), (b), (c), (d), (e) and (i) may be taken into account in determining whether there has been a Business Material Adverse Effect to the extent, and only to the extent, that they have a materially disproportionate effect on the Business in the aggregate relative to similarly situated businesses in the industries (or with respect to clause (e), the geographies) in which the Business operates.
“Business Service Provider” means any (a) any Business Employee and (b) the Business Independent Contractor.
“Carveout Employee” means any Business Employee set forth on Section 1.1(a)(ii) of the Seller Disclosure Schedules (which Section shall be updated immediately prior to the Closing and each Deferred Closing by Seller to reflect hiring and terminations of employment between the date hereof and the Closing or such Deferred Closing Effective Time, as applicable, subject to Section 5.2(b)(i) hereof) whose employment is intended to be transferred from a Target Entity to Seller or one of its Affiliates pursuant to Section 5.7(l).
“Cash Amounts” means, of any Person and as of any time, all cash and cash equivalents, deposits in transit, bank and other depositary accounts and safe deposit boxes, demand accounts, certificates of deposit, time deposits, negotiable instruments, securities and brokerage accounts.

“Certain Tax Position” means any Tax position taken on a Tax Return with respect to which an internationally recognized major law or accounting firm would provide a “should” level tax opinion that such position is consistent with applicable Law.
“Closing Cash Amount” means an amount equal to the sum of the Closing Entity Cash Amount for each of the Target Entities.
“Closing Effective Time” means 12:01 a.m., local time, on Saturday, July 1, 2017.
“Closing Entity Cash Amount” means, of any Target Entity, an amount equal to the Cash Amount of such Target Entity as of immediately prior to the Closing Effective Time, after deducting the amount of any outstanding uncleared issued checks, drafts or wire transfers or other payments issued before the Closing Effective Time and not deducted from the bank accounts of such Target Entity as of immediately prior to the Closing Effective Time but which are subsequently deducted and paid in full; provided, that in no event shall the Closing Entity Cash Amount for such Target Entity exceed the amount set forth opposite such Target Entity’s name on Section 1.1(b) of the Seller Disclosure Schedules; provided, however, solely with respect to GCP Darex Germany GmbH, to the extent the Closing Entity Cash Amount exceeds the applicable amount set forth on Section 1.1(b) of the Seller Disclosure Schedules, then 98.5% of such excess shall be included in the Closing Entity Cash Amount up to an excess amount of $5,000,000.
“Closing Funded Debt” means an amount equal to the sum of the aggregate Funded Debt of the Target Entities and any Seller Entities (to the extent such Funded Debt is an Assumed Liability), in each case as of immediately prior to Closing Effective Time.
“Closing Purchase Price” means (a) the Base Purchase Price, plus (b) the Estimated Closing Cash Amounts, plus (c) the Estimated Adjustment Amount (which may be a positive or negative number), minus (d) the Estimated Closing Funded Debt.
“Closing Working Capital” means the Working Capital as of immediately prior to the Closing Effective Time (it being agreed that Closing Working Capital shall include the Working Capital of the entire Business as of immediately prior to the Closing Effective Time (i.e., assuming that each Deferred Closing occurred at the Closing)). It is agreed, however, that any and all accounts payable of the Business in Brazil as of immediately prior to the Closing Effective Time shall be excluded from Working Capital and Closing Working Capital.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreement” means any Contract with any labor organization, works council, trade union or employee association covering Business Employees to which Seller or any of its Affiliates are a party.
“Contamination” means the emission, discharge or release of any Hazardous Material to, on, onto or into the environment.

“Contract” means any written or oral contract, lease, license, commitment, customer order, loan or credit agreement, indenture or agreement, other than a Permit.
“Covered Losses” means, subject to Section 9.7, losses, liabilities, claims, fines, deficiencies, damages, payments (including those arising out of any settlement or Judgment relating to any Proceeding), penalties and reasonable attorneys’ and accountants’ fees and disbursements; provided that in no event shall Covered Losses include any amounts in respect of Taxes for which indemnification may be sought pursuant to Section 6.1 or Section 6.2.
“Creditable Transaction VAT” means any Transaction VAT paid by Purchaser or any Purchaser Designee that would be creditable to or recoverable by Purchaser or any Purchaser Designee within the taxable year of the Closing Date (or, in the case of any Deferred Beneficiary, within the taxable year of the Deferred Closing), if Purchaser or such Purchaser Designee (or such Deferred Beneficiary) were personally eligible for such credit or recovery based on the provisions of the applicable VAT or similar Tax Law.
“Deferred Beneficiary” means Purchaser or its applicable Affiliate that will be entitled to the Net Economic Benefit of the relevant Deferred Assets or Deferred Liabilities during the applicable Deferred Period (provided that such Affiliate is set forth in a written notice delivered by Purchaser to Seller).
“Deferred Business” means a Deferred Retained Business or a Deferred Target Business, as applicable.
“Deferred Closing Effective Time” means, with respect to each Deferred Closing Country, 12:01 a.m., local time, on the applicable Deferred Closing Date.
“Deferred Period” means, with respect to each Deferred Business, the period from the Closing Effective Time until the applicable Deferred Closing or Deferred Retained Closing.
“Deferred Retained Beneficiary” means Seller or its applicable Affiliate that will be entitled to the Net Economic Benefit of the relevant Deferred Retained Assets or Deferred Retained Liabilities during the applicable Deferred Period (provided that such Affiliate is set forth in a written notice delivered by Seller to Purchaser).
“Deferred Retained Business” means the part of the Retained Seller Business in respect of which Deferred Retained Assets or Deferred Retained Liabilities are held by a Deferred Title Holder. For the avoidance of doubt, the Deferred Retained Business, as it exists as of immediately prior to the Closing, will remain a part of the Retained Seller Business during and after the applicable Deferred Period.
“Deferred Retained Closing Country” means the Philippines.
“Deferred Retained Settlement Amount” means, in respect of the Deferred Retained Business, the Net Economic Benefit of the Deferred Retained Business during the applicable Deferred Period.

“Deferred Retained Settlement Statement” means the statement setting out the determination of the applicable Deferred Retained Settlement Amount as agreed or determined in accordance with Section 2.17(j).
“Deferred Retained Title Holder” means Purchaser or one of more of its Affiliates that holds title to the relevant Deferred Retained Assets or Deferred Retained Liabilities during the applicable Deferred Period.
“Deferred Settlement Amount” means, in respect of a Deferred Target Business, the Net Economic Benefit of such Deferred Target Business during the applicable Deferred Period.
“Deferred Settlement Statement” means the statement setting out the determination of the applicable Deferred Settlement Amount as agreed or determined in accordance with Section  2.16(j).
“Deferred Target Business” means the part of the Business in respect of which Deferred Assets or Deferred Liabilities are held by a Deferred Title Holder.
“Deferred Title Holder” means Seller or one or more of its Affiliates that holds title to the relevant Deferred Assets or Deferred Liabilities during the applicable Deferred Period.
“Employment Transfer Date” means (a) with respect to Target Entity Employees, the Closing (provided that, as between Seller and Purchaser, such transfer shall have economic effect from the Closing Effective Time) or the applicable Deferred Closing Effective Time, and (b) with respect to Asset Employees who are Transferred Business Employees, except if earlier as required by operation of applicable Law, (i) the date on which an Active Employee’s employment with Seller and its Affiliates ends and the Active Employee becomes an employee of Purchaser or its Affiliates or (ii) for Inactive Employees, the later of (A) the date in clause (i), and (B) the date that such Inactive Employee is cleared to return to work as provided in Section 5.7(f) and commences active employment with Purchaser or its Affiliates. No provision of this Agreement shall be construed as precluding or prohibiting different Employment Transfer Dates with respect to Transferred Business Employees’ commencement of employment with Purchaser or its Affiliates.
“Environmental Laws” means, collectively, any and all Laws and Judgments relating to either Contamination or Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Rate” means the applicable U.S. Dollar to foreign currency last price reported by Bloomberg for the Business Day immediately prior to the relevant measurement date (provided, that, the exchange rate for U.S. Dollar to Venezuelan Bolivar shall be the DICOM rate as reported by Reuters at 5:00 p.m., Eastern time, on the Business Day immediately prior to the relevant measurement date). For example, if a currency conversion from U.S. Dollars to South Korean Won is being done on July 3, 2017, the Exchange Rate would be the U.S. Dollar to South Korean Won last price reported by Bloomberg on June 30, 2017.

“Excluded Employment Liabilities” means all Liabilities with respect to (i) Seller Benefit Plans, except as specifically assumed under Section 5.7, (ii) transfers of employment for Carveout Employees from a Target Entity to another entity of Seller or its Affiliates and (iii) transfers of employment by Seller or its Affiliates for In-Bound Employees to a Target Entity.
“Excluded Pension Liabilities” means any Liabilities with respect to (i) to the participation in the Darex GmbH DB Pension Plan (the “Darex GmbH DB Plan”) of former employees, retirees and / or dependents of such former employees of Darex GmbH or any legal predecessor thereto in connection with the spin-off of Liabilities and Assets pursuant to Section 5.7(g)(iii) (“Excluded German Pension Liabilities”); (ii) the spin-off of participants from the U.S. DB Plan (and associated Liabilities) pursuant to Section 5.7(g)(ii) (“Excluded U.S. DB Pension Liability”); and (iii) the apportionment of the U.K. DB Plan pursuant to Section 5.7(g)(i), the FAA and the Section 75 Debt and any Liabilities associated thereunder (the “Excluded UK DB Plan Liability”).
“FAA” means the flexible apportionment arrangement proposed to be entered into between, among others, the applicable U.K. Pension Entities and the U.K. Trustees on terms under which any applicable U.K. Pension Entity would have no liability to the U.K. DB Plan and substantially in a form in respect of which Seller will provide Purchaser the reasonable opportunity to review and consult with Seller, pursuant to which the U.K. Pension Entities will cease to participate in the U.K. DB Plan.
“Functional Transfer Employee” means any Target Entity Employee set forth on Section 1.1(a)(iv) of the Seller Disclosure Schedules (which Section shall be updated immediately prior to Closing and each Deferred Closing by Seller to reflect hiring and terminations of employment between the date hereof and the Closing or such Deferred Closing Effective Time, as applicable, subject to Section 5.2(b)(i) hereof), which shall indicate such Target Entity Employees that are “Tolling Employees” who will provide services under any Tolling Agreement.
“Funded Debt” means, of any Person and as of any time, the aggregate amount of the following, without duplication: (a) the outstanding principal amount of any indebtedness for borrowed money, whether interest bearing or not and whether secured or unsecured; (b) all indebtedness evidenced by bonds, debentures, mortgages, notes or similar instruments of indebtedness; (c) all capitalized lease obligations that are classified as a liability in accordance with GAAP, including lease-back obligations; (d) all obligations under letters of credit, surety bonds, banker’s acceptances, bank guarantees and similar instruments, in each case solely to the extent drawn; (e) all obligations in respect of any earn-out or other contingent payment relating to any acquisition or divestiture, or the deferred purchase price or rent of, any property goods or services (for the avoidance of doubt, trade payables arising in the ordinary course shall not constitute Funded Debt); (f) all obligations under derivative financial instruments and swaps, whether optional or committed, related to interest/interest rate hedging, foreign exchange hedging and raw material hedging, whether or not accrued (in each case valued at their termination value); (g) all recourse liabilities and other liabilities arising from any transactions related to the assignment of receivables of the Business for financing purposes to any third party, including all factoring agreements and similar agreements executed for the purpose of obtaining financing; (h) obligations in respect of accrued but unpaid dividends of any of the Purchased Entities; (i) the liabilities included in Seller’s ledger accounts specified on Section 1.1(c) of the Seller Disclosure Schedules and the fixed agreed-upon amount in respect of pension liabilities included in Section 1.1(c) of the Seller Disclosure Schedules; (j) prepayment penalties or other similar amounts payable in connection with the repayment of any indebtedness described in clauses (a) through (g) above in connection with the Closing; and (k) accrued but unpaid interest, capitalized interest and guarantees of any indebtedness described in clauses (a) through (g) above of any other Person and (l) all OPEB Liabilities.
“GAAP” means U.S. generally accepted accounting principles, consistently applied.
“GCP Name and GCP Marks” means the Marks of Seller or any of its Affiliates that contain the “GCP”, “GCP Applied Technologies Inc.”, “DARACEM®” and/or “DARASET®”, DCI®”, names, or any variations or derivatives thereof, either alone or in combination with other words.
“Governmental Entity” means any national, state, local, supranational or foreign government or any court of competent jurisdiction, administrative agency or commission or other national, state, local, supranational or foreign governmental authority or instrumentality.
“Hazardous Material” means any substance, pollutant, contaminant, material and waste that is classified in any applicable Environmental Law as “hazardous,” “toxic,” “dangerous,” a “pollutant,” a “contaminant” or words of similar meaning, including asbestos, asbestos-containing materials, polychlorinated biphenyls, petroleum or petroleum products, radioactive materials, radon gas and any known carcinogenic materials.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
“Inactive Employee” means each Asset Employee who is not an Active Employee at the Closing or Deferred Closing Effective Time, as applicable, but for whom Seller or its Affiliates may have an obligation to recall, rehire or otherwise return to employment under a contractual obligation or Law.
“In-Bound Employee” means each Business Employee who is employed by Seller or its Subsidiaries (other than a Target Entity) and whose employment is intended to be transferred to a Target Entity prior to the Closing or Deferred Closing Effective Time, as applicable, pursuant to Section 5.7(m).
“Indebtedness” means, with respect to any Person and as of any time, any of the following, without duplication: (a) all Funded Debt of such Person, (b) all letters of credit or performance bonds issued for the account of such Person, and (c) all guarantees and keepwell arrangements issued by such Person, in each case as of such time.

“Information Technology” means any tangible or digital computer systems (including computers, screens, servers, workstations, routers, hubs, switches, networks, data communications lines and hardware) and telecommunications systems.
“Intellectual Property” means (a) Patents, (b) Marks, (c) copyrightable works, copyrights, moral rights, mask work rights, database rights (other than third party software) and design rights, whether or not registered, and registrations and applications for registration thereof, and (d) Know-How and Trade Secrets.
“Interest Rate” means a rate per annum equal to the one (1)-month LIBOR (as published by the ICE Benchmark Administration, or, if not published thereby, in another authoritative source selected by Seller and Purchaser), on the date that the applicable payment was required to be paid (or if no quotation for the one (1)-month LIBOR is available for such date, on the next preceding date for which such quotation is available).
“International Benefit Plan” means each Benefit Plan sponsored, maintained or contributed to principally for the benefit of International Business Employees.
“International Business Employee” means each Business Employee primarily employed outside the United States.
“Judgment” means any judgment, injunction, order or decree of any Governmental Entity.
“Know-How and Trade Secrets” means processes, methods and techniques, designs, formulae, technical information, studies and test information, trade secrets, know-how, show-how, drawings, flowcharts, diagrams, blueprints, designs, design tools, simulation capability, research data and results, and manuals and technical information provided to employees, contractors, customers, suppliers, agents or licensees, and records, books or other indication of the foregoing.
“Knowledge” means (i) with respect to Seller, the actual knowledge of any Person listed in Section 1.1(d) of the Seller Disclosure Schedules, and (ii) with respect to Purchaser, the actual knowledge of any Person listed in Section 1.1(d) of the Purchaser Disclosure Schedules, in each case of clauses (i) and (ii), after reasonable due inquiry.
“Law” means any national, state, local, supranational or foreign law, statute, code, order, ordinance, rule, regulation or treaty (including any Tax treaty), in each case promulgated by a Governmental Entity.
“Lease” means any lease, sublease, license or other use or occupancy agreement pursuant to which any Seller Entity or Target Entity leases, subleases, licenses or otherwise uses or occupies any Transferred Leased Property.
“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations of any kind, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability).
“Lien” means any mortgage, lien, pledge, security interest, charge, easement, lease, sublease, covenant, right of way, claim, restriction or other encumbrance of any kind, other than restrictions on transfer arising under applicable securities Laws.
“Local Purchaser” has the meaning set forth in the applicable Foreign Acquisition Agreement.
“Marks” means any trademark, service mark, trade dress, trade name, business name, brand name, slogan, logo, Internet domain name, or other indicia of origin, whether or not registered, including all common law rights therein and all goodwill associated therewith, and registrations and applications for registrations thereof, and all reissues, extensions and renewals of any of the foregoing.
“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.
“Net Economic Benefit” shall mean, with respect to any Deferred Business, the amount of “net economic benefit” related to the operation of such Deferred Business during the Deferred Period, as calculated in accordance with Annex D attached hereto.
“OPEB Liabilities” means any other post-employment benefit liabilities classified as such, and as determined, in accordance with GAAP under FASB ASC 712 as of immediately prior to the Closing Effective Time, which includes but is not limited to jubilee benefits, seniority awards, FGTS penalty in Brazil and post-retirement medical and life benefits with respect to Business Employees.
“Organizational Documents” means, as applicable, the certificate of incorporation, bylaws or equivalent governing documents of a Person.
“Patents” means patents, patent applications, provisional applications and statutory invention registrations, including reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof.
“Permits” means permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Entity.
“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that (i) are not yet due or payable or (ii) are being contested in good faith by appropriate Proceedings, that may thereafter be paid without penalty or interest and for which an adequate reserve has been established and reflected in the Business Financial Information; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law and on a basis consistent with past practice or in the ordinary course of business; (c) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (d) with respect to real property, (i) defects or imperfections of title; (ii) easements, declarations, covenants, rights-of-way, restrictions and other charges, instruments or encumbrances affecting title to real estate; (iii) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions; and (iv) Liens not created by Seller or any of its Subsidiaries that affect the underlying fee interest of any Transferred Leased Property, including master leases or ground leases and any set of facts that an accurate up-to-date survey would show; provided, however, that (with respect to this clause (d) only) any such item does not materially impair the value of the property to which such matter relates, materially interfere with the ordinary conduct of the Business or materially impair the continued use and operation of such Real Property for the purpose for which it is currently used; (e) Liens securing any obligations outstanding pursuant to or in connection with the Seller Credit Agreement (provided that any such Liens to the extent related to the Purchased Assets (including Target Entities) will be fully released substantially contemporaneously with the Closing); and (f) Liens deemed to be created by any of the Transaction Documents.
“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.
“Post-Closing Agreements” means the Transition Services Agreement, the Tolling Agreement, the Supply Agreement, the Equipment Lease, the Trademark License Agreement, and the leases and subleases contemplated by the Real Estate Steps Plan.
“Post-Closing Period” means any taxable period beginning after the Closing Effective Time, and, in the case of any Straddle Period, the portion of such period beginning after the Closing Effective Time.
“Pre-Closing Period” means any taxable period ending on or prior to the Closing Effective Time and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Effective Time.
“Pre-Closing Restructuring” means the internal restructuring of Seller and its Subsidiaries described in the Pre-Closing Restructuring Plan.
“Pre-Closing Restructuring Plan” means the transactions and related elections to be undertaken or effected by Seller and its Affiliates to implement the Pre-Closing Restructuring set forth as Annex A hereto; provided that the Pre-Closing Restructuring Plan may be amended or modified by Seller if such amendment or modification would not have an adverse Tax or other adverse monetary impact (taking into account indemnification obligations pursuant to this Agreement) on Purchaser or any of its Affiliates relative to the relevant transactions or related elections in the then current Pre-Closing Restructuring Plan; provided, further that Purchaser may propose changes to the Pre-Closing Restructuring Plan and Seller shall consider such changes in good faith if such changes do not have an adverse Tax or other adverse monetary impact on Seller or any of its Affiliates. For the avoidance of doubt, no transaction, transfer, assignment or assumption with, to or by Purchaser or any Purchaser Designee will be deemed to be part of the Pre-Closing Restructuring Plan or the Pre-Closing Restructuring.

“Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings by or before any Governmental Entity.
“Purchaser Designee” means the Affiliates of Purchaser listed on Section 1.1(b) of the Purchaser Disclosure Schedules that shall acquire the Purchased Assets (including Purchased Entity Shares) and/or assume the Assumed Liabilities in the applicable jurisdiction specified on Section 1.1(b) of the Purchaser Disclosure Schedules; provided that Purchaser may designate by written notice to Seller at least ten (10) Business Days prior to the anticipated Closing Date an alternate Affiliate or Affiliates of Purchaser in any jurisdiction if such alternate Affiliate(s) would not have an adverse Tax impact on the Seller Entities relative to the entity listed on Section 1.1(b) of the Purchaser Disclosure Schedules in the applicable jurisdiction.
“Purchaser Disclosure Schedules” means those certain Purchaser Disclosure Schedules dated as of June 30, 2017, and attached to, this Agreement, provided by Purchaser to Seller.
“Purchaser Fundamental Representations” means those representations and warranties of Purchaser set forth in Section 4.1, Section 4.2 and Section 4.6.
“Real Estate Steps Plan” means the transactions, leases, subleases, steps and other transactions described in Annex B hereto. Seller and Purchaser may amend or modify Annex B hereto by mutual written agreement.
“Regulatory Approvals” means all Approvals from antitrust and other Governmental Entities applicable to the Transaction and the other transactions contemplated by this Agreement pursuant to any applicable Law, including the Antitrust Laws.
“Representatives” of a Person means any officer, director or employee of such Person or any investment banker, attorney, accountant or other advisor or representative of such Person.
“Retained Seller Business” means all of the activities or businesses, other than the Business, conducted or engaged in by Seller or its Affiliates (including any of the Seller Entities or any of the Target Entities and their respective predecessors in interest) prior to the Closing, including developing, researching, manufacturing, marketing, distributing, selling and supplying concrete admixtures, polymer fibers, in transit monitoring systems, cement additives and various other building materials (including waterproofing membranes, roofing underlayments, polymeric grouts, air and vapor barriers, cementitious grouts and passive fire protection materials).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (ii) the European Union or Her Majesty’s Treasury of the United Kingdom, or (iii) any other Governmental Entities in any jurisdiction applicable to the Business.
“Section 75 Debt” means the debt payable by a U.K. Pension Entity to the U.K. Trustees in respect of the U.K. DB Plan under Section 75 or Section 75A of the UK Pensions Act 1995, as amended, and any regulations made thereunder.

“Seller Benefit Plan” means any Benefit Plan other than a Transferred Benefit Plan, and including, for the avoidance of doubt and without limitation, the U.K. DB Plan.
“Seller Credit Agreement” means that certain Credit Agreement, dated as of February 3, 2016, by and among Seller, Deutsche Bank AG New York Branch, as administrative agent, and the other parties party thereto, as may be amended, restated, supplemented or otherwise modified from time to time.
“Seller Disclosure Schedules” means those certain Seller Disclosure Schedules dated as of June 30, 2017, and attached to, this Agreement, provided by Seller to Purchaser.
“Seller Entities” means Seller and each of its Affiliates that transfer Purchased Assets (including Purchased Entity Shares) and/or Assumed Liabilities to Purchaser or a Purchaser Designee pursuant to this Agreement (x) listed on Section 1.1(e) of the Seller Disclosure Schedules or (y) otherwise formed in accordance with the Pre-Closing Restructuring for the purpose of consummating the Transaction, excluding, in each case, the Purchased Entities.
“Seller Fundamental Representations” means those representations and warranties of Seller set forth in Section 3.1, Section 3.2, Section 3.3 and Section 3.19.
“Seller Licensed Marks” means the “DAREX” and/or “DAREX AEA” Marks.
“Seller Taxes” means (a)(i) Taxes imposed on or with respect to the Target Entities (or any predecessors thereof), the Purchased Assets, the Assumed Liabilities or the Business for any Pre-Closing Period (as determined, with respect to any Pre-Closing Period within a Straddle Period, in accordance with Section 6.3) (for the avoidance of doubt, other than income Taxes imposed on GCP Applied Technologies (Philippines) Inc. on or with respect to the operation of or use of any Deferred Retained Business, any Deferred Retained Assets, or any Deferred Retained Liabilities for the applicable Deferred Period), and (ii) Taxes imposed on or with respect to GCP Tecnologías Venezuela, S.A. (or any predecessors thereof) in respect of the Retained Seller Business, the Excluded Assets or the Retained Liabilities for the applicable Deferred Period, other than, in each case, non-income Taxes to the extent included in the calculation of Closing Working Capital; (b) Taxes of Seller and the Seller Entities (including, for the avoidance of doubt, any Seller Entities that are Deferred Title Holders) for any taxable period, other than non-income Taxes with respect to the Purchased Assets, the Assumed Liabilities or the Business to the extent included in the calculation of Closing Working Capital; (c) Transfer Taxes (other than Transfer Taxes for which Purchaser is expressly responsible in accordance with Section 6.12); (d) any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person (whether such Liability is joint and several or secondary) (I) by reason of being included in any fiscal unity or consolidated, affiliated, combined or unitary group at any time on or before the Closing Effective Time, pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of Law in any jurisdiction, (II) as a transferee or successor or (III) pursuant to any Tax allocation, Tax indemnity or Tax sharing agreement (other than (x) any such agreement solely among Target Entities and (y) any Tax allocation, indemnity or sharing provision in agreements entered into in the ordinary course of business and not primarily concerning Taxes); (e) Taxes for any period imposed on the transactions undertaken pursuant to the Pre-Closing Restructuring; (f) Taxes to the extent arising out of or relating to the Retained Seller Business, the Excluded Assets or the Retained Liabilities, other than Taxes of GCP Applied Technologies (Philippines), Inc. described in the parenthetical in clause (a)(i) above; and (g) Taxes for any Post-Closing Period incurred as a result of a violation of any holding period or similar restriction applicable to any Target Entity, which holding period or restriction was imposed as a result of such Target Entity having been a party to a tax-free reorganization within the past five (5) years.
“Senior Management of the Business” means the Business Employees who report directly to the President of the Business, which individuals are listed on Section 1.1(f) of the Seller Disclosure Schedules.
“Software” means (a) computer programs, including software implementation of algorithms, models and methodologies, whether in source code, object code, firmware or other form, and (b) databases and compilations.
“Straddle Period” means any taxable period that begins on or before the Closing Effective Time and ends after the Closing Effective Time.
“Subsidiary” means with respect to any Person, any corporation, limited liability company or other entity whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first Person is a general partner or managing member. For purposes of this Agreement, from and after the Closing, no Target Entity shall be deemed to be a Subsidiary of Seller or any other Seller Entity.
“Tangible Personal Property” means machinery, equipment, hardware, furniture, fixtures, tools, Information Technology and all other tangible personal property, it being understood that Tangible Personable Property shall not include any Intellectual Property.
“Target Entities” means the Purchased Entities and all Subsidiaries thereof (including, for the avoidance of doubt, CJSC Grace KRIZ (Russia)) as of the Closing following the completion of the Pre-Closing Restructuring.
“Target Entity Employee” means any employee of Seller or its Subsidiaries who is employed by a Target Entity immediately prior to the Closing or Deferred Closing Effective Time, as applicable, and who is not a Carveout Employee.
“Target Entity Shares” means fifty-one percent (51%) of the equity interests in CJSC Grace KRIZ (Russia) and one hundred percent (100%) of the equity interests in any other Target Entity, except as forth in Section 3.2 of the Seller Disclosure Schedules.
“Target Working Capital” means $50,000,000.
“Tax” means any federal, state, local or foreign income, estimated, sales, use, ad valorem, receipts, value added, goods and services, profits, license, withholding, payroll, employment,

unemployment, excise, premium, real property, personal property, net worth, capital gains, transfer, stamp, documentary, severance, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, social security, disability, registration, environmental, alternative or add-on minimum tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.
“Tax Claim” means any claim with respect to Taxes made by any Taxing Authority that, if pursued successfully, would reasonably be expected to serve as the basis for a claim for indemnification under Article VI.
“Tax Item” means any item of income, gain, loss deduction, credit, recapture of credit or any other item that increases or decreases Taxes paid or payable, including an adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) resulting from a change in accounting method.
“Tax Proceeding” means any audit, examination, review, inquiry, investigation, contest, litigation or other Proceeding with or against any Taxing Authority.
“Tax Records” means Tax Returns and other books and records that are related to Taxes.
“Tax Return” means any return, declaration, report, claim for refund, election or information return or statement filed or required to be filed with any Taxing Authority relating to Taxes, including any amendment thereof or attachments thereto.
“Tax Sharing Agreement” means the Tax Sharing Agreement by and among W.R. Grace & Co., W.R. Grace & Co.-Conn. and Seller, dated as of January 27, 2016.
“Taxing Authority” means any Governmental Entity responsible for the administration or the imposition of any Tax.
“Territory” has the meaning set forth in the applicable Foreign Acquisition Agreement.
“Transaction Documents” means this Agreement, the Tolling Agreement, the Transition Services Agreement, the Supply Agreement, the Equipment Lease, the Assignment Agreement and Bill of Sale, the Foreign Acquisition Agreements, the Foreign Closing Documents, the Warranty Deeds and the leases, lease assignments and subleases to be entered into in accordance with the Real Estate Steps Plan.
“Transaction VAT” means any VAT payable in connection with the transfer of the Business and the Purchased Assets to Purchaser or the applicable Purchaser Designee under this Agreement.
“Transfer Regulations” means any Law pursuant to which (a) the employment of any Business Employee or In-Bound Employee will transfer to Purchaser or its Affiliates (including Target Entities), (b) the employment of any Carveout Employee will transfer to Seller or its Affiliates, as applicable, in connection with the transactions contemplated hereby, including Directive 77/187/EC as amended by Council Directive 98/50 EEC and consolidated in Council

Directive 2001/23/EEC of the European Parliament and Council and any local Laws adopted pursuant thereto and/or (c) any obligations or standards arising under any applicable Law, which provides for specified terms and conditions of employment any Business Employee.
“Transferred Benefit Plan” means (a) any Benefit Plan solely sponsored, maintained or contributed to by, or for, any Target Entity (other than, for the avoidance of doubt, the U.K. DB Plan and any Liabilities associated with the Darex GmbH DB Plan, in each case, that are retained by Seller or any of its Affiliates pursuant to Section 5.7(g)(i) and (iii), as applicable) and (b) any other Benefit Plan identified as a Transferred Benefit Plan on Section 3.16(b) of the Seller Disclosure Schedules (and for the avoidance of doubt, the reference to any such Benefit Plan may only include a spin-off from a Seller Benefit Plan effectuated prior to the Closing or Deferred Closing Effective Time, as applicable, as necessary to ensure that only those Liabilities associated with the applicable Transferred Benefit Plan shall be assumed by Purchaser or its Affiliates (including any applicable Target Entity)).
“Transferred Tax Records” means the Tax Records in the possession of Seller or any of its Affiliates that are either (i) exclusively related to Target Entities, the Purchased Assets, the Assumed Liabilities or the Business or (ii) related to any Target Entity that was the parent of or was otherwise primarily liable for the Taxes of the fiscal unity or consolidated, affiliated, combined or unitary group to which such Tax Records relate, provided that Tax Records shall be considered to be exclusively related to the Target Entities, the Purchased Assets, the Assumed Liabilities or the Business notwithstanding the fact that such Tax Records include results from the disposition of Excluded Assets or Retained Liabilities.
“U.K. DB Plan” means The Grace UK Pension Plan, governed by a definitive trust deed and rules dated April 4, 2011, as amended from time to time.
“U.K. Pension Entity” means any Target Entity which participated, has participated in or sponsors the U.K. DB Plan.
“U.K. Trustees” means the trustees of the U. K. DB Plan.
“U.S. Business Employee” means each Business Employee primarily employed in the United States.
“U.S. DB Plan” means the Retirement Plan of GCP Applied Technologies Inc. Chemical Group (Chicago Dewey Almy 51st Street Plant), effective January 1, 2016.
“VAT” means (a) any Tax payable in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and (b) any other Tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such Tax referred to in clause (a), or imposed elsewhere.
“Working Capital” means, as of any time, the aggregate consolidated net working capital of the Business, including the Target Entities, Purchased Assets and Assumed Liabilities, as of such time, calculated by subtracting (a) the sum of the amounts as of such time for the current liability line items and the general ledger accounts shown on the Sample Closing Statement for the Business, from (b) the sum of the amounts as of such time for the current asset line items and general ledger accounts shown on the Sample Closing Statement for the Business, in each case determined in accordance with the Working Capital Accounting Principles; provided, however, that in no event shall Working Capital include (i) any amount included within the definition of Cash Amounts or Funded Debt and all such amounts shall be adjusted, if necessary, to exclude all amounts to the extent related to any Excluded Assets or Retained Liabilities, or (ii) any asset or liability (current or deferred) in respect of income Taxes and any deferred asset or liability in respect of non-income Taxes. For the avoidance of doubt, Working Capital shall include assets and Liabilities for current non-income Taxes for Pre-Closing Periods imposed on or with respect to the Target Entities (or any predecessors thereof), the Purchased Assets or the Assumed Liabilities.
Section 1.2    Other Defined Terms. In addition, the following terms shall have the meanings ascribed to them in the corresponding section of this Agreement:

Term	Section

338 Election	6.10(a)
Accrued PTO	5.7(e)
Agreement	Preamble
Allocation	2.1
Allocation Schedule	2.1
Antitrust Laws	3.4
Apportionment	5.7(g)(i)
Approvals	2.11(a)
Assignment Agreement and Bill of Sale	2.8(a)(v)
Assumed Liabilities	2.6
Base Purchase Price	2.2
Beneficial Shares	2.1
Business Balance Sheet	3.6(a)
Business Employee Census	3.16(a)
Business Financial Information	3.6(a)
Business Intellectual Property	2.4(d)
Business Permits	3.13(b)
Cap	9.2(b)(ii)
Chicago Facility	2.7(b)
Chosen Court	10.7
Closing	2.3
Closing Date	2.3
Closing Statement	2.9(b)
Combined Tax Return	6.4(a)
Competing Business	5.13(b)
Confidentiality Agreement	5.3
Consultation Processes	5.7(l)

Continuation Period	5.7(b)(i)
Covered Person	5.13(a)
De Minimis Amount	9.2(b)(i)
Deductible	9.2(b)(i)
Deferred Asset Closing Countries	2.16(a)
Deferred Assets	2.16(a)
Deferred Closing	2.16(b)
Deferred Closing Conditions	2.16(b)
Deferred Closing Country Amount	2.16(i)
Deferred Closing Country Closing Working Capital	2.9(c)
Deferred Closing Date	2.16(b)
Deferred Income Tax Liabilities	6.5(b)
Deferred Liabilities	2.16(a)
Deferred Retained Assets	2.17(a)
Deferred Retained Closing	2.17(b)
Deferred Retained Closing Conditions	2.17(b)
Deferred Retained Closing Date	2.17(b)
Deferred Retained Liabilities	2.17(a)
Determination	2.10(e)
Dispute Notice	2.9(d)
Dispute Resolution Period	2.9(d)
Draft Deferred Retained Settlement Statement	2.17(j)
Draft Deferred Settlement Statement	2.16(j)
Equipment Lease	2.8(a)(x)
Estimated Adjustment Amount	2.9(b)
Estimated Closing Cash Amounts	2.9(b)
Estimated Closing Funded Debt	2.9(b)
Excluded Assets	2.5
Final Purchase Price	2.9(f)
Foreign Acquisition Agreements	2.12
Foreign Closing Documents	2.8(a)(vii)
GCP Tecnologías Venezuela, S.A. Tax Return	6.4(a)
Guarantees	5.8
Indemnified Party	9.4(a)
Indemnifying Party	9.4(a)
Independent Accounting Firm	2.9(d)
Initial Deferred Retained Settlement Amount	2.17(h)
Initial Deferred Settlement Amount	2.16(h)
Intercompany Arrangements	5.6
Interim Allocation	2.1
International Asset Employee	5.7(d)(i)
Inventory	2.4(i)
IP Assignment	2.8(a)(xi)

Material Contracts	3.12(a)
Material Employee	3.16(i)
Non-Regulatory Approvals	2.11(b)
Non-Settling Party	2.10(e)
Original Agreement	Preamble
Original Execution Date	Preamble
Outside Date	8.1(d)
Owned Real Property	2.4(c)
Parties	Preamble
Party	Preamble
Post-Closing Statement	2.9(c)
Pre-Closing Seller Tax Return	6.4(a)
Pre-Closing WC Claims	5.10(b)
Proposed Allocation Settlement Notice	2.10(e)
Purchase Price	2.2
Purchased Assets	2.4
Purchased Entities	2.4(a)
Purchased Entity Shares	2.4(a)
Purchaser	Preamble
Purchaser 401(k) Plan	Section 5.7(b)(iii)
Purchaser FSA Plan	Section 5.7(b)(iv)
Purchaser Indemnified Parties	9.2(a)
Purchaser Material Adverse Effect	4.1
Purchaser Operational Instructions	2.16(e)
Purchaser Tax Indemnified Parties	6.1
Purchaser’s Allocation Notice	2.1
Qualifying O.U.S. Offer	5.7(d)(i)
Qualifying Offer	5.7(d)(i)
Qualifying U.S. Offer	5.7(b)(i)
Real Property	2.4(c)
Registered Business Intellectual Property	3.10(a)
Restricted Period	5.13(b)
Retained Claims	2.5(k)
Retained Liabilities	2.7
Sample Closing Statement	2.9(a)
Securities Act	4.7
Seller	Preamble
Seller 401(k) Plans	Section 5.7(b)(iii)
Seller FSA Plan	Section 5.7(b)(iv)
Seller Indemnified Parties	9.3(a)
Seller Operational Instructions	2.17(e)
Seller Tax Indemnified Parties	6.2
Seller’s Allocation	2.1

Settling Party	2.10(e)
Shared Contract	2.11(c)
Significant Customer	3.18(a)
Significant Supplier	3.18(d)
Specified Business Contracts	2.4(b)
Specified Tax Proceeding	6.6(a)
Straddle Period Combined Tax Return	6.4(b)
Straddle Period Purchaser Tax Return	6.4(b)
Supply Agreement	2.8(a)(ix)
Termination Liabilities	5.7(d)(i)
Third Party Claim	9.4(a)
Tolling Agreement	2.8(a)(iii)
Trademark License Agreement	2.8(a)(viii)
Transaction	Recitals
Transfer Taxes	6.12(a)
Transferred Business Employees	5.7(a)
Transferred Business Independent Contractor Agreements	2.4(p)
Transferred FSA Balances	Section 5.7(b)(iv)
Transferred Leased Property	2.4(c)
Transferred Permits	2.4(k)
Transferred U.S. Business Employee	5.7(b)(i)
Transition Services Agreement	2.8(a)(iv)
TSA Counterparty	6.6(a)
Warranty Deed	2.8(b)(viii)
Workers Compensation Policies	5.10(b)
Working Capital Accounting Principles	2.9(a)
ARTICLE II
PURCHASE AND SALE; CLOSING; DEFERRED CLOSINGS
Section 2.1    Purchase and Sale. Subject to the terms and conditions of this Agreement, except as provided in Section 2.16, at the Closing, Seller shall, and shall cause the other Seller Entities to, sell, assign, transfer and convey to Purchaser or the applicable Purchaser Designee, and Purchaser shall, or shall cause the applicable Purchaser Designee to, purchase and acquire from Seller and the other Seller Entities, all of Seller’s and the other Seller Entities’ right, title and interest in and to the Purchased Assets.
Section 2.2    Purchase Price. In consideration for the Purchased Assets and the other obligations of Seller pursuant to this Agreement, at the Closing, Purchaser shall (i) pay to Seller an aggregate of One Billion Fifty Million Dollars ($1,050,000,000) in cash (the “Base Purchase Price”), as adjusted in accordance with Section 2.9 (the Base Purchase Price, as so adjusted, the “Purchase Price”); and (ii) assume the Assumed Liabilities. To the extent that a portion of the Purchase Price represents amounts payable in respect of a Foreign Acquisition Agreement, such portion of the Purchase Price shall, for purposes of the local Laws of the Territory and unless otherwise specified in the applicable Foreign Acquisition Agreement, be treated as having been paid by Purchaser on behalf of such Local Purchaser. Notwithstanding the foregoing, Purchaser shall cause its applicable Purchaser Designee to pay to the applicable Seller Entity the portion of the Base Purchase Price applicable to the countries identified on Section 2.2 of the Seller Disclosure Schedules in the applicable local currency with respect to such countries (as such amount shall be determined by converting the applicable U.S. dollar amount to the applicable local currency at the Exchange Rate).
Section 2.3    Closing Date; Closing Effective Time. Except as provided in Section 2.16, the closing of the Transaction (the “Closing”) shall take place at 9:00 a.m., New York City time, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, on the fifth (5th) Business Day following the date on which the last of the conditions set forth in Article VII (other than those conditions that are to be satisfied by action taken at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied (or, to the extent permitted, waived by the Party entitled to the benefits thereof); or at such other place, time and date as may be agreed between Seller and Purchaser in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” For accounting and other economic purposes (e.g., purchase price adjustments, allocation of liabilities and benefits, determination of assets, etc.), the Closing will be deemed effective as of the Closing Effective Time.
Section 2.4    Purchased Assets. Subject to the terms and conditions of this Agreement and except as provided in Section 2.16, at the Closing, Seller shall, and shall cause the other Seller Entities to, sell, assign, transfer and convey to Purchaser or the applicable Purchaser Designee, and Purchaser shall, or shall cause the applicable Purchaser Designee to, purchase, acquire and accept from the Seller Entities, all of the Seller Entities’ right, title and interest as of the Closing in the following (the “Purchased Assets”):
(a)    One hundred percent (100%) of the equity interests (except as forth in Section 3.2 of the Seller Disclosure Schedules) (the “Purchased Entity Shares”) in each of the entities listed on Section 2.4(a) of the Seller Disclosure Schedules (each, a “Purchased Entity,” and, collectively, the “Purchased Entities”);
(b)    (i) Each Contract set forth on Section 2.4(b) of the Seller Disclosure Schedules; and (ii) subject to Section 2.11(e), any other Contract with a customer, distributor, servicer or supplier of the Business or other third party (for the avoidance of doubt who is not Seller, an Affiliate of Seller or any Representative of Seller or any of its Affiliates) executed prior to the Closing or the applicable Deferred Closing Effective Time, as applicable, in each case if such Contract is exclusively or primarily related to, or exclusively or primarily used in, the Business (other than in the case of this clause (ii), any Intercompany Arrangements and leases) (collectively, such Contracts or portion of such Contracts, as the case may be, the “Specified Business Contracts”);
(c)    (i) The owned real property listed in Section 2.4(c)(i) of the Seller Disclosure Schedules (the “Owned Real Property”), together with all improvements, fixtures and all appurtenances thereto and rights in respect thereof, in each case, subject to the Real Estate Steps Plan, and (ii) the leases governing the leased real property listed in Section 2.4(c)(ii) of the Seller Disclosure Schedules (such leased real property, the “Transferred Leased Property” and, together with the Owned Real Property, the “Real Property”);
(d)    The Intellectual Property primarily related to, or primarily used in, the Business, including such Intellectual Property listed in Section 2.4(d) of the Seller Disclosure Schedules (collectively, the “Business Intellectual Property”);
(e)    All Tangible Personal Property owned, leased or licensed by Seller and its Subsidiaries, and primarily related to, or primarily used in, the Business;
(f)    Any and all trade receivables and other accounts receivable of the Business as of immediately prior to the Closing Effective Time (or, solely with respect to the applicable Deferred Target Business, the applicable Deferred Closing Effective Time), or arising out of the Specified Business Contracts;
(g)    Any and all rights to any prepaid expenses prepaid by the Business and security deposits (i) primarily related to, or primarily used in, the Business as of immediately prior to the Closing Effective Time or the applicable Deferred Closing Effective Time, as applicable, or (ii) to the extent related to or arising out of the Specified Business Contracts;
(h)    Any and all bank accounts solely in the name and for the benefit of Target Entities;
(i)    Any and all raw materials, work-in-process, finished goods, supplies and other inventories used, or held for use, by the Business, including any such raw materials, work-in-process, finished goods, supplies and other inventories being held by (i) customers of the Business pursuant to consignment arrangements, (ii) suppliers of the Business under tolling arrangements, or (iii) treated as current assets in the calculation of Working Capital (collectively, the “Inventory”);
(j)    Any and all goodwill to the extent related to, or to the extent associated with, the Business;
(k)    Any and all Business Permits primarily related to, or primarily used in, the Business (collectively, the “Transferred Permits”);
(l)    Any and all claims, causes of action, defenses and rights of offset or counterclaim, or settlement agreements (in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or noncontingent) at any time arising out of or related to the Business, Purchased Assets or Assumed Liabilities (including (i) all rights and claims under any and all warranties extended by suppliers, vendors, contractors, manufacturers and licensors in favor of Seller, a Target Entity or any of their respective Affiliates in relation to any of the Purchased Assets or the Business and (ii) the right to sue and recover damages for past, present or future infringement or other violation of any Business Intellectual Property), and the right to retain all proceeds and monies therefrom, other than any Retained Claim;
(m)    Any and all documents, instruments, papers, books, records, books of account, files and data (including customer and supplier lists, and repair and performance records), catalogs, brochures, sales literature, promotional materials, certificates and other documents (in each case, other than Tax Records) to the extent (x) exclusively related to the Target Entities, the Purchased Assets, the Assumed Liabilities or the Business and in the possession of Seller or any of its Affiliates or (y) primarily related to the Business and in the possession of Seller or any of its Affiliates, other than, with respect to clause (y), (i) personnel and employment records for employees and former employees who are not Transferred Business Employees, and (ii) any books, records or other materials that may be located in a facility of the Business (including the Transferred Leased Property and the Owned Real Property) to the extent not related to the Business (it being acknowledged that Seller may remove such books, records and other materials from such locations prior to Closing); provided that, with respect to any such books, records or other materials that are Purchased Assets pursuant to this clause (m), the Seller Entities shall be permitted to keep (A) copies of such books, records or other materials to the extent required to demonstrate compliance with applicable Law or pursuant to bona fide internal compliance procedures, (B) copies of such books, records or other materials related to any Excluded Assets and (C) such books, records or other materials in the form of so-called “back-up” electronic tapes in the ordinary course of business;
(n)    All Transferred Tax Records; provided that, with respect to any such Transferred Tax Records that are Purchased Assets pursuant to this clause (n), the Seller Entities shall be permitted to keep (A) copies of such books, records or other materials to the extent required to demonstrate compliance with applicable Law or pursuant to bona fide internal compliance procedures, (B) copies of such books, records or other materials related to any Excluded Assets and (C) such books, records or other materials in the form of so-called “back-up” electronic tapes in the ordinary course of business;
(o)    All Transferred Benefit Plans and any and all assets, trust agreements or any other funding and administrative Contracts related to the Transferred Benefit Plans;
(p)    All Contracts with any Business Independent Contractors, including any Contract with Business Independent Contractors that contains non-competition, non-solicitation, confidential information, intellectual property assignment or any other similar restricted covenants, to the extent permitted to be assigned to or assumed by Purchaser or its Affiliates in accordance with applicable Law (collectively, the “Transferred Business Independent Contractor Agreements”);
(q)    Any other Contract with any Transferred Business Employee executed prior to the Closing or the applicable Deferred Closing Effective Time, as applicable, that is limited to any non-competition, non-solicitation, confidential information, intellectual property assignment or any other similar restricted covenants, to the extent permitted to be assigned or assumed by Purchaser or its Affiliates in accordance with applicable Law and the terms of such Contract;
(r)    Any and all insurance policies held solely in the name of the Target Entities to the extent related to the Business and all rights of the Target Entities thereunder; and
(s)    All other assets, rights and claims that are exclusively or primarily used, or held exclusively or primarily for use, in the operation of the Business, other than any asset of the type or character described in Section 2.4(a) through Section 2.4(r).
The Parties acknowledge and agree that a single asset may fall within more than one of clauses (a) through (s) in this Section 2.4; such fact does not imply that (i) such asset shall be transferred more than once or (ii) any duplication of such asset is required.
Section 2.5    Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, Purchaser expressly understands and agrees that the following assets and properties of any of the Seller Entities and/or the Target Entities (the “Excluded Assets”) shall be retained by the Seller Entities and their Affiliates (other than the Target Entities), and shall be excluded from the Purchased Assets:
(a)    Except as expressly set forth in Section 5.7, all Seller Benefit Plans and any and all assets, trust agreements or any other funding and administrative Contracts related to the Seller Benefit Plans;
(b)    Any and all Intellectual Property, other than the Business Intellectual Property;
(c)    Any and all Contracts, other than the Specified Business Contracts (excluding, for the avoidance of doubt, the portions of any Specified Business Contracts that do not relate to the Business), the funding Contracts described in Section 2.4(o), the Transferred Business Independent Contractor Agreements and the leases governing the Transferred Leased Property;
(d)    Except as included in Section 2.4(c), any and all owned and leased real property and other interests in real property;
(e)    Any and all refunds or credits of or against Seller Taxes;
(f)    Tax Records for Taxes paid or payable by Seller, the Seller Entities or any of their respective Affiliates (except for Transferred Tax Records);
(g)    Except as included in Section 2.4(m) or Section 2.4(n), all documents, instruments, papers, books, records, books of account, files and data (including customer and supplier lists, and repair and performance records), catalogs, brochures, sales literature, promotional materials, certificates and other documents;

(h)    Any and all Cash Amounts (other than any Cash Amounts of the Target Entities as of immediately prior to the Closing Effective Time);
(i)    Except as included in Section 2.4(q), any and all insurance policies and binders and interests in insurance pools and programs and self-insurance arrangements whether or not related to the Business, for all periods before, through and after the Closing Effective Time, including any and all refunds and credits due or to become due thereunder and any and all claims, rights to make claims and rights to proceeds on any such insurance policies for all periods before, through and after the Closing Effective Time;
(j)    Any and all Business Permits, other than the Transferred Permits;
(k)    Any and all claims, causes of action, defenses and rights of offset or counterclaim, or settlement agreements (in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent) at any time arising out of or related to the Excluded Assets or Retained Liabilities or to the extent related to the Retained Seller Business (including all rights and claims under any and all warranties extended by suppliers, vendors, contractors, manufacturers and licensors in favor of Seller, a Target Entity or any of their respective Affiliates in relation to any of the Excluded Assets or otherwise to the extent related to the Retained Seller Business), and the right to retain all proceeds and monies therefrom (collectively, the “Retained Claims”); and
(l)    Any and all assets, business lines, properties, rights and claims of the Seller Entities or any of their Affiliates (including the Target Entities) that do not constitute Purchased Assets.
The Parties acknowledge and agree that neither Purchaser nor any of its Subsidiaries will acquire or be permitted to retain any direct or indirect right, title and interest in any Excluded Assets, and the Excluded Assets shall be transferred out of the Target Entities to Seller or its Subsidiaries (other than the Target Entities) prior to, on or after the Closing (except as may be otherwise expressly provided in (a) the Tolling Agreement with respect to sub-surface Equipment (as defined in the Tolling Agreement) and (b) Section 2.16).
Section 2.6    Assumed Liabilities. Subject to the terms and conditions of this Agreement (including Section 2.16 with respect to the Deferred Liabilities), at the Closing (but with effect from the Closing Effective Time), Purchaser shall, or shall cause the applicable Purchaser Designee to, assume and discharge and perform when due all of the following Liabilities (the “Assumed Liabilities”):
(a)    Any and all Liabilities relating to or arising out of the Specified Business Contracts, including any Funded Debt included as part of any such Specified Business Contracts;

(b)    Any and all Liabilities arising out of or relating to in any way (i) to the environment or natural resources, human health and safety or Hazardous Materials relating to or arising out of the Purchased Assets or the Business, and (ii) any past, current or future businesses, operations, products or properties of or associated with the Purchased Assets, the Assumed Liabilities or the Business (including any businesses, operations, products or properties for which a former, current or future owner or operator of the Purchased Assets, the Assumed Liabilities or the Business may be alleged to be responsible as a matter of Law, Contract or otherwise), other than as set forth in Section 2.7(h);
(c)    Any and all Liabilities with respect to any return, repair, warranty or similar Liabilities relating to products and services of the Business that were designed, manufactured or sold on, or prior to or after the Closing Date or that were held in the Inventory as of the Closing Effective Time or as of the Closing;
(d)    Any and all Liabilities for Taxes imposed with respect to, arising out of or relating to the Purchased Assets, the Assumed Liabilities or the Business for a Post-Closing Period;
(e)    Any and all Liabilities in respect of Transferred Business Employees and Business Independent Contractors, whether accruing before, on or after the Closing Date, but excluding any Excluded Employment Liabilities or any Excluded Pension Liabilities;
(f)    Any and all Indebtedness of the Target Entities;
(g)    Any and all Liabilities relating to or arising out of the Transferred Benefit Plans; and
(h)    Any and all other Liabilities relating to or arising out of the Purchased Assets or the Business, whether accruing before, on or after the Closing Date, whether known or unknown, fixed or contingent, asserted or unasserted, in each case other than Retained Liabilities.
The Parties acknowledge and agree that a single Liability may fall within more than one of clauses (a) through (h) in this Section 2.6; provided, that such fact does not imply that (A) such Liability shall be assumed more than once or (B) any duplication of such Liability is required. For the avoidance of doubt, without duplication of any amounts included in the calculation of the applicable Net Economic Benefit, for purposes of Article IX, Purchaser shall be responsible and liable for all Assumed Liabilities (including the Deferred Liabilities) during and after the Deferred Period.
Section 2.7    Retained Liabilities. Notwithstanding anything to the contrary contained in this Agreement, neither Purchaser nor any of (including, following the Closing, the Target Entities) its Affiliates shall have any obligations with respect to any of the following Liabilities of Seller or any of its Affiliates (including, prior to the Closing, the Target Entities), and Seller or another applicable Affiliate of Seller shall retain and remain responsible for paying, performing and discharging when due all such Liabilities (collectively, the “Retained Liabilities”):
(a)    Except (i) as set forth in Section 2.6(f) and (ii) for any and all Funded Debt of any Seller Entities (to the extent such Funded Debt is an Assumed Liability), any and all Indebtedness of Seller or any its Affiliates (other than any intercompany Indebtedness solely between or among Target Entities);
(b)    Any and all Liabilities to the extent arising out of or related to any of the Excluded Assets or the Retained Seller Business (for the avoidance of doubt other than any and all Liabilities to the extent arising out of or related to any of the Owned Real Property or the Business); provided, however, that, notwithstanding the foregoing, “Retained Liabilities” shall also include any and all Liabilities arising out of or relating to in any way (i) to the environment or natural resources, human health and safety or Hazardous Materials relating to or arising out of the facility located at 6050 W. 51st Street, Chicago, IL, USA (the “Chicago Facility”), and (ii) any, past, current or future businesses, operations, products or properties of or associated with the Chicago Facility (including any businesses, operations, products or properties for which a former, current or future owner or operator of the Chicago Facility may be alleged to be responsible as a matter of Law, Contract or otherwise), except in the case of clauses (i) and (ii), for any and all Liabilities to the extent arising out of or relating to any actions, businesses, operations or any other activities of, by or on behalf of Purchaser, its Affiliates or any of their Representatives after the Closing, which shall be “Assumed Liabilities”;
(c)    Except as set forth in Section 2.6(e), Section 2.6(g) or Section 5.7, any and all Liabilities relating to or arising under any Seller Benefit Plan;
(d)    Except as set forth in Section 5.7, any and all Liabilities in respect of any service provider of Seller who is not a Transferred Business Employee or Business Independent Contractor, whether accruing before, on or after the Closing Date, including any Carveout Employees and any Inactive Employees prior to the date they become a Transferred Business Employee;
(e)    Any and all Excluded Employment Liabilities and Excluded Pension Liabilities;
(f)    Any and all Liabilities related to fees and expenses of brokers, finders, counsel, financial advisors, accountants, consultants and other professional advisors incurred by Seller or any of its Affiliates in connection with this Agreement and the transactions contemplated hereby;
(g)    Any and all Liabilities for Seller Taxes;
(h)    Any and all Liabilities for any of the environmental matters identified on Section 2.7(h) of the Seller Disclosure Schedules; and

(i)    Any and all accounts payable of the Business in Brazil as of immediately prior to the Closing Effective Time.
Seller and Purchaser acknowledge and agree that neither Purchaser nor any of its Affiliates (including, following the Closing, the Target Entities) will be required to assume, retain, pay, perform or otherwise discharge, or shall otherwise be or become responsible or have any Liability for, any of the Retained Liabilities. For the avoidance of doubt, without duplication of any amounts included in the calculation of the applicable Net Economic Benefit, for purposes of Article IX, Seller shall be responsible and liable for all Retained Liabilities (including the Deferred Retained Liabilities) during and after the Deferred Period.
Section 2.8    Closing Deliveries. (a) At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller (or one or more other Seller Entities designated by Seller) the following:
(i)    payment, by wire transfer(s) to one or more bank accounts designated in writing by Seller (such designation to be made by Seller at least five (5) Business Days prior to the Closing Date), of an amount in immediately available U.S. dollars equal to the Closing Purchase Price (subject to the last sentence of Section 2.2);
(ii)    the certificate to be delivered pursuant to Section 7.3(c);
(iii)    a counterpart of the Master Tolling Agreement, in the form attached as Exhibit A hereto (the “Tolling Agreement”), duly executed by Purchaser or one or more of its designees;
(iv)    a counterpart of the Transition Services Agreement, in the form attached as Exhibit B hereto (the “Transition Services Agreement”), duly executed by Purchaser or one or more of its designees;
(v)    a counterpart of the Assignment and Assumption Agreement and Bill of Sale, in the form attached as Exhibit C hereto (the “Assignment Agreement and Bill of Sale”), duly executed by Purchaser or the applicable Purchaser Designee;
(vi)    a counterpart of each of the leases and/or subleases contemplated by Section 2.15, duly executed by Purchaser or the applicable Purchaser Designee;
(vii)    with respect to jurisdictions outside the United States in which the Purchased Assets or Assumed Liabilities are located, such bills of sale, share transfer deeds, stock powers, certificates of title, deeds, assignments and other agreements or instruments of transfer (in a form that is consistent with the terms and conditions of this Agreement and otherwise customary in such jurisdictions) as and to the extent necessary to effect the transfer of the Purchased Assets or the assumption of the Assumed Liabilities pursuant to this Agreement (collectively, the “Foreign Closing Documents”), in each case duly executed by Purchaser or the applicable Purchaser Designee, to the extent applicable;
(viii)    a counterpart of the Trademark License Agreement, in the form attached as Exhibit G hereto (the “Trademark License Agreement”), duly executed by Purchaser or one or more of its designees;
(ix)    a counterpart of the Supply Agreement, in the form attached as Exhibit H hereto (the “Supply Agreement”), duly executed by Purchaser or one or more of its designees;
(x)    a counterpart of the Equipment Lease, in the form attached as Exhibit I hereto (the “Equipment Lease”), duly executed by Purchaser or one or more of its designees; and
(xi)    a counterpart of the IP Assignment, in the form attached as Exhibit J hereto (the “IP Assignment”), duly executed by Purchaser or one or more of its designees.
(b)    At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following:
(i)    the certificate to be delivered pursuant to Section 7.2(c);
(ii)    a counterpart of the Tolling Agreement duly executed by each Seller Entity named as a party thereto;
(iii)    a counterpart of the Transition Services Agreement duly executed by each Seller Entity named as a party thereto;
(iv)    certificates evidencing the Purchased Entity Shares, to the extent that such Purchased Entity Shares are in certificate form, duly endorsed in blank or with stock powers duly executed in proper form for transfer, and, to the extent such Purchased Entity Shares are not in certificated form, other evidence of assignment;
(v)    a counterpart of the Assignment Agreement and Bill of Sale duly executed by each Seller Entity named as a party thereto;
(vi)    a counterpart of the Foreign Closing Documents duly executed by each Seller Entity named as a party thereto, to the extent applicable;
(vii)    a counterpart of the Trademark License Agreement, duly executed by each Seller Entity party thereto;
(viii)    special warranty deeds, or comparable instruments of transfer and assignment, customary in form and substance for transactions of this type, with respect to the transfer of the Owned Real Property (each, a “Warranty Deed”) to the Purchaser or the applicable Purchaser Designee;
(ix)    a counterpart of each of the leases and/or subleases contemplated by Section 2.15, duly executed by each Seller Entity named as a party thereto;
(x)    a complete Business Employee Census, an updated Section 3.16(i) of the Seller Disclosure Schedule, to the extent applicable and all items required to be made available to Purchaser in Section 3.16(h);
(xi)    a counterpart of the Supply Agreement, duly executed by each Seller Entity party thereto;
(xii)    a counterpart of the Equipment Lease, duly executed by each Seller Entity party thereto;
(xii)    a counterpart of the IP Assignment, duly executed by each Seller Entity named as a party thereto; and
(xiv)    a duly executed certificate of non-foreign status from (A) Seller and (B) each Seller Entity (other than Seller) that is selling a “United States real property interest” within the meaning of Section 897(c) of the Code that such Seller Entity is a United States Person within the meaning of Section 7701(a)(30) of the Code, substantially in the form of the sample certification set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B).
Section 2.9    Adjustment to Base Purchase Price.
(a)    Section 2.9 of the Seller Disclosure Schedules sets forth a calculation of the Working Capital, the Cash Amounts (after deducting the amount of any outstanding uncleared issued checks, drafts or wire transfers or other payments issued before the Balance Sheet Date and not deducted from the bank accounts of such Target Entities as of immediately prior to the Balance Sheet Date) and the Funded Debt, in each case, as of the Balance Sheet Date (the “Sample Closing Statement”), including the classification of asset and liability line items and general ledger accounts, which has been prepared in accordance with the accounting principles set forth on Section 2.9 of the Seller Disclosure Schedules (the “Working Capital Accounting Principles”).
(b)    At least four (4) Business Days prior to the anticipated Closing Date, Seller shall cause to be prepared and delivered to Purchaser a closing statement (the “Closing Statement”) setting forth Seller’s good-faith estimate of the following amounts, in each case as of immediately prior to the Closing Effective Time: (i) the Adjustment Amount (such estimate, the “Estimated Adjustment Amount”), (ii) the Closing Cash Amounts (such estimate, the “Estimated Closing Cash Amounts”) and (iii) the Closing Funded Debt (such estimate, the “Estimated Closing Funded Debt”). The Closing Statement shall set forth the calculations of such amounts in a manner consistent with the Sample Closing Statement and be prepared in accordance with the Working Capital Accounting Principles. The Estimated Adjustment Amount, the Estimated

Closing Cash Amount and the Estimated Closing Funded Debt shall be used to calculate the Closing Purchase Price to be paid by Purchaser to Seller at the Closing (all of which, for the avoidance of doubt, shall be determined assuming each Deferred Closing occurred at the Closing).
(c)    As promptly as reasonably possible and in any event within ninety (90) days after the Closing Date, Seller shall prepare or cause to be prepared, and will provide to Seller, a written statement (the “Post-Closing Statement”), setting forth the Adjustment Amount, the Closing Cash Amounts and the Closing Funded Debt (all of which, for the avoidance of doubt, shall be determined assuming each Deferred Closing occurred at the Closing). The Post-Closing Statement shall set forth in reasonable detail Seller’s calculations of such amounts in substantially the same format as, and in a manner consistent with, the Sample Closing Statement and the Closing Statement and shall be prepared in accordance with the Working Capital Accounting Principles. The Post-Closing Statement shall also set forth Seller’s calculations of Closing Working Capital in each Deferred Closing Country and Deferred Retained Closing Country, in each case stated in the applicable local currency (the “Deferred Closing Country Closing Working Capital”).
(d)    Within forty-five (45) days following receipt by Purchaser of the Post-Closing Statement, Purchaser shall deliver written notice to Seller of any dispute Purchaser has with respect to the calculation, preparation or content of the Post-Closing Statement (the “Dispute Notice”); provided, however, that if Purchaser does not deliver any Dispute Notice to Seller within such forty-five (45) day period, the Post-Closing Statement will be final, conclusive and binding on the Parties. The Dispute Notice shall set forth in reasonable detail (i) any item on the Post-Closing Statement that Purchaser disputes and (ii) the proposed amount of such item; provided, however, that Purchaser may not dispute the accounting principles, practices, methodologies and policies used in preparing the Post-Closing Statement unless they are inconsistent with the Working Capital Accounting Principles. Any item on the Post-Closing Statement that is not disputed by Purchaser in the Dispute Notice will be final, conclusive and binding on the Parties. Upon receipt by Seller of a Dispute Notice, Purchaser and Seller shall negotiate in good faith to resolve any disputed items set forth therein. If Purchaser and Seller fail to resolve any such disputed items within thirty (30) days after delivery of the Dispute Notice (the “Dispute Resolution Period”), then Purchaser and Seller jointly shall engage, within ten (10) Business Days following the expiration of the Dispute Resolution Period, an internationally recognized major accounting firm selected jointly by Seller and Purchaser (the “Independent Accounting Firm”) to resolve any such disputed items; provided that, if Seller and Purchaser are unable to agree on the Independent Accounting Firm, then each of Seller and Purchaser shall select an internationally recognized major accounting firm, and the two firms will mutually select a third internationally recognized major accounting firm to serve as the Independent Accounting Firm. As promptly as practicable, and in any event not more than fifteen (15) days following the engagement of the Independent Accounting Firm, Purchaser and Seller shall each prepare and submit a presentation detailing each Party’s complete statement of proposed resolution of each item still in dispute to the Independent Accounting Firm (it being understood that the content of each such presentation shall be limited to whether the Adjustment Amount, the Closing Cash Amounts, the Closing Funded Debt and the Deferred Closing Country Closing Working Capital were calculated in accordance with the Working Capital Accounting Principles and this Agreement, the proposed resolution of each disputed item by such Party and reasonable supporting detail for the foregoing). Purchaser and Seller shall instruct the Independent Accounting Firm to, as soon as practicable after the submission of the presentations described in the immediately preceding sentence and in any event not more than twenty (20) days following such presentations, make a final determination, binding on the Parties, of the appropriate amount of each of the items that remain in dispute as indicated in the Dispute Notice. With respect to each disputed item, such determination, if not in accordance with the position of either Seller or Purchaser, shall not be in excess of the higher, nor less than the lower, of the amounts proposed by Seller or Purchaser, as applicable, in their respective presentations to the Independent Accounting Firm described above. Notwithstanding the foregoing, the scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to whether any disputed items were properly calculated in accordance with the terms of this Agreement, including the Working Capital Accounting Principles. All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be borne by Seller and Purchaser in proportion to the allocation of the dollar value of the amounts in dispute between Seller and Purchaser resolved by the Independent Accounting Firm, such that the party prevailing on the greatest dollar value of such disputes pays the lesser proportion of the fees. All determinations made by the Independent Accounting Firm, and the Post-Closing Statement, as modified by the Independent Accounting Firm, will be final, conclusive and binding on the Parties. The Parties agree that any adjustment as determined pursuant to this Section 2.9(d) shall be treated as an adjustment to the Purchase Price, except as otherwise required by Law.
(e)    For purposes of complying with the terms set forth in this Section 2.9, each of Seller and Purchaser shall reasonably cooperate with and make available to each other and their respective Representatives all information, records, data and working papers, in each case to the extent related to the Purchased Assets, the Assumed Liabilities, the Business or the Target Entities, and shall permit access to its facilities and personnel, in each case as may be reasonably required in connection with the preparation and analysis of the Post-Closing Statement and the resolution of any disputes thereunder.
(f)    The “Final Purchase Price” shall mean the Base Purchase Price, plus (i) the Closing Cash Amounts, plus (ii) the Adjustment Amount (which may be a positive or negative number), minus (iii) the Closing Funded Debt, in each of cases, (i), (ii) and (iii), as finally determined pursuant to Sections 2.9(c) and 2.9(d).
(g)    If the Closing Purchase Price shall exceed the Final Purchase Price, then Seller shall pay or cause to be paid an amount in cash equal to such excess to Purchaser or a Purchaser Designee by wire transfer of immediately available funds to an account or accounts designated in writing by Purchaser to Seller; or if the Final Purchase Price shall exceed the Closing Purchase Price, then Purchaser shall pay or cause to be paid an amount in cash equal to such excess to Seller by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Purchaser. Any such payment is to be made within five (5) Business Days of the date on which the Adjustment Amount, Closing Cash Amounts and Closing Funded Debt are finally determined pursuant to this Section 2.9, except as expressly provided for in this Agreement, and any amounts owing pursuant to this Section 2.9(g) shall be paid in full.

Section 2.10    Purchase Price Allocation.
(a)    Seller and Purchaser agree to allocate and, as applicable, to cause their relevant Affiliates to allocate, the Purchase Price (as finally determined pursuant to Section 2.9) and any other items that are treated as additional consideration for Tax purposes among the Purchased Assets (including among the Purchased Entity Shares) in accordance with Exhibit D attached hereto (the “Allocation Schedule”).
(b)    To the extent necessary to prepare bills of sale, transfer agreements, or to otherwise timely comply with the requirements of applicable Law in respect of the sale of any of the Purchased Assets or Purchased Entities, Seller and Purchaser agree to cooperate in good faith to allocate and, as applicable, to cause their relevant Affiliates to allocate, the Purchase Price (as determined as of the applicable date of such allocation) and any other items that are treated as additional consideration for Tax purposes among the applicable Seller Entities and Purchased Assets in a manner consistent with the Allocation Schedule, Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate) (any such allocation as agreed to by the Seller and Purchaser or, if the Seller and Purchaser are unable to agree on such allocation, as finally determined pursuant to Section 2.10(d), an “Interim Allocation”).
(c)    No later than ninety (90) days after the date on which the Purchase Price is finally determined pursuant to Section 2.9, Seller shall deliver to Purchaser a proposed allocation of the Purchase Price (as finally determined pursuant to Section 2.9) and any other items that are treated as additional consideration for Tax purposes to Seller as of the Closing Effective Time determined in a manner consistent with the Allocation Schedule, the Interim Allocations, Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate) (the “Seller’s Allocation”). If Purchaser disagrees with Seller’s Allocation, Purchaser may, within thirty (30) days after delivery of Seller’s Allocation, deliver a notice (the “Purchaser’s Allocation Notice”) to Seller to such effect, specifying those items as to which Purchaser disagrees and setting forth Purchaser’s proposed allocation. If the Purchaser’s Allocation Notice is duly delivered, Seller and Purchaser shall, during the twenty (20) days following such delivery, use reasonable best efforts to reach agreement on the disputed items or amounts in order to determine the allocation of the Purchase Price (as finally determined pursuant to Section 2.9) and any other items that are treated as additional consideration for Tax Purposes (such allocation as agreed to by the Seller and Purchaser or, if the Seller and Purchaser are unable to agree on such allocation, as finally determined pursuant to Section 2.10(d), the “Allocation”).
(d)    If Seller and Purchaser are unable to reach agreement on an Interim Allocation or the Allocation, they shall promptly cause the Independent Accounting Firm (or such firm as is chosen in accordance with the methodology set forth in Section 2.9(d) if an Independent Accounting Firm has not been chosen) to resolve any remaining disputes. Any Interim Allocation or the Allocation as finally determined by such accounting firm shall be conclusive and binding on the Parties. All fees and expenses relating to the work, if any, to be performed by the accounting firm shall be borne by one-half by Seller and one-half by Purchaser.

(e)    Seller and Purchaser shall (and shall cause their respective Affiliates to) file all Tax Returns consistent with the Allocation. Neither Purchaser nor Seller shall (nor shall they permit their respective Affiliates to) take any Tax position inconsistent with such Allocation or fail to defend diligently and in good faith the allocation before any Taxing Authority or in any Tax Proceeding, and neither Purchaser nor Seller shall (nor shall they permit their respective Affiliates to) agree to any proposed adjustment to the Allocation by any Taxing Authority without first giving the other Party prior written notice (a “Proposed Allocation Settlement Notice”). The Party providing such Proposed Allocation Settlement Notice (the “Settling Party”) shall be entitled to agree to such adjustment to the Allocation with the relevant Taxing Authority unless notified in writing by such other Party (the “Non-Settling Party”) within five (5) days of receiving such Proposed Allocation Settlement Notice that the Non-Settling Party requires that the Settling Party not agree to such adjustment to the Allocation with the relevant Taxing Authority except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or any analogous provision of state, local or foreign law (a “Determination”). If such notice is received from the Non-Settling Party, the Non-Settling Party shall indemnify, defend and hold harmless the Settling Party and its Affiliates from and against all reasonable costs and expenses related to pursuing such Determination (including the costs of outside advisors and attorneys), and shall pay the Settling Party reasonable fees for the time of the employees and use of other resources of the Settling Party and its Affiliates.
Section 2.11    Non-Assignment; Consents; Shared Contracts.
(a)    Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, assign, transfer or convey any Purchased Asset if an attempted sale, assignment, transfer or conveyance thereof would be prohibited by Law or would, without the approval, authorization or consent of, filing with, notification to, or granting or issuance of any license, order, waiver or permit by, any third party or Governmental Entity (collectively, “Approvals”), (i) constitute a breach or other contravention thereof, (ii) be ineffective, void or voidable, or (iii) adversely affect, in any respect, the rights thereunder of the Seller Entities, the Target Entities, Purchaser, or any of their respective officers, directors, agents or Affiliates, unless and until such Approval is obtained.
(b)    Prior to Closing, Seller shall, and shall cause its controlled Affiliates to, use reasonable best efforts to obtain, or cause to be obtained, any Approval (other than Regulatory Approvals, which shall be governed by Section 5.1) (collectively, “Non-Regulatory Approvals”) required to sell, assign, transfer or convey the Purchased Assets to Purchaser or the applicable Purchaser Designee at the Closing, and Purchaser shall provide reasonable cooperation to Seller and its Affiliates in connection therewith. If such Non-Regulatory Approval is not obtained prior to Closing, then, until the earliest of (x) such time as such Non-Regulatory Approval is obtained, (y) one (1) year following the Closing Date and (z) with respect to a Purchased Asset that is a Contract, the expiration of the term of such Contract in accordance with its current term or the execution of a replacement Contract by Purchaser or its Affiliate, Seller shall, and shall cause its controlled Affiliates to, use reasonable best efforts to obtain, or cause to be obtained, such Non-Regulatory Approval, and Purchaser shall provide reasonable cooperation to Seller and its Affiliates in connection therewith. From and after the

Closing until the earlier of (x) such time as such Non-Regulatory Approval is obtained and (y) with respect to a Purchased Asset that is a Contract, the expiration of the term of such Contract in accordance with its current term or the execution of a replacement Contract by Purchaser or its Affiliate, Seller shall, and shall cause its controlled Affiliates to, cooperate with Purchaser to put in place any arrangement reasonably acceptable to Purchaser and Seller that is intended to both (x) provide Purchaser or the applicable Purchaser Designee, to the fullest extent practicable and permissible, the claims, rights, remedies and benefits of any such Purchased Assets and (y) cause Purchaser to assume and bear all costs and Liabilities thereunder from and after the Closing in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement). In furtherance of the foregoing, Purchaser will timely pay, perform or discharge when due any Liability (including any Liability for Taxes) arising thereunder after the Closing. Upon obtaining the relevant Non-Regulatory Approval, Seller shall, and shall cause each other applicable Seller Entity to, promptly sell, convey, assign, transfer and deliver to Purchaser or the applicable Purchaser Designee such Purchased Asset for no additional consideration (other than assumption of any related Assumed Liabilities with respect thereto), and Purchaser shall promptly assume and promptly pay, perform or discharge any related Assumed Liability. Notwithstanding anything to the contrary, no Party nor any of its Affiliates shall be required to commence litigation (or any similar proceeding or process) against any customer or other Contract counterparty or take any action that would violate any of such Party’s current policies or procedures. Failure to obtain any such Non-Regulatory Approval shall not, in and of itself, be deemed a breach of this Agreement by Seller.
(c)    All reasonable and documented third party legal and administrative fees, and other similar costs and expenses, agreed and payable by Seller or its Affiliates in connection with obtaining Non-Regulatory Approvals under Section 2.11(b) shall be borne by Seller (provided that Purchaser shall bear all costs of its cooperation thereunder). Notwithstanding anything herein to the contrary, neither Seller nor Purchaser shall have any obligation under this Agreement or otherwise to pay any consent, approval or waiver “fee”, discount, rebate or any money or other consideration beyond administrative costs, including a de minimis review charge, to any Person in order to obtain any Non-Regulatory Approvals.
(d)    Any Contract to be assigned, transferred and conveyed in accordance with Section 2.4(b) and that does not exclusively relate to the Business (but is primarily related to the Business) (each, a “Shared Contract”) shall be assigned, transferred and conveyed in its entirety to either a Target Entity or Purchaser, if so assignable, transferrable or conveyable; provided, however, that (i) in no event shall any Person be required to assign (or amend), either in its entirety or in part, any Shared Contract that is not assignable (or cannot be amended) by its terms without obtaining one or more Approvals, (ii) Seller shall be entitled to amend or modify such Shared Contract prior to Closing or Deferred Closing, as applicable, to separate out any portions thereof that do not relate to the Business (provided such amendments or modifications do not adversely affect the rights, obligations or remedies thereunder with respect to the Business), and (iii) if any Shared Contract cannot be so assigned by its terms or otherwise, or cannot be amended, without such Approval or Approvals then, as from the Closing or Deferred Closing, as applicable, until such time as such Approval or Approvals are obtained or until the expiration of such Shared Contract in accordance with its terms, Seller will cooperate with Purchaser to establish an agency or other similar arrangement reasonably satisfactory to Seller and Purchaser intended to both (x) provide Purchaser, to the fullest extent practicable under such Shared Contract, the claims, rights and benefits of those parts of such Shared Contract that relate to the Business and (y) cause Purchaser to bear all costs and Liabilities thereunder (to the extent related to the Business) from and after the Closing or Deferred Closing, as applicable, in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement). In furtherance of the foregoing, Purchaser will timely pay, perform or discharge when due any Liability (including any Liability for Taxes) arising thereunder (to the extent related to the Business) after the Closing or Deferred Closing, as applicable.
(e)    If a Shared Contract that is not amended or modified prior to Closing or Deferred Closing, as applicable, to separate out any portions thereof that do not relate to the Business has been assigned, transferred or conveyed to Purchaser or a Purchaser Designee in its entirety, Purchaser shall, or shall cause such Purchaser Designee to, upon Seller’s written request, assign, transfer and convey to Seller or another Seller Entity designated by Seller the portion of such Shared Contract that does not relate to the Business, if so assignable, transferrable or conveyable, or appropriately amend such Shared Contract after the Closing or Deferred Closing, as applicable, so that Seller or another Seller Entity designated by Seller shall be entitled to the rights and benefit of those parts of such Shared Contract that does not relate to the Business; provided, however, that (i) in no event shall any Person be required to assign (or amend), either in its entirety or in part, any Shared Contract that is not assignable (or cannot be amended) by its terms without obtaining one or more Approvals and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended, without such Approval or Approvals then, as from the Closing or Deferred Closing, as applicable, until such time as such Approval or Approvals are obtained or until the expiration of such Shared Contract in accordance with its terms, Purchaser will cooperate with Seller to establish an agency or other similar arrangement reasonably satisfactory to Seller and Purchaser intended to both (x) provide Seller, to the fullest extent practicable under such Shared Contract, the claims, rights and benefits of those parts of such Shared Contract that do not relate to the Business and (y) cause Seller to bear all costs and Liabilities thereunder (to the extent not related to the Business) from and after the Closing or Deferred Closing, as applicable, in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement).
(f)    Following Closing, for so long as the Seller Entities hold any Purchased Assets or are parties to any Shared Contracts and provide Purchaser or any of its Affiliates any claims, rights and benefits of any such Purchased Asset or Shared Contract pursuant to an arrangement described in Section 2.11(b) or Section 2.11(d), (i) Seller and the Seller Entities shall hold and operate such Purchased Assets and operate under such Shared Contracts in a manner consistent in all material respects with the manner in which Seller and the Seller Entities hold and operate their other assets and operate under their other Contracts, subject to the instructions of the Purchaser and its Affiliates, and (ii) Purchaser shall indemnify and hold Seller, such Seller Entities and their respective Affiliates harmless from and against all Covered Losses incurred or asserted as a result of Seller’s or any such Affiliate’s or their respective Affiliate’s post-Closing direct or indirect ownership, management or operation of any such Purchased Assets or Shared Contracts (only to the extent that such Covered Losses relate to the Business). Notwithstanding anything contained herein to the contrary, any transfer or assignment to

Purchaser of any Purchased Asset or any part of a Shared Contract that shall require an Approval as described above in this Section 2.11 shall be made subject to such Approval being obtained.
(g)    Following Closing, for so long as Purchaser or any Purchaser Designee hold any Excluded Assets or are parties to any Shared Contracts and provide Seller or any of its Affiliates any claims, rights and benefits of any such Excluded Asset or Shared Contract pursuant to an arrangement described in Section 2.11(e), (i) Purchaser and such Purchaser Designees shall hold and operate such Excluded Assets and operate under such Shared Contracts in a manner consistent in all material respects with the manner in which Seller and the Seller Entities hold and operate their other assets and operate under their other Contracts, subject to the instructions of Seller and its Affiliates, and (ii) Seller shall indemnify and hold Purchaser harmless from and against all Covered Losses incurred or asserted as a result of Purchaser’s post-Closing direct or indirect ownership, management or operation of any such Excluded Assets or Shared Contracts (only to the extent that such Covered Losses do not relate to the Business). Notwithstanding anything contained herein to the contrary, any transfer or assignment to Seller of any Excluded Asset or any part of a Shared Contract that shall require an Approval as described above in this Section 2.11 shall be made subject to such Approval being obtained.
Section 2.12    Foreign Acquisition Agreements. The transfer of each Purchased Entity organized in, or of any other Purchased Assets held as of the Closing by a Seller Entity organized in, the jurisdictions set forth on Section 2.12 of the Seller Disclosure Schedules will be effected pursuant to short-form acquisition agreements (the “Foreign Acquisition Agreements”) on a country-by-country basis. Each Foreign Acquisition Agreement for the transfer of Purchased Assets (other than the transfer of a Purchased Entity) shall be in substantially the same form as the form of Foreign Acquisition Agreement attached as Exhibit E hereto, and each Foreign Acquisition Agreement for the transfer of a Purchased Entity shall be in substantially the same form as the form of Foreign Acquisition Agreement attached as Exhibit F hereto, in each case except as Seller and Purchaser may otherwise agree, including for: (i) the deletion of provisions which are inapplicable to such Purchased Entity; (ii) such changes as may be necessary to satisfy the requirements of applicable local Law; and (iii) such changes as may be reasonably agreed upon by Seller and Purchaser regarding employees and employee benefit matters in order to adapt such agreement to the particular circumstances of the relevant Purchased Entity and/or country; provided that, in each case, that the Foreign Acquisition Agreements shall serve purely to effect the legal transfer of the applicable Purchased Entity or Purchased Asset and shall not have any significant effect on the value being received by Purchaser or given by the Seller Entities, including the allocation of assets and Liabilities as between them, all of which shall be determined by this Agreement. Unless otherwise agreed by Purchaser and Seller, the Foreign Acquisition Agreements will be executed and delivered on the Closing Date and the transfer of the assets and the interest set forth therein will be consummated on the Closing Date (and, for accounting and other economic purposes, such transfer of assets and interests (and assumption of liabilities) will be deemed effective as of the Closing Effective Time). For the avoidance of doubt, Foreign Acquisition Agreements with respect to each Deferred Closing Country and Deferred Retained Closing Country will not be executed or delivered on the Closing Date, but will instead be executed and delivered at the applicable Deferred Closing or Deferred Retained Closing.

Section 2.13    Transfer of Beneficial Ownership. Notwithstanding anything to the contrary contained in this Agreement, the appropriate Seller Entity shall convey, assign, transfer and deliver only beneficial, but not legal, ownership of the Purchased Entity Shares (the “Beneficial Shares”) of the entities located in the jurisdictions listed in Section 2.13(i) of the Seller Disclosure Schedules, pursuant to the form of agreements/transfer instruments included in Annex C hereto, until such time as legal title to such Beneficial Shares is permitted to pass to Purchaser or a Purchaser Designee as forth in such agreements/transfer instruments (which will occur automatically on the terms forth therein). Notwithstanding anything to the contrary contained in this Agreement, pursuant to the Pre-Closing Restructuring, Seller and Purchaser acknowledge and agree that Seller or another Seller Entity will acquire beneficial, but not legal, title to all of the shares of the entity set forth in Section 2.13(ii) of the Seller Disclosure Schedules prior to the Closing, pursuant to the form of agreements/transfer instruments included in Annex C hereto, and Purchaser that agrees legal title to such shares shall pass to the appropriate Seller Entity or another Subsidiary of Seller after the Closing, as provided in such agreements/transfer instruments (which shall occur automatically on the terms set forth therein).
Section 2.14    Withholding. Purchaser and its Affiliates shall be entitled to deduct and withhold from amounts payable hereunder such amounts as are required to be deducted and withheld under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment; provided, however, that Purchaser (or an Affiliate thereof) shall provide Seller (or Person in respect of which such deduction or withholding will be made) with commercially reasonable 15-day advance notice of the amount it intends to deduct or withhold and the basis for such deduction or withholding. Purchaser shall cooperate in good faith with Seller to the extent commercially reasonable to eliminate or reduce any required deduction or withholding. To the extent that amounts are deducted and withheld in accordance with this Section 2.14 and are properly remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
Section 2.15    Real Property Matters.
(a)    From the date hereof until the Closing Date, Seller and Purchaser shall use reasonable best efforts to negotiate in good faith, execute (or cause their applicable Affiliates to execute) and deliver leases and/or subleases in a form reasonably acceptable to both Seller and Purchaser, and to negotiate in good faith updates or additions to the schedules of the Transition Services Agreement for applicable facilities or office space, in each case to give effect to the Real Estate Steps Plan and the schedules to the form of the Transition Services Agreement as of the date hereof.
(b)    Purchaser acknowledges and agrees that, following the Closing, it may own, directly or indirectly, real estate in Mexico and Japan a portion of each of which is an Excluded Asset as generally shown in the Real Estate Steps Plan as a result of Seller having not obtained the subdivision of the applicable deed to such real estate prior to the Closing. Purchaser further acknowledges and agrees that, after the Closing and before the applicable Deferred Closing, Seller will own, directly or indirectly, real estate in Venezuela a portion of which is a Purchased Asset and a portion of which is an Excluded Asset as generally shown in the Real

Estate Steps Plan. Following the Closing, Seller and Purchaser shall use reasonable best efforts to continue the process of subdividing such real estate in accordance with the Real Estate Steps Plan and, with respect to Mexico and Japan, after each such subdivision is complete, Purchaser shall, or shall cause its applicable Affiliate to, transfer such subdivided real estate to Seller or another Seller Entity designated by Seller for no additional consideration. Purchaser shall not, and shall cause its respective Affiliates not to, take any position on any Tax Return inconsistent with this Section 2.15(b) unless otherwise required by applicable Law, in which case Purchaser shall notify Seller of such position at least thirty five (35) days prior to the due date for filing such Tax Return and the dispute resolutions provisions of Section 6.14 shall apply to such position.
(c)    All costs and expenses resulting from the subdivision of real estate (including ancillary matters, such as installation of electricity and metering) as set forth in the Real Estate Steps Plan (including any Taxes as a result of such subdivisions) shall be the sole responsibility of Seller.
Section 2.16    Deferred Closings.
(a)    Notwithstanding anything to the contrary contained in this Agreement (but subject to the last sentence of this Section 2.16(a)), (i) the conveyance, assignment, transfer and delivery by Seller, and acceptance by Purchaser, of the Purchased Assets, including the Purchased Entity Shares of GCP Tecnologías Venezuela, S.A. (the “Deferred Assets”), located in Argentina, China, Colombia, Indonesia, Peru and Venezuela (the “Deferred Closing Countries”), and (ii) the assumption by Purchaser of the Assumed Liabilities to the extent relating to the Business conducted in the Deferred Closing Countries or to the extent relating to the applicable Deferred Assets (the “Deferred Liabilities”), in each case, shall not be required to occur on the Closing Date. For purposes of Article IX, however, without duplication of any amounts included in the calculation of applicable Net Economic Benefit, Purchaser shall be deemed to have assumed the Deferred Liabilities on the Closing Date (with economic effect from the Closing Effective Time).
(b)    The conveyance, assignment, transfer, delivery and acceptance of the Deferred Assets, and the assumption of the Deferred Liabilities, with respect to a Deferred Closing Country (each such closing, a “Deferred Closing”) shall take place at 8:00 a.m., New York City time, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52 Street, New York, New York 10019, or such other time and location specified in the applicable Foreign Acquisition Agreement for such Deferred Closing Country, on the earlier of (i) the fifth (5th) Business Day following the date on which the last of the conditions set forth in Section 2.16(b) of the Seller Disclosure Schedules with respect to such Deferred Closing Country (“Deferred Closing Conditions”) have been satisfied (or, to the extent permitted, waived by the Party entitled to the benefits thereof) and (ii) (A) in the case of Argentina, Colombia and Peru, February 1, 2018, (B)  in the case of China, April 2, 2018, (C) in the case of Indonesia, November 1, 2018, and (D) in the case of Venezuela, December 31, 2019 (each date on which a Deferred Closing takes place, a “Deferred Closing Date”). Purchaser shall, and shall cause its Affiliates to, use commercially reasonable efforts to cause the satisfaction of the Deferred Closing Conditions in Argentina, China, Colombia, Indonesia and Peru as soon as reasonably practicable following the Closing.

Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to cause the satisfaction of the Deferred Closing Conditions in Venezuela as soon as reasonably practicable following the Closing. If (I) Purchaser and its Affiliates have not satisfied all of the applicable Deferred Closing Conditions by the date the applicable Deferred Closing is required to occur in a Deferred Closing Country pursuant to this Section 2.16(b) and (II) Purchaser and its Affiliates shall have complied with the covenant in the immediately preceding sentence, Seller shall in good faith consider a request by Purchaser to extend such date by an additional three (3) months in such Deferred Closing Country.
(c)    At each Deferred Closing, Seller and Purchaser shall, or shall cause their respective Affiliates to, execute and deliver such documents and instruments, as may be reasonably necessary to transfer the Deferred Assets and Deferred Liabilities in such Deferred Closing Country to Purchaser or its applicable Affiliate, in each case consistent with the terms of this Agreement.
(d)    Subject to compliance with all applicable Law, solely with respect to the Deferred Target Business in a Deferred Closing Country, Seller shall, and shall cause the applicable Deferred Title Holder to, comply with the covenants and agreements set forth in Section 5.2(a) and Section 5.2(b) (other than Section 5.2(b)(iii), Section 5.2(b)(iv) and, except as would not materially and adversely affect the Deferred Business after the applicable Deferred Closing Date, Section 5.2(b)(ix) and, solely to the extent related to such sections, Section 5.2(b)(xiii) (provided, that the foregoing exceptions shall not apply with respect to GCP Tecnologías Venezuela, S.A.)) until the Deferred Closing Date in such Deferred Closing Country; provided, that Seller shall not be responsible or liable for any actions taken (or not taken) in accordance with the Purchaser Operational Instructions. In addition, from the Closing Effective Time until the Deferred Closing in respect of GCP Tecnologías Venezuela, S.A., Seller shall be permitted to declare, make or otherwise effect any dividend or distribution of cash in an amount that is equal to (or up to) the amount of cash held by GCP Tecnologías Venezuela, S.A. as of the Closing Effective Time: provided, however, that in any event Seller shall cause GCP Tecnologías Venezuela, S.A. to retain, and not to declare, make or otherwise effect any dividends or distributions in respect of cash that was earned by GCP Tecnologías Venezuela, S.A. as a result of the operation of the Deferred Business conducted by GCP Tecnologías Venezuela, S.A. during the applicable Deferred Period.
(e)    It is the intention of the Parties that each Deferred Beneficiary shall be entitled to the “net economic benefit” relating to the applicable Deferred Target Business arising in respect of trading during the applicable Deferred Period, and in connection therewith, each Deferred Title Holder shall retain such title as it has to the Deferred Assets of the applicable Deferred Target Business and hold such Deferred Assets for the benefit and expense of the applicable Deferred Beneficiary during the applicable Deferred Period. Each Deferred Beneficiary shall be entitled to submit instructions (“Purchaser Operational Instructions”) in respect of the day-to-day operational management of the applicable Deferred Target Business to the Deferred Title Holder, including with respect to the following operational matters (in each case solely to the extent related to the applicable Deferred Target Business): (i) changes to the specifications and method of delivery of products and services to customers in fulfillment of customer orders and after sales care; (ii) the method and content of advertising and marketing materials relating to products and services; (iii) pricing and other terms and conditions applicable to the sale of products to third parties; (iv) third party supplier matters; (v) credit risk in relation to amounts payable or to become payable by third parties; (vi) production volume; and (vii) to the extent permitted by applicable Law, appointment, remuneration and termination of personnel. Except as otherwise permitted under Section 2.16(g), Seller shall, and shall cause each Deferred Title Holder to, promptly implement and comply with the Purchaser Operational Instructions. For the avoidance of doubt, in the absence of Purchaser Operational Instructions, the Deferred Title Holder shall operate the respective Deferred Target Business (or the part for which no Purchaser Operational Instructions were given) in accordance with Section 2.16(d).
(f)    During the relevant Deferred Period, Seller shall, and shall cause each Deferred Title Holder and each of its Affiliates to, to the fullest extent permitted by applicable Law, do the following (where applicable): (i) treat all information in relation to the Deferred Business that it holds at Closing or acquires during the Deferred Period as confidential in accordance with Section 5.3; (ii) not discontinue or otherwise withdraw from the conduct or operation of the applicable Deferred Business; and (iii) provide to the Deferred Beneficiary, within three (3) Business Days after the end of each month following the Closing, the monthly trial balance with respect to each Deferred Business for such month in the same form as trial balances are provided to Purchaser under the Transition Services Agreement.
(g)    Notwithstanding anything herein to the contrary, the provisions of Section 2.16 shall not (i) prevent a Deferred Title Holder (or any of its Affiliates) from carrying out the performance of any obligations arising under or pursuant to a Contract or Permit or otherwise taking any action required by applicable Law, (ii) require the Deferred Title Holder (or any of its Affiliates) to take any action or do or omit to do anything which would reasonably be expected to result in a breach of any Contract or Permit or violation of applicable Law, (iii) require a Deferred Title Holder (or any of its Affiliates) to take any action or do or omit to do anything which such Deferred Title Holder reasonably believes would be materially detrimental to such Deferred Title Holder’s (or any of its Affiliates’) reputation or relationships with customers, employees, vendors, suppliers or Governmental Entities, (iv) require a Deferred Title Holder (or any of its Affiliates) to take any action or do or omit to do anything which cannot be accomplished through the use of commercially reasonable efforts, (v) require a Deferred Title Holder (or any of its Affiliates) to take any action or do or omit to do anything which would fundamentally change the nature of the applicable Deferred Business (as it existed as of the Closing), (vi) require a Deferred Title Holder (or any of its Affiliates) to make any capital contribution or other investment outside the ordinary course of business, or (vii) require a Deferred Title Holder (or any of its Affiliates) to purchase any real property outside the ordinary course of business or incur any capital expenditures outside the ordinary course of business unless the Deferred Beneficiary provides to the Deferred Title Holder, in advance, funds to incur such purchases and expenditures (it being agreed that budgeted capital expenditures and maintenance capital expenditures shall be considered capital expenditures in the ordinary course of business).
(h)    At least four (4) Business Days prior to the applicable Deferred Closing Date, the applicable Deferred Title Holder (together with the Seller) shall in good faith calculate its estimate of the Deferred Settlement Amount (which may be positive or negative) in respect of the applicable Deferred Business (the “Initial Deferred Settlement Amount”) and advise the applicable Deferred Beneficiary of this amount.
(i)    The Parties acknowledge that the portion of the Purchase Price allocable to any Deferred Closing Country as set forth in the Allocation (each a “Deferred Closing Country Amount”) will be paid by Purchaser to Seller on the Closing Date (in U.S. dollars). On each Deferred Closing Date for such Deferred Closing Country (other than in respect of GCP Tecnologías Venezuela, S.A.), (i) Seller shall reimburse to Purchaser, in U.S. dollars, the amount of such Deferred Closing Country Amount and (ii) the applicable Deferred Beneficiary shall (and Purchaser shall cause such Deferred Beneficiary to) pay to the applicable Deferred Title Holder an amount, in local currency, equal to (A) the local currency equivalent of such Deferred Closing Country Amount (as determined using the Exchange Rate), minus (B) the Initial Deferred Settlement Amount, in each case by wire transfer of immediately available funds to the bank account to be designated by the party that will be receiving such reimbursement or payment, as applicable. On the Deferred Closing Date for GCP Tecnologías Venezuela, S.A., (I) if the applicable Initial Deferred Settlement Amount is a negative number, the applicable Deferred Beneficiary shall (and Purchaser shall cause such Deferred Beneficiary to) pay to the applicable Deferred Title Holder an amount, in U.S. dollars (for this purpose, based on the average exchange rate over the applicable Deferred Period), equal to the absolute value of such Initial Deferred Settlement Amount by wire transfer of immediately available funds to the bank account to be designated by such Deferred Title Holder, and (II) if the applicable Initial Deferred Settlement Amount is positive, no payments in respect thereof shall be made.
(j)    As soon as reasonably practicable (and within thirty (30) days) following the applicable Deferred Closing Date, Purchaser shall prepare and deliver to the applicable Deferred Title Holder (and Seller) a draft of the Deferred Settlement Statement (the “Draft Deferred Settlement Statement”). Each Draft Deferred Settlement Statement shall be agreed to (or determined, as applicable) in accordance with the provisions of Sections 2.9(c), 2.9(d) and 2.9(e), which shall apply mutatis mutandis. Each Deferred Settlement Statement as agreed or determined (as applicable) shall constitute the Deferred Settlement Statement for the relevant Deferred Business for purposes of this Agreement and shall be final and binding on Purchaser and Seller.
(k)    If (except with respect to GCP Tecnologías Venezuela, S.A.):
(i)    any Deferred Settlement Amount is less than the corresponding Initial Deferred Settlement Amount, the applicable Deferred Beneficiary shall pay (and Purchaser shall cause such Deferred Beneficiary to pay) an amount equal to such difference to the corresponding Deferred Title Holder in the applicable local currency; or
(ii)    any Deferred Settlement Amount is greater than the corresponding Initial Deferred Settlement Amount, the applicable Deferred Title Holder shall pay (and Seller shall cause such Deferred Title Holder to pay) an amount equal to such difference to the corresponding Deferred Beneficiary in the applicable local currency.
(l)    If (with respect to GCP Tecnologías Venezuela, S.A.):

(i)    both the Deferred Settlement Amount and the Initial Deferred Settlement Amount are positive, no payments in respect thereof shall be made;
(ii)    the Initial Deferred Settlement Amount is negative and the Deferred Settlement Amount is negative and less than the Initial Deferred Settlement Amount, the applicable Deferred Beneficiary shall pay (and Purchaser shall cause such Deferred Beneficiary to pay) an amount equal to such difference to the corresponding Deferred Title Holder in U.S. dollars; or
(iii)    the Initial Deferred Settlement Amount is negative and the Deferred Settlement Amount is greater than the Initial Deferred Settlement Amount, the applicable Deferred Title Holder shall pay (and Seller shall cause such Deferred Title Holder to pay) an amount equal to such difference (but for this purpose, the maximum amount of the Deferred Settlement Amount shall be zero (0)) to the corresponding Deferred Beneficiary in U.S. dollars; or
(iv)    the Initial Deferred Settlement Amount is positive and the Deferred Settlement Amount is negative, the applicable Deferred Beneficiary shall pay (and Purchaser shall cause such Deferred Beneficiary to pay) an amount equal to the Deferred Settlement Amount to the corresponding Deferred Title Holder in U.S. dollars.
(m)    Any payment to be made in accordance with Section 2.16(k) and/or Section 2.16(l) shall be made on or before the date that is ten (10) Business Days after the date on which the Deferred Settlement Amount is agreed or determined (as applicable), and in each case shall include interest thereon (calculated from and including the applicable Deferred Closing Date to but excluding the date of payment at the Interest Rate). Such interest shall accrue on a daily basis. For the avoidance of doubt, to the extent permitted by applicable Law and foreign currency regulations, each Deferred Title Holder or Deferred Beneficiary may elect to make or receive payments through an Affiliate.
Section 2.17    Deferred Retained Closing.
(a)    As a result of the Closing and the acquisition of Purchased Entity Shares of GCP Applied Technologies (Philippines) Inc., Purchaser or its Affiliates will hold Excluded Assets owned by GCP Applied Technologies (Philippines) Inc. (the “Deferred Retained Assets”) and Retained Liabilities of GCP Applied Technologies (Philippines) Inc. (the “Deferred Retained Liabilities”), which shall not be required to be transferred out of GCP Applied Technologies (Philippines) Inc. on or prior to the Closing Date. For purposes of Article IX, however, without duplication of any amounts included in the calculation of applicable Net Economic Benefit, Seller shall be deemed to have assumed the Deferred Retained Liabilities on the Closing Date (with economic effect from the Closing Effective Time).
(b)    The conveyance, assignment, transfer, delivery and acceptance of the Deferred Retained Assets, and the assumption of the Deferred Retained Liabilities, with respect to the Deferred Retained Closing Country (the “Deferred Retained Closing”) shall take place at 8:00 a.m.. New York City time, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52 Street, New York, New York 10019, or such other time and location specified in the foreign acquisition agreement (which shall have substantially similar provisions as comparable Foreign Acquisition Agreements) for the Deferred Retained Closing Country, on the earlier of (i) the fifth (5th) Business Day following the date on which the last of the conditions set forth Section 2.17(b) of the Seller Disclosure Schedules with respect to the Deferred Retained Closing Country (“Deferred Retained Closing Conditions”) have been satisfied (or, to the extent permitted, waived by the Party entitled to the benefits thereof) and (ii) February 1, 2018 (the date on which the Deferred Retained Closing takes place, the “Deferred Retained Closing Date”). Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to cause the satisfaction of the Deferred Retained Closing Conditions as soon as reasonably practicable following the Closing. If (I) Seller and its Affiliates have not satisfied all of the Deferred Retained Closing Conditions by the date the Deferred Retained Closing is required to occur pursuant to this Section 2.17(b) and (II) Seller and its Affiliates shall have complied with the covenant in the immediately preceding sentence, Purchaser shall in good faith consider a request by Seller to extend such date by an additional three (3) months in the Deferred Retained Closing Country.
(c)    At the Deferred Retained Closing, Seller and Purchaser shall, or shall cause their respective Affiliates to, execute and deliver such documents and instruments, as may be reasonably necessary to transfer the Deferred Retained Assets and Deferred Retained Liabilities in the Deferred Retained Closing Country to Seller or its applicable Affiliate, in each case consistent with the terms of this Agreement. The Parties acknowledge and agree that Purchaser and Affiliates shall transfer the Deferred Retained Assets and Deferred Retained Liabilities to Seller or its applicable Affiliate without any consideration. Purchaser shall not, and shall cause its respective Affiliates not to, take any position on any Tax Return inconsistent with this Section 2.17(c) unless otherwise required by applicable Law, in which case Purchaser shall notify Seller of such position at least thirty five (35) days prior to the due date for filing such Tax Return and the dispute resolutions provisions of Section 6.14 shall apply to such position.
(d)    Subject to compliance with all applicable Law, solely with respect to the Deferred Retained Business in the Deferred Retained Country, Purchaser shall, and shall cause the applicable Deferred Retained Title Holder to, comply with the covenants and agreements set forth in Section 5.2(a) and Section 5.2(b) (other than Sections 5.2(b)(iii), Sections 5.2(b)(iv) and, except as would not materially and adversely affect the Deferred Retained Business after the applicable Deferred Retained Closing Date, Section 5.2(b)(ix) and, solely to the extent related to such sections, Section 5.2(b)(xiii)) until the Deferred Retained Closing Date in the Deferred Retained Country as though Purchaser was Seller, which covenants shall apply to Purchaser mutatis mutandis; provided, that neither Purchaser nor any of its Affiliates shall be responsible or liable for any actions taken (or failure to take actions) in accordance with the Seller Operational Instructions.
(e)    It is the intention of the Parties that each Deferred Retained Beneficiary shall be entitled to the “net economic benefit” relating to the Deferred Retained Business arising in respect of trading during the applicable Deferred Period, and in connection therewith, each Deferred Retained Title Holder shall retain such title as it has to the Deferred Retained Assets of the Deferred Retained Business and hold such Deferred Retained Assets for the benefit and expense of the applicable Deferred Retained Beneficiary during the applicable Deferred Period. Each Deferred Retained Beneficiary shall be entitled to submit instructions (“Seller Operational

Instructions”) in respect of the day-to-day operational management of the Deferred Retained Business to the Deferred Retained Title Holder, including with respect to the following operational matters (in each case solely to the extent related to the applicable Deferred Retained Business): (i) changes to the specifications and method of delivery of products and services to customers in fulfillment of customer orders and after sales care; (ii) the method and content of advertising and marketing materials relating to products and services; (iii) pricing and other terms and conditions applicable to the sale of products to third parties; (iv) third party supplier matters; (v) credit risk in relation to amounts payable or to become payable by third parties; (vi) production volume; and (vii) to the extent permitted by applicable Law, appointment, remuneration and termination of personnel. Except as otherwise permitted under Section 2.17(g), Purchaser shall, and shall cause each Deferred Retained Title Holder to, promptly implement and comply with the Seller Operational Instructions. For the avoidance of doubt, in the absence of Seller Operational Instructions, the Deferred Retained Title Holder shall operate the Deferred Retained Business (or the part for which no Seller Operational Instructions were given) in accordance with Section 2.17(d).
(f)    During the relevant Deferred Period, Purchaser shall, and shall cause each Deferred Retained Title Holder and each of its Affiliates to, to the fullest extent permitted by applicable Law, do the following (where applicable): (i) treat all information in relation to the Deferred Retained Business that it holds at Closing or acquires during the Deferred Period as confidential in accordance with Section 5.3 (the obligations in Section 5.3, including Section 5.3(b), shall apply to Purchaser as though it was Seller mutatis mutandis), (ii) not discontinue or otherwise withdraw from the conduct or operation of the Deferred Retained Business, and (iii) provide to the Deferred Retained Beneficiary, within three (3) Business Days after the end of each month following the Closing, the monthly trial balance with respect to the Deferred Retained Business for such month in the same form as trial balances are provided to Purchaser under the Transition Services Agreement unless Seller or the Deferred Retained Beneficiary has access to such trial balances.
(g)    Notwithstanding anything herein to the contrary, the provisions of Section 2.17 shall not (i) prevent a Deferred Retained Title Holder (or any of its Affiliates) from carrying out the performance of any obligations arising under or pursuant to a Contract or Permit or otherwise taking any action required by applicable Law, (ii) require the Deferred Retained Title Holder (or any of its Affiliates) to take any action or do or omit to do anything which would reasonably be expected to result in a breach of any Contract or Permit or violation of applicable Law, (iii) require a Deferred Retained Title Holder (or any of its Affiliates) to take any action or do or omit to do anything which such Deferred Retained Title Holder reasonably believes would be materially detrimental to such Deferred Retained Title Holder’s (or any of its Affiliates’) reputation or relationships with customers, employees, vendors, suppliers or Governmental Entities, (iv) require a Deferred Retained Title Holder (or any of its Affiliates) to take any action or do or omit to do anything which cannot be accomplished through the use of commercially reasonable efforts, (v) require a Deferred Retained Title Holder (or any of its Affiliates) to take any action or do or omit to do anything which would fundamentally change the nature of the applicable Deferred Retained Business (as it existed as of the Closing), (vi) require a Deferred Retained Title Holder (or any of its Affiliates) to make any capital contribution or other investment outside the ordinary course of business, or (vii) require a Deferred Retained Title

Holder (or any of its Affiliates) to purchase any real property outside the ordinary course of business or incur any capital expenditures outside the ordinary course of business unless the Deferred Retained Beneficiary provides to the Deferred Retained Title Holder, in advance, funds to incur such purchases and expenditures (it being agreed that budgeted capital expenditures and maintenance capital expenditures shall be considered capital expenditures in the ordinary course of business).
(h)    At least four (4) Business Days prior to the Deferred Retained Closing Date, Purchaser shall in good faith calculate its estimate of the Deferred Retained Settlement Amount in respect of the Deferred Retained Business (the “Initial Deferred Retained Settlement Amount”) and advise the Deferred Retained Beneficiary of this amount. If Seller or its applicable Affiliates have access to the relevant financial information of the Deferred Retained Business, Seller and its Affiliates shall cooperate with Purchaser in the determination of the Initial Deferred Retained Settlement Amount.
(i)    On the Deferred Retained Closing Date, (i) if the Initial Deferred Retained Settlement Amount is greater than zero, the Deferred Retained Title Holder shall (and Purchaser shall cause the Deferred Retained Title Holder to) pay to the Deferred Retained Beneficiary an amount, in local currency, equal to the Initial Deferred Settlement Amount, and (ii) if the Initial Deferred Retained Settlement Amount is less than zero, the Deferred Retained Beneficiary shall (and Seller shall cause the Deferred Retained Beneficiary to) pay to the Deferred Retained Title Holder an amount, in local currency, equal to the absolute value of the Initial Deferred Settlement Amount, in each case by wire transfer of immediately available funds to the bank account to be designated by the party that will be receiving such payment.
(j)    As soon as reasonably practicable (and within thirty (30) days) following the Deferred Retained Closing Date, Seller shall prepare and deliver to the Deferred Retained Title Holder (and Purchaser) a draft of the Deferred Retained Settlement Statement (the “Draft Deferred Retained Settlement Statement”). The Draft Deferred Retained Settlement Statement shall be agreed to (or determined, as applicable) in accordance with the provisions of Sections 2.9(c), 2.9(d) and 2.9(e), which shall apply mutatis mutandis. The Deferred Retained Settlement Statement as agreed or determined (as applicable) shall constitute the Deferred Retained Settlement Statement for the Deferred Retained Business for purposes of this Agreement and shall be final and binding on Purchaser and Seller.
(k)    If:
(i)    the Deferred Retained Settlement Amount is less than the Initial Deferred Retained Settlement Amount, the Deferred Retained Beneficiary shall pay (and Seller shall cause such Deferred Retained Beneficiary to pay) an amount equal to such difference to the Deferred Retained Title Holder in the applicable local currency; or
(ii)    the Deferred Retained Settlement Amount is greater than the Initial Deferred Retained Settlement Amount, the Deferred Retained Title Holder shall pay (and Purchaser shall cause the Deferred Retained Title Holder to pay) an amount equal to such difference to the Deferred Retained Beneficiary in the applicable local currency.

(l)    Any payment to be made in accordance with Section 2.17(k) shall be made on or before the date that is ten (10) Business Days after the date on which the Deferred Retained Settlement Amount is agreed or determined (as applicable), and in each case shall include interest thereon (calculated from and including the applicable Deferred Retained Closing Date to but excluding the date of payment at the Interest Rate). Such interest shall accrue on a daily basis. For the avoidance of doubt, to the extent permitted by applicable Law and foreign currency regulations, the Deferred Retained Title Holder or Deferred Retained Beneficiary may elect to make or receive payments through an Affiliate.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in, or qualified by any matter set forth in the Seller Disclosure Schedules (it being agreed that any matter disclosed pursuant to any section or subsection of the Seller Disclosure Schedules shall be deemed to be disclosed for all purposes of this Agreement as long as the relevance of such disclosure to the other Sections or sub-Sections of this Agreement is reasonably apparent on the face of such disclosure), Seller hereby represents and warrants to Purchaser as follows:
Section 3.1    Organization, Standing and Power. Each of the Seller Entities is (or, in the case of Seller Entities that have not been formed as of the date hereof, will be as of the Closing) duly organized, validly existing and in good standing (where applicable) under the Laws of its jurisdiction of organization, and each of the Seller Entities has (or, in the case of Seller Entities that have not been formed as of the date hereof, will have as of the Closing) all necessary organizational power and authority to carry on the Business as presently conducted, except as would not reasonably be expected (i) to have, individually or in the aggregate, a Business Material Adverse Effect, or (ii) to impair or materially delay the ability of Seller or any Seller Entity to consummate the Transaction.
Section 3.2    Target Entities.
(a)    Each of the Target Entities is duly organized, validly existing and in good standing (where applicable) under the Laws of its jurisdiction of organization, and each of the Target Entities has all necessary organizational power and authority to carry on the Business as presently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. All of the Target Entity Shares have been duly authorized and validly issued and are fully paid and non-assessable, and, except for the shares in CJSC Grace KRIZ (Russia) held by OAO KRIZ, such Target Entity Shares collectively constitute all of the issued and outstanding equity interests of the Target Entities. Except for the Target Entity Shares and the shares in CJSC Grace KRIZ (Russia) held by OAO KRIZ, there are no outstanding securities or other similar ownership interests of any class or type of or in any of the Target Entities. There are no outstanding options, warrants, calls, purchase rights, subscription rights, exchange rights or other rights, convertible securities, agreements or commitments of any kind pursuant to which any of the Target Entities is or may become obligated to (i) issue, transfer, sell or otherwise dispose of any of its securities, or any securities convertible into or exercisable or exchangeable for its securities, or (ii) redeem, purchase or otherwise acquire any outstanding securities of any of the Target Entities.
(b)    As of the date of this Agreement and without giving any effect to the Pre-Closing Restructuring, each of the Purchased Entity Shares is owned by the Seller Entities as indicated on Section 3.2 of the Seller Disclosure Schedules.
(c)    As of immediately prior to the Closing, the applicable Purchased Entity shall be owned by the applicable Seller Entity or Seller Entities as indicated in the Pre-Closing Restructuring Plan.
Section 3.3    Authority; Execution and Delivery; Enforceability. Seller has all necessary power and authority to execute this Agreement and to consummate the Transaction and the other transactions contemplated hereby. The execution and delivery by Seller of this Agreement and the consummation by the Seller Entities of the Transaction and the other transactions contemplated hereby have been duly authorized by all necessary corporate or other action of the Seller Entities. Seller has duly executed and delivered this Agreement, and assuming due authorization, execution and delivery by Purchaser, this Agreement will constitute its valid and binding obligation, enforceable against it in accordance with its terms, subject to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).
Section 3.4    No Conflicts; Consents. The execution and delivery by Seller of this Agreement does not, and the consummation of the Transaction and the other transactions contemplated hereby and compliance by Seller with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien (other than Permitted Liens) upon any of the Purchased Assets (other than the Purchased Entity Shares) under, any provision of (a) the Organizational Documents of any Seller Entity or Target Entity, (b) any Judgment or Law applicable to the Business, or (c) any Contract applicable to the Business, except, in the case of clauses (b) and (c), for any such items that would not reasonably be expected to be material to the Business, taken as a whole, or would not reasonably be expected to impair or materially delay the ability of Seller or any Seller Entity to consummate the Transaction. No Approval of any Governmental Entity is required to be obtained or made by or with respect to the Seller Entities or the Target Entities in connection with the execution, delivery and performance of this Agreement or the consummation of the Transaction and the other transactions contemplated hereby, other than (i) in respect of any applicable Law or other legal restraint designed to govern competition, trade regulation, foreign investment, or national security or defense matters or to prohibit, restrict or regulate actions with the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”) and (ii) those that, if not obtained, made or given, would not reasonably be expected either (A) to be material to the Business, or (B) to impair or materially delay the ability of Seller or any Seller Entity to consummate the Transaction.

Section 3.5    Proceedings. There are no Proceedings (other than any Tax Proceedings) pending or, to the Knowledge of Seller, threatened in writing, against the Target Entities or, solely with respect to the Business, the Seller Entities, except as would not reasonably be expected to result, individually or in the aggregate, in a Liability in excess of $2,000,000.
Section 3.6    Business Financial Information and Related Matters.
(a)     Section 3.6(a) of the Seller Disclosure Schedules sets forth copies of (i) unaudited pro forma summary income statement information for the Business for the twelve months ended December 31, 2015 and for the nine months ended September 30, 2016, and (ii) the unaudited pro forma summary balance sheet items of the Business as of December 31, 2015 and September 30, 2016 (clauses (i) and (ii), collectively, the “Business Financial Information”). The balance sheet as of September 30, 2016 included in the Business Financial Information is referred to as the “Business Balance Sheet”.
(b)    The Business Financial Information (i) has been prepared solely for the purpose of this Agreement, (ii) has been prepared in good faith from the books and records of Seller and prepared in accordance with the accounting principles set forth in Section 3.6(b) of the Seller Disclosure Schedules in all material respects, and (iii) fairly presents in all material respects the financial condition and results of operations of the Business as of the respective dates thereof and for the respective periods covered therein.
(c)    The information entitled “Summary of Corporate Allocations for Detroit” set forth in Section 3.6(c) of the Seller Disclosure Schedules, (i) was prepared in good faith from the books and records of Seller, and (ii) was based, when prepared, on Seller’s good faith estimates and business judgment with respect to the allocation of overhead costs contained therein.
(d)    The Business does not have any Liabilities, other than Liabilities that: (i) are reflected or reserved against in the Business Balance Sheet, (ii) were incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) are Retained Liabilities or Liabilities for Taxes, or (iv) would not reasonably be expected, individually or on in the aggregate, to exceed $5,000,000.
(e)    As of the date hereof, with respect to the Business, to the Knowledge of Seller, no notices (including reports from any auditor of Seller or any of its Subsidiaries) have been received by the Seller or its Subsidiaries regarding (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the ability of the Business to record, process, summarize and report financial information related to the Business, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls over financial reporting with respect to the Business, or any of the Purchased Assets, Target Entities or Assumed Liabilities.
Section 3.7    Absence of Changes or Events. (a) Except in connection with or in preparation for the Transaction and the other transactions contemplated by this Agreement, since the Balance Sheet Date through the date of this Agreement, the Business has been conducted in all material respects in the ordinary course and none of the Seller Entities or the Target Entities has taken any action that, if proposed to be taken after the date hereof, would require the consent of Purchaser under Section 5.2(b)(vii) or Section 5.2(b)(viii).
(b)    Since the Balance Sheet Date through the Closing Date, there has not occurred any event, change, or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.
Section 3.8    Title and Condition; Sufficiency of Assets.
(a)    Seller, or another Seller Entity or Target Entity, has good and valid title to (or a valid leasehold interest in or license to) all of the Purchased Assets, free and clear of any and all Liens (except for Permitted Liens with respect to the Purchased Assets other than the Target Entity Shares), and at the Closing, assuming the receipt of all Approvals required for the transfer, conveyance and assignment of such Purchased Assets, Seller or another Seller Entity will have the ability to transfer, convey and assign good and valid title to the owned Purchased Assets (including record and beneficial ownership of all Purchased Entity Shares) and the right to use leased or licensed Purchased Assets, in each case free and clear of all Liens (except for Permitted Liens with respect to the Purchased Assets other than the Purchased Entity Shares) or restrictions on transfer imposed by applicable securities Laws (with respect to the Purchased Entity Shares). The Tangible Personal Property included in the Purchased Assets is, in the aggregate, in all material respects in good operating condition and repair (except for normal wear and tear).
(b)    As of the Closing, the Purchased Assets (including the Target Entity Shares) together with all the tangible and intangible assets held by the Target Entities following the completion of the Pre-Closing Restructuring, (i) taking into account the Transaction Documents and all of the assets, services, products, real property, Intellectual Property and Know-How to be provided, acquired, leased or licensed under the Transaction Documents, (ii) taking into account the ownership and operation of the Deferred Target Business by Seller for the benefit of Purchaser and (iii) assuming all Approvals and Business Permits have been obtained or transferred, constitute all of the assets necessary to conduct the Business in all material respects in the manner currently conducted by Seller.
Section 3.9    Inventories. At Closing, the portion of the Inventory (a) consisting of finished products will be saleable in all material respects in the ordinary course of business consistent with past practice, subject to any reserves for obsolete and slow-moving inventory reflected in the Closing Statement, and (b) consisting of raw materials and work-in-progress, in the aggregate, is of a quality and quantity useable in all material respects in the production of finished products in accordance with the ordinary course of business consistent with past practice, subject to reserves for obsolete and slow-moving inventory reflected in the Closing Statement.
Section 3.10    Intellectual Property.
(a)    Section 3.10(a) of the Seller Disclosure Schedules sets forth a true and complete list of all registered Intellectual Property, including applications therefor, owned in whole or in part by a Seller Entity or a Target Entity and included in the Business Intellectual Property, as of the date of this Agreement (the “Registered Business Intellectual Property”), including the jurisdiction (except for unexpired domain name registrations), and patent, serial or application numbers, as applicable.
(b)    A Seller Entity or a Target Entity is the sole and exclusive owner of each item of the Registered Business Intellectual Property. A Seller Entity or a Target Entity is the sole and exclusive owner of each item of Intellectual Property owned by Seller, its Affiliates or a Target Entity that is included in the Business Intellectual Property, other than the Registered Business Intellectual Property.
(c)    Except as would not reasonably be expected to result, individually or in the aggregate, in a material Liability with respect to the Business, (i) none of the Business Intellectual Property is subject to any Judgment adversely affecting the use thereof or rights thereto by a Seller Entity or a Target Entity; (ii) there is no opposition or cancellation Proceeding pending against a Seller Entity or a Target Entity concerning the ownership, validity, enforceability or infringement of any Business Intellectual Property; (iii) to the Knowledge of Seller, there is no infringement or misappropriation, or other violation, or any written allegation made thereof, of any Business Intellectual Property; and (iv) since January 1, 2015, neither the Seller Entities nor the Target Entities have received any written notice alleging that any of the Business Intellectual Property infringes, misappropriates, violates or otherwise conflicts with the Intellectual Property of any other Person.
(d)    To the Knowledge of Seller, no third party is infringing, misappropriating or otherwise violating any of the Business Intellectual Property in any material respect. Except as would not reasonably be expected to result, individually or in the aggregate, in a material Liability with respect to the Business, since January 1, 2015, neither the Seller Entities nor the Target Entities have sent any third party any written notice alleging that the business, products, services or Intellectual Property of such third party infringes, misappropriates, violates or otherwise conflicts with the Business Intellectual Property.
(e)    The applicable Seller Entities or Target Entities own, are licensed or otherwise possess rights to use or exploit all Business Intellectual Property necessary to conduct the Business in all material respects as presently conducted.
(f)    To the Knowledge of Seller, there have been no unauthorized intrusions or breaches by third parties of the security of the Information Technology or Software used in the Business since February 3, 2016.

Section 3.11    Real Property. (a) The applicable Seller Entities or Target Entities have good and marketable title to all Owned Real Property, free and clear of all Liens, other than Permitted Liens. Since January 1, 2015, neither Seller nor any of its Subsidiaries have received written notice of any material default under any restrictive covenants affecting the Owned Real Property, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default under any such restrictive covenants.
(b)    The Seller Entities and/or Target Entities have good and valid leasehold or subleasehold estates (as lessee or sublessee, respectively) in all Transferred Leased Property, in each case free and clear of all Liens, other than Permitted Liens. Seller has provided Purchaser with a true, correct and complete copy of each Lease for the Transferred Leased Property. All Leases for the Transferred Leased Property are in full force and effect and are enforceable against the applicable Seller Entities and/or Target Entities and, to the Knowledge of Seller, against the other parties thereto in accordance with their respective terms, subject to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law). None of any Seller Entity, Target Entity nor, to the Knowledge of Seller, any other party to a Lease for the Transferred Leased Property is in material breach or violation of, or material default under, any Lease for the Transferred Leased Property and no event has occurred that with notice or lapse of time or both would constitute a material breach or material default (whether by lapse of time or notice or both) thereunder.
(c)    There are no written leases, subleases, licenses or other use or occupancy agreements granting to any Person (other than any landlord of such property and other than any Person who would be entitled to access any such property in the ordinary course of business) the right of use or occupancy of any portion of the Real Property.
(d)    As of the date hereof, no condemnation or eminent domain proceeding is pending or, to the Knowledge of Seller, threatened with respect to any of the Real Property. As of the date hereof, there is no material casualty (e.g., fire, flood or similar damage) with respect to any Real Property that will not be repaired in all material respects prior to the Closing.
(e)    Section 3.11(e) of the Seller Disclosure Schedules sets forth (i) with respect to the Owner Real Property, the physical address of each Owned Real Property and the name of the owner thereof and (ii) with respect to the Transferred Leased Property, the physical address of each Transferred Leased Property and the Lease applicable thereto.

Section 3.12    Contracts. (a) Section 3.12(a) of the Seller Disclosure Schedules sets forth as of the date of this Agreement a true and complete list of each of the following Contracts (other than (i) Benefit Plans, and (ii) purchase orders and invoices, in each case entered into in the ordinary course of business) (1) to which any Target Entity or Seller Entity is a party and (2) which is a Purchased Asset (in each case, other than any Contract listed on Section 3.16(f) of the Seller Disclosure Schedules or any Contract that is used to provide services, assets or products pursuant to the Transaction Documents) (the “Material Contracts”):
(i)    any Contract containing a minimum purchase requirement (or similar “take-or-pay” provisions) for the Business to purchase during the twelve (12)-month period immediately following, or pursuant to which the Business has purchased during the twelve (12)-month period immediately preceding, the date hereof, in the aggregate, a minimum of $2,000,000 of goods and/or services on an annual basis;
(ii)    any Contract containing a minimum supply commitment for the Business to sell during the twelve (12)-month period immediately following, or pursuant to which the Business has sold during the twelve (12)-month period immediately preceding, the date hereof, in the aggregate, a minimum of $3,000,000 of goods and/or services on an annual basis;
(iii)    any Contract relating to any interest rate, derivatives or hedging transaction;
(iv)    any Contract requiring future capital expenditure obligations of the Business in excess of $2,000,000;
(v)    any joint venture, partnership or other similar agreement involving co-investment between the Business with a third party;
(vi)    any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) under which, after the Closing, the Business will have a material obligation with respect to an “earn out,” contingent purchase price, or similar contingent payment obligation; and
(vii)    any Contract containing covenants that would restrict or limit in any material respect the ability of the Business after the Closing to compete in any business or with any Person or in any geographic area.
(b)    (i) Each Material Contract is in full force and effect and is valid, binding and enforceable against the Seller Entity or Target Entity party thereto, and, to the Knowledge of Seller, the other parties thereto, in accordance with its terms, in each case, subject to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law) and (ii) neither Seller (or its applicable Subsidiary) nor, to the Knowledge of Seller, any other party to a Material Contract is in material breach or violation of, or material default under, any Material Contract and no event has occurred that with notice or lapse of time or both would constitute a material breach or material default (whether by lapse of time or notice or both).
(c)    A true and complete copy of each written Material Contract that is in effect as of the date hereof has been made available to Purchaser.
Section 3.13    Compliance with Applicable Laws; Permits. (a) Since January 1, 2015, none of the Seller Entities, the Target Entities and/or the Business has violated any Law applicable to the conduct of the Business in any material respect.
(b)    Since January 1, 2013, none of the Seller Entities, the Target Entities and/or the Business has violated any Sanctions or Anti-Corruption Law or any Antitrust Law applicable to the conduct of the Business in any material respect.
(c)    The Seller Entities, the Target Entities and/or the Business hold all Permits necessary for the conduct of the Business as presently conducted in all material respects (the “Business Permits”). The Seller Entities, the Target Entities and the Business are in compliance with the terms of the Business Permits in all material respects.
(d)    Section 3.13(a) and Section 3.13(b) do not relate to matters with respect to Environmental Laws, Taxes or employment matters or Benefit Plans, such items being exclusively governed by Section 3.14, Section 3.15 and Section 3.16, respectively.
Section 3.14    Environmental Matters.
(a)    (i) The Seller Entities and the Target Entities are, and since January 1, 2015 have been, in compliance with all applicable Environmental Laws with respect to the Business in all material respects, (ii) to the Knowledge of Seller, the Seller Entities and the Target Entities are not the subject of any claim or investigation by any Person regarding any violation of any Environmental Law or related to the presence of any Hazardous Material or any Contamination in each case with respect to the Business, (iii) the Seller Entities and the Business have obtained and are, and since January 1, 2015 have been, in compliance in all material respects with all Permits pursuant to Environmental Laws required for the operation of the Business as presently conducted, and (iv) there are no Proceedings pending or, to the Knowledge of Seller, threatened against the Seller Entities or the Target Entities alleging a material violation of Environmental Laws with respect to the Business.

(b)    To the Knowledge of Seller, the Seller Entities with respect to the Business and the Target Entities have no material Liability for any Contamination at any Real Property.
(c)    The Seller Entities with respect to the Business and the Target Entities have not assumed any material Liability under Environmental Laws or for the cleanup of any Hazardous Material by Contract or, to the Knowledge of Seller, by operation of Law.
(d)    Any other representation or warranty contained in this Article III notwithstanding, the representations and warranties contained in this Section 3.14 constitute the sole representations and warranties of Seller relating to any Environmental Law.
Section 3.15    Taxes.
(a)    All income and other material Tax Returns required to be filed with respect to the Business, the Purchased Assets, the Assumed Liabilities and by the Target Entities have been timely filed (taking into account extensions) and all such Tax Returns are correct and complete in all material respects. None of the Target Entities currently is the beneficiary of any extension of time within which to file any income or other material Tax Return (other than routine extensions not requiring the authorization or approval of any Governmental Entity). No written claim has been made by any Taxing Authority within the last four (4) years in a jurisdiction where a Target Entity does not file income or franchise Tax Returns that such Target Entity may be subject to income or franchise Taxes in that jurisdiction.
(b)    All material Taxes required to be paid (whether or not shown on any Tax Returns) with respect to the Business, the Purchased Assets, the Assumed Liabilities and by or on behalf of the Target Entities have been timely paid in full.
(c)    No material deficiencies for Taxes of any Target Entity or Seller Entity (with respect to the Business, the Purchased Assets or the Assumed Liabilities) have been claimed, proposed or assessed by any Taxing Authority for any Tax period for which the period of assessment remains open. No Target Entity is currently subject to any waiver of any statute of limitations in respect of material Taxes or is currently party to any agreement regarding any extension of time with respect to a material Tax assessment or deficiency, which statute of limitation has not since expired. There are no pending material Tax Proceedings with respect to any Target Entity or Seller Entity (with respect to the Business, the Purchased Assets or the Assumed Liabilities). No Target Entity or Seller Entity has been notified in writing that any Taxing Authority intends to audit any material Tax Returns of such Target Entity or Seller Entity (with respect to the Business, the Purchased Assets or the Assumed Liabilities) with respect to any Tax period for which the period of assessment remains open.
(d)    Each of the Target Entities and Seller Entities (with respect to the Business, the Purchased Assets or the Assumed Liabilities) have withheld or collected all material Taxes required to be withheld or collected in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party, and have timely paid such withheld or collected amounts to the proper Taxing Authority to the extent due and payable.

(e)    No Target Entity has been a party to a transaction that is a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax Law.
(f)    There are no Liens for a material amount of Taxes upon any of the assets of any Target Entity or on any of the Purchased Assets other than Liens for Taxes not yet due and payable.
(g)    No Person that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code is transferring a Purchased Asset that constitutes a “United States real property interest” within the meaning of Section 897(c) of the Code, and no Target Entity owns a United States real property interest.
(h)    None of the Purchased Assets (i) constitutes tax-exempt use property within the meaning of Section 168(h) of the Code, (ii) is tax-exempt bond-financed property within the meaning of Section 168(g) of the Code, or (iii) secures any debt the interest of which is tax-exempt under Section 103(a) of the Code.
(i)    Except as set forth in Section 3.15(i) of the Seller Disclosure Schedules, no Target Entity (i) is, or at any time during the past five (5) years has been, a member of an affiliated, consolidated, combined, unitary, VAT, group relief or similar Tax group (other than a group of which Seller or any of its Subsidiaries (including any Target Entity) or W.R. Grace & Co. or any of its Subsidiaries is or was the common parent) or (ii) has any material Liability for the Taxes of any Person (other than another Target Entity), whether such Liability is joint and several or secondary, (A) by reason of being included in any fiscal unity or consolidated, affiliated, combined or unitary group at any time on or before the Closing Date; pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of Law in any jurisdiction; (B) as a transferee or successor; or (C) pursuant to any Tax allocation, Tax indemnity or Tax sharing agreement (other than (x) any such agreement solely among Target Entities and (y) any Tax allocation, indemnity or sharing provision in agreements entered into in the ordinary course of business and not primarily concerning Taxes).
(j)    No Target Entity will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Period as a result of (i) any change in method of accounting for a Tax period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a Tax period ending on or before the Closing Date, (iii) any closing, settlement or similar agreement with any Taxing Authority entered into prior to the Closing, (iv) any installment sale or open transaction commenced prior to the Closing or (v) any prepaid amount received prior to the Closing.
(k)    Each of the Target Entities has complied in all material respects with all applicable transfer pricing Laws.
(l)    The U.S. federal income tax classification of each Target Entity as of the date hereof and the expected U.S. federal income tax classification of each Target Entity immediately prior to the Closing is set forth in Section 3.15(l) of the Seller Disclosure Schedules.

(m)    No Target Entity has, in the past five (5) years, directly or indirectly acquired all or substantially all of the properties of a “domestic partnership” or a “domestic corporation” (in each case, within the meaning of Section 7701(a)(30) of the Code) in exchange for stock of such Target Entity.
(n)    Any other representation or warranty contained in this Article III notwithstanding, the representations and warranties contained in this Section 3.15 and in Section 3.16 constitute the sole representations and warranties of Seller relating to Taxes.
Section 3.16    Labor Relations; Employees and Employee Benefit Plans.
(a)    Section 3.16(a)(i) of the Seller Disclosure Schedules sets forth a complete and accurate list of each Business Employee as of the date hereof, and with respect to each such Business Employee, specifies (i) such Business Employee’s date of hire and service commencement date, if different; (ii) such Business Employee’s current base salary, wage rate or fees; (iii) such Business Employee’s target bonus percentage or amount for the current year; (iv) such Business Employee’s job title; (v) such Business Employee’s location and country of employment or service; and (vi) whether such Business Employee is covered by a Collective Bargaining Agreement (in the case of U.S. Business Employees) (the “Business Employee Census”). Between the date hereof and the Closing Date, Seller shall provide regular updates of the Business Employee Census to Purchaser that reflect changes in the Business Employees that shall also include, with respect to each such Business Employee, (i) such Business Employee’s paid time off, vacation, sick or similar entitlements, (ii) whether such Business Employee is an Inbound Employee, Carveout Employee or Functional Transfer Employee, (iii) each U.S. Business Employee’s exempt or non-exempt status (and for International Business Employees, analogous classifications, if applicable); and (iv) whether such Business Employee is an Active Employee or an Inactive Employee (and if an Inactive Employee, the nature of the leave of such individual and the anticipated end date of such leave), including a final Business Employee Census on the Closing Date. Section 3.16(a)(ii) of the Seller Disclosure Schedules sets forth a complete and accurate summary of the general terms of service for the Business Independent Contractor.

(b)    Section 3.16(b) of the Seller Disclosure Schedules sets forth a list of each material Benefit Plan, and separately identifies each material Transferred Benefit Plan. Seller has made available to Purchaser correct and complete copies of each such Transferred Benefit Plan, including all material amendments thereto and any summary plan description (or, to the extent that no such copy exists, an accurate written description thereof). In addition, with respect to each such Transferred Benefit Plan, Seller has made available to Purchaser, to the extent applicable, (i) any related trust agreement or other funding instrument; (ii) the most recently issued ruling, determination or opinion letter by a Governmental Entity regarding the tax qualified status of such Transferred Benefit Plan; (iii) the most recent (A) annual reports required by any Governmental Entity, including IRS Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation report; (iv) if funded, the most recent annual and periodic account of assets; (v) all advisory letters and rulings, compliance statements, closing agreements, or similar materials received by Seller or any of its Affiliates that are specific to each Transferred Benefit Plan from the IRS or any similar Governmental Entity having jurisdiction over the Seller Entities relating to Transferred Benefit Plans and copies of any correspondence regarding actual or potential audits or investigations to or from any Governmental Entity; and (vi) all material written Contracts, including fidelity or ERISA bonds, administrative service agreements, group annuity contracts and group insurance contracts related to such Transferred Benefit Plan, if any.
(c)    Each (i) Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to its qualification or is within the remedial amendment period applicable to such Benefit Plan and (ii) other Benefit Plan that is intended to qualify for special Tax treatment meets all requirements for such treatment, in all material respects. (iii) To the Knowledge of Seller, no event has occurred with respect to any Benefit Plan that is tax qualified or registered under Law that would result in the revocation or loss of such tax qualified status or registration of such Benefit Plan. (iv) To the Knowledge of Seller, no event has occurred which would entitle any Person (without the consent of the sponsor of such Transferred Benefit Plan) to wind up or terminate any Transferred Benefit Plan, in whole or in part, except to the extent any such wind up or termination of any Transferred Benefit Plan would not result in a material Liability to the Business. (v) To the Knowledge of Seller, no event has occurred which would entitle any Person (without the consent of the sponsor of such Transferred Benefit Plan) to wind up or terminate the U.S. DB Plan, in whole or in part.
(d)     (i) Each Transferred Benefit Plan has been operated and maintained in compliance with its terms and applicable Law in all material respects; and (ii) all contributions, premiums (employee and employer) and expenses required to be made by Law or by the terms of a Transferred Benefit Plan have been timely made in all material respects. No events have occurred with respect to any Benefit Plan that would result in payment or assessment by or against the Target Entities, Purchaser or any of its Affiliates of any material excise or other material penalty Taxes under the Code, ERISA or other applicable Laws. Except as would not reasonably be expected to result, individually or in the aggregate, in a material Liability in respect of the Business taken as a whole, with respect to each Transferred Benefit Plan, there are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or, to the Knowledge of Seller, threatened against any Transferred Benefit Plan.

(e)    No Transferred Benefit Plan is subject to Title IV of ERISA. Except for the Liabilities expressly assumed under Section 5.7 and the Liabilities of any Transferred Benefit Plan, the transactions contemplated by this Agreement shall not result in any Liability to the Purchaser or any of its Affiliates under Title IV of ERISA with respect to any Benefit Plan. Except as would not reasonably be expected to result, individually or in the aggregate, in a material Liability in respect of the Business taken as a whole, (i) there are no Taxes, penalties or fees that are owing or assessable under or against any Transferred Benefit Plan; (ii) there are no going-concern unfunded actuarial liabilities, past service unfunded liabilities or solvency deficiencies with respect to any Transferred Benefit Plans; and (iii) no contribution holidays have been taken under any of the Transferred Benefit Plans, and there have been no withdrawals of assets or transfers of assets from any Transferred Benefit Plan, except in accordance with Law.
(f)    None of the Seller or any of its Affiliates contributes or is required to contribute to any Multiemployer Plan or “multiple employer plan” within the meaning of Sections 4063 and 4064 of ERISA or Section 413(c) of the Code, in each case, in respect of any Business Employees. Except as required by applicable Law, no Benefit Plan entitles any Business Employee or beneficiary thereof to any retiree medical or other retiree welfare benefits.
(g)    Except as required by applicable Law or with respect to any Liabilities contemplated under Sections 5.7(d), (e) and (o), neither the execution of this Agreement nor the consummation of the Transaction or the other transactions contemplated hereby (whether alone or together with any other events) will (i) result in any payment that is the Liability of the Business becoming due to any Business Employee, (ii)  increase any benefits otherwise payable by the Business to any Business Employee, or (iii) result in the acceleration of the time of payment or vesting of any such benefits. The transactions contemplated by this Agreement shall not constitute a “change in ownership or control” of Seller within the meaning of Section 280G of the Code.
(h)    Set forth on Section 3.16(h) of the Seller Disclosure Schedules is a true and correct list, as of the date of this Agreement, of each Collective Bargaining Agreement and, to Seller’s Knowledge, there are no proceedings of any labor union or works council or other employee representation group to organize or represent any Business Employees. Within thirty (30) days following the date hereof, the Seller shall make available to Purchaser accurate and complete copies of all employee manuals and handbooks, employment policy statements, internal regulations and Collective Bargaining Agreements with respect to Business Employees.
(i)    No Business Employee who is listed in Section 3.16(i) of the Seller Disclosure Schedules (each a “Material Employee”) has given Seller or any of its Affiliates notice terminating his or her employment with the Seller or any of its Affiliates, or terminating his or her employment upon a sale of, or business combination relating to, Seller or any of its Affiliates or in connection with the Transaction; neither Seller or any of its Affiliates has a present intention to terminate the employment of any Material Employee. Between the date hereof and the Closing Date, Seller may amend Section 3.16(i) of the Seller Disclosure Schedules to reflect changes to the preceding sentence. To the Knowledge of Seller, no Material Employee is a party to or is bound by any employment agreement, patent disclosure agreement, non-competition agreement, any other restrictive covenant or other agreement with any Person, or subject to any judgment, decree or order of any court or administrative agency, any of which would reasonably be expected to have a material adverse effect in any way on (A) the performance by such Person of any of his or her duties or responsibilities for Seller or any of its Affiliates, or (B) the operation of the Business. To the Knowledge of Seller, no Material Employee is in violation of any term of any employment agreement, patent disclosure agreement, non-competition agreement, or any other restrictive covenant to a former employer or entity relating to the right of any such Business Employee to be employed or retained by Seller or any of its Affiliates, as the case may be.
(j)    Except as would not reasonably be expected to result, individually or in the aggregate, in a material Liability in respect of the Business taken as a whole (or has not resulted in any such material Liability that has not previously been paid, resolved or otherwise taken into account in the Business Financial Information), (i) there have been no strikes, slowdown, work stoppages, labor dispute or union organizing activity or lockouts involving Business Employees; and (ii) none of Seller nor its Subsidiaries is engaged, or has been engaged since January 1, 2015, in any unfair labor practice of any nature. There is not now pending and, to the Knowledge of Seller, no Business Employee or any labor organization, works council, trade union or employee association representing Business Employees has threatened to commence any strike, slowdown, work stoppage, labor dispute or union organizing activity or lockouts involving Business Employees.
(k)    Each of the Seller and its Affiliates are each in compliance with all applicable Laws in all material respects with respect to employment, employment practices, terms and conditions of employment (including, without limitation, asbestos health conditions), immigration matters, labor matters, data privacy, wages and hours, unfair labor practices, worker health and safety, whistleblower protections and, there are no claims or investigations to the contrary.
(l)    (i) The Business Employees have been, and currently are, properly classified under the Fair Labor Standards Act of 1938, as amended, and under any similar Law of any state or other jurisdiction applicable to such Business Employees in all material respects; and (ii) the Business Independent Contractors have been properly classified as such, were and have been engaged in accordance with all applicable Laws, and have been treated accordingly and appropriately for all Tax purposes, in each case in all material respects.  None of the Seller or its Subsidiaries is delinquent to, or has failed to pay, and there are no demands or claims pending or, to the Knowledge of Seller, threatened, before any Governmental Entity by any Business Service Providers for any wages (including overtime, meal breaks or waiting time penalties), salaries, commissions, accrued and unused vacation, on-call payments, equal pay, or collective bargaining payments to which they would be entitled under applicable Law, if any, bonuses, benefits, advantage in kind, profit sharing, stock options or other compensation for any services performed by them or amounts required to be reimbursed or damages or interest paid to such individuals, except as would not reasonably be expected to result, individually or in the aggregate, in a material Liability (or has not resulted in any such material Liability that has not previously been paid, resolved or otherwise taken into account in the Business Financial Information). None of the Seller or its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Business Employees (other than routine payments to be made in the normal course of business and consistent with past practice).
(m)    There are no demands or claims pending or, to the Knowledge of Seller, threatened before any Governmental Entity (or any state “referral agency”) from any Business Employee, whether in the form of claims for employment discrimination, harassment, retaliation, unfair labor practices, grievances, wrongful discharge or variation of contract, wage and hour violations, breach of contract, unfair business practice, tort, unfair competition or otherwise which would not reasonably be expected to result, individually or in the aggregate, in a material Liability (or has not resulted in any such material Liability that has not previously been paid, resolved or otherwise taken into account in the Business Financial Information); and the Seller and its Affiliates have complied with and are in compliance with all applicable workers compensation Laws with respect to the Business Employees in all material respects. In addition, there are no pending or threatened material claims or actions against Seller or its Affiliates with respect to the Business Employees under any workers compensation policy or long term disability policy, nor, to the Knowledge of Seller, is there any reasonable basis therefore.
(n)    As of the date of this Agreement, neither Seller nor its Affiliates has implemented any plant or office closing, transfer of employees or layoff of Business Employees that (excluding any actions that might be taken after the Closing) is or would reasonably be expected to be in violation of the Worker Adjustment and Retraining Notification Act or similar Laws.
(o)    Any other representation or warranty contained in this Article III notwithstanding, the representations and warranties contained in this Section 3.16 constitute the sole representations and warranties of Seller relating to employees and Benefit Plans.
Section 3.17    Intercompany Arrangements. Except for any Contracts that (i) are solely between or among Target Entities, or (ii) will be terminated prior to Closing, there are no Contracts solely between or among Seller and/or its Subsidiaries (other than the Target Entities), on the one hand, and any Target Entity, on the other hand, other than the Transaction Documents and the Contracts contemplated thereby and other than the Organizational Documents of the Target Entities.

Section 3.18    Customers; Product Liability; Suppliers.
(a)    Listed in Section 3.18(a) of the Seller Disclosure Schedules are the names of the ten (10) most significant customers (by revenue) of the Business (each, a “Significant Customer”) for the twelve-month period ended December 31, 2016 and the approximate amount for which each such customer was invoiced during such period (treating affiliated customers as a single customer). To the Knowledge of Seller, from February 3, 2016 until the date of this Agreement, none of the Seller Entities with respect to the Business or the Target Entities has received any notice from a Significant Customer that such Significant Customer has reduced, or will reduce, in a material respect its purchase of the products or goods purchased from the Business by such Significant Customer, excluding any notices of contract expirations.
(b)    Each product designed, formulated, manufactured or sold by the Seller Entities or the Target Entities in respect of the Business has been done so since February 3, 2016 in conformity in all material respects with all applicable product specifications, applicable express and implied warranties and applicable Law, including Regulation (EC) No 1907/2006 of the European Parliament and of the Council of 18 December 2006 concerning the Registration, Evaluation, Authorization and Restriction of Chemicals (REACH), the Toxic Substances Control Act, 15 U.S.C. 2601 et seq. (TSCA), and equivalent Laws in other jurisdictions regulating chemical substances. No Seller Entity or Target Entity has received since February 3, 2016 any written or, to the Knowledge of Seller, oral notice of any allegation that a product it designed, formulated, manufactured or sold with respect to the Business is materially defective or not in conformity in all material respects with the an applicable product specification, applicable express or implied warranties or applicable Law, including Regulation (EC) No 1907/2006 of the European Parliament and of the Council of 18 December 2006 concerning the Registration, Evaluation, Authorization and Restriction of Chemicals (REACH), the Toxic Substances Control Act, 15 U.S.C. 2601 et seq. (TSCA), and equivalent Laws in other jurisdictions regulating chemical substances.
(c)    (i) Since February 3, 2016, each product designed, formulated, manufactured or sold by the Seller Entities or the Target Entities in respect of the Business have not been the subject of any recall or other similar action, and (ii) there are no pending or, to the Knowledge of Seller, threatened market recalls in respect of any such products.
(d)    Listed in Section 3.18(e) of the Seller Disclosure Schedules, are the names of the ten (10) most significant suppliers (by dollar volume of purchases) of the Business (each, a “Significant Supplier”) for the twelve-month period ended December 31, 2016 and the approximate amount the Business purchased from each such supplier during such period (treating affiliated suppliers as a single supplier). To the Knowledge of Seller, from February 3, 2016 until the date of this Agreement, none of the Seller Entities with respect to the Business or the Target Entities has received any notice from a Significant Supplier that such Significant Supplier has reduced, or will reduce, in a material respect the supply or availability of the products, equipment, goods or services supplied to the Business by such Significant Supplier, excluding any notices of contract expirations.

Section 3.19    Brokers. Other than Goldman, Sachs & Co. (whose fees and expenses will be borne by Seller), no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any of its Affiliates (including any Target Entity prior to the Closing) for which Purchaser or any of its Affiliates (including the Target Entities after the Closing) would have any obligation to pay any such amounts.
Section 3.20    No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article III, none of Seller, the Seller Entities or any of their respective Affiliates has made any representation or warranty, expressed or implied, as to the Purchased Assets, the Assumed Liabilities, the Business, the Target Entities, their financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Purchased Assets, the Assumed Liabilities, the Business or the Target Entities furnished or made available to Purchaser and its Affiliates and Representatives.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Except as set forth in the Purchaser Disclosure Schedules (it being agreed that any matter disclosed pursuant to any section or subsection of the Purchaser Disclosure Schedules shall be deemed to be disclosed for all purposes of this Agreement as long as the relevance of such disclosure to the other Sections or sub-Sections of this Agreement is reasonably apparent on the face of such disclosure), Purchaser hereby represents and warrants to Seller as follows:
Section 4.1    Organization, Standing and Power. Purchaser is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all necessary organizational power and authority to carry on its business as presently conducted, except as would not, or would not reasonably be expected to, impair or materially delay the ability of Purchaser to (a) perform its obligations under this Agreement or (b) consummate the Transaction and the other transactions contemplated hereby (any such impairment or delay, a “Purchaser Material Adverse Effect”).
Section 4.2    Authority; Execution and Delivery; Enforceability. Purchaser has all necessary power and authority to execute this Agreement and to consummate the Transaction and the other transactions contemplated hereby. The execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the Transaction and the other transactions contemplated hereby have been duly authorized by all necessary corporate or other action of Purchaser. Purchaser has duly executed and delivered this Agreement, and assuming due authorization, execution and delivery by Seller, this Agreement will constitute its valid and binding obligation, enforceable against it in accordance with its terms, subject to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).
Section 4.3    No Conflicts; Consents. The execution and delivery by Purchaser of this Agreement does not, and the consummation of the Transaction and the other transactions contemplated hereby and compliance by Purchaser with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Purchaser or any of its Subsidiaries under, any provision of (a) the Organizational Documents of Purchaser, (b) any Judgment or Law applicable to Purchaser or its Subsidiaries, or the properties or assets of Purchaser or its Subsidiaries, or (c) any material Contract applicable to Purchaser or its Subsidiaries, or the properties or assets of Purchaser or its Subsidiaries, except, in the case of clauses (b) and (c), for any such items that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. No Approval of any Governmental Entity is required to be obtained or made by or with respect to Purchaser or its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transaction and the other transactions contemplated hereby, other than in respect of any applicable Antitrust Laws.
Section 4.4    Financial Ability to Perform. Purchaser has available to it as of the date hereof, and will have available to it at the Closing, funds sufficient to enable Purchaser to perform all of its obligations hereunder, including delivering the Closing Purchase Price and the Purchase Price to Seller, as and when contemplated by this Agreement and to pay or otherwise perform all of the obligations of Purchaser under the other Transaction Documents.
Section 4.5    Proceedings. There are no Proceedings, Judgments or claims pending, or, to the Knowledge of Purchaser, threatened, against Purchaser or any of its Affiliates that would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
Section 4.6    Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.
Section 4.7    Investigation; Acquisition of Shares for Investment. Purchaser has such knowledge and experience in financial and business matters, and is capable of evaluating the merits and risks of the Transaction and the other transactions contemplated by this Agreement. Purchaser is acquiring the Purchased Entity Shares for investment purposes and not with a view toward or for offer or sale in connection with any distribution thereof, or with any present intention of offering, distributing or selling any of the Purchased Entity Shares. Purchaser acknowledges that the Purchased Entity Shares have not been registered under the securities Laws of any jurisdiction, including the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or any state securities Laws, and agrees that the Purchased Entity Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without compliance with (or exemption from) such Laws. Purchaser is an “accredited investor” within the meaning of Rule 501 under the Securities Act, and is acting solely on behalf of itself and its Affiliates and not for the account or benefit of any other Person. Purchaser is able to bear the economic risk of holding the Purchased Entity Shares for an indefinite period (including total loss of its investment) (it being agreed that nothing in this sentence shall limit or restrict any of Seller’s representations or warranties contained in Article III or any right or remedy of Purchaser hereunder).
Section 4.8    Acknowledgment of No Other Representations or Warranties. Purchaser expressly agrees and acknowledges, on behalf of itself and its Affiliates, that (a) none of Seller, the Seller Entities or any of their respective Affiliates has made any representation or warranty, expressed or implied, as to the Purchased Assets, the Assumed Liabilities, the Business, the Target Entities, their financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Purchased Assets, the Assumed Liabilities, the Business or the Target Entities furnished or made available to Purchaser and its Affiliates and Representatives, except as expressly set forth in Article III, (b) Purchaser has not relied on any representation or warranty from Seller, the Seller Entities or any of their respective Affiliates in determining to enter into this Agreement, except as expressly set forth in Article III, and (c) none of Seller, the Seller Entities or any of their respective Affiliates shall have or be subject to any Liability to Purchaser or any of its Affiliates or Representatives resulting from the distribution to Purchaser or its Affiliates or Representatives, or Purchaser’s or its Affiliates’ or Representatives’ use of, any such information, including any information, documents or material made available to Purchaser or its Affiliates or Representatives in any “data rooms,” management presentations or in any other form in expectation of or negotiation of this Agreement, the Transaction and the other transactions contemplated hereby.

ARTICLE V
COVENANTS
Section 5.1    Efforts. (a) From and after the date hereof, Purchaser, Seller and their respective Affiliates shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Law to consummate and make effective in the most expeditious manner possible the Transaction and the other transactions contemplated by this Agreement, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transaction and the other transactions contemplated by this Agreement as soon as practicable and (ii) the execution and delivery of any additional instruments necessary to consummate the Transaction and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement. Without limiting the foregoing, Purchaser, Seller and their respective Affiliates shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to obtain (and shall cooperate with each other in obtaining) any Regulatory Approvals (which actions shall include furnishing all information required in connection with such Approvals) required to be obtained or made by Purchaser, Seller, the other Seller Entities or the Target Entities in connection with the Transaction or the other transactions contemplated by this Agreement. Additionally, each of Purchaser and Seller (and their respective Affiliates) shall use their respective reasonable best efforts to fulfill all conditions precedent to this Agreement (including those set forth in Section 7.1) and shall not take any action after the date of this Agreement that would reasonably be expected to impair or materially delay the obtaining of, or result in not obtaining, any Regulatory Approval necessary to be obtained prior to the Closing. To the extent that transfers of any Permits are required as a result of the execution of this Agreement or the consummation of the Transaction or the other transactions contemplated by this Agreement, the Parties shall use reasonable best efforts to effect such transfers.
(b)    Prior to the Closing, Purchaser and Seller shall each keep the other apprised of the status of matters relating to the completion of the Transaction and the other transactions contemplated by this Agreement and work cooperatively in connection with obtaining all required Regulatory Approvals. In that regard, prior to the Closing, subject to the Confidentiality Agreement and Section 5.3 of this Agreement, each Party shall promptly consult with the other Party to provide any necessary information with respect to (and, in the case of correspondence, provide the other Party (or its counsel) copies of) all filings made by such Party with any Governmental Entity or any other information supplied by such Party to, or correspondence with, a Governmental Entity in connection with this Agreement, the Transaction and the other transactions contemplated by this Agreement. Subject to the Confidentiality Agreement and Section 5.3 of this Agreement, each Party shall promptly inform the other Party, and if in writing, furnish the other Party with copies of (or, in the case of material oral communications, advise the other Party orally of) any communication from any Governmental Entity regarding the Transaction and the other transactions contemplated by this Agreement, and permit the other Party to review and discuss in advance, and consider in good faith the views of the other Party in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Entity. If either Party or any Representative of such Party receives a request for additional information or documentary material from any

Governmental Entity with respect to the Transaction or the other transactions contemplated by this Agreement, then such Party will use reasonable best efforts to make, or cause to be made, promptly and after consultation with the other Party, an appropriate response in compliance with such request. No Party shall participate in any meeting (whether in person or via video or telephone conference) with any Governmental Entity in connection with this Agreement and the Transaction or the other transactions contemplated by this Agreement (or make oral submissions at meetings or in telephone or other conversations) unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party and its Representatives the opportunity to attend and participate thereat (it being agreed that, for the avoidance of doubt, such rights shall not give any Party approval, consent or similar rights in respect of any agreements, orders or similar undertakings made by the other Party to any Governmental Entity). Subject to the Confidentiality Agreement and Section 5.3, each Party shall furnish the other Party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity with respect to this Agreement and the Transaction or the other transactions contemplated by this Agreement, and furnish the other Party with such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of filings or submissions of information to any such Governmental Entity. Purchaser and Seller may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.1 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (Purchaser or Seller, as the case may be) or its legal counsel; provided, however, that materials provided pursuant to this Section 5.1(b) may be redacted (i) to remove references concerning the valuation of or future plans for the Business, (ii) as necessary to comply with contractual obligations, and (iii) as necessary to address reasonable privilege concerns.
(c)    Each of Purchaser, Seller and their respective Affiliates shall use their reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including using their reasonable best efforts to take all such further action as may be necessary to resolve such objections, if any, as any Governmental Entity or any other Person may assert under any Antitrust Law with respect to the transactions contemplated hereby, so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date), including the filing of applicable applications in the jurisdictions listed on Section 5.1(c) of the Seller Disclosure Schedules. Purchaser shall proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate, before or after the Closing, any assets, licenses, operations, rights, product lines, businesses or interests therein of the Business or of any Target Entity (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumbering by the Seller Entities of any of assets of the Business or to any agreement by any of the Seller Entities to take any of the foregoing actions) or to agree to make any changes or restriction on, or other impairment of Purchaser’s ability to own or operate, any such assets, licenses, operations, rights, product lines, businesses or interests therein or Purchaser’s ability to otherwise exercise full ownership rights with respect to ownership interests in the Business or of Purchaser; provided, however, that Purchaser shall not be required to take any of the actions under this Section 5.1(c) or any other provision of Section 5.1 that would reasonably be expected to be, either individually or in the aggregate, materially detrimental to Purchaser or the Business; provided, further, that Purchaser shall not be required to sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate any assets, licenses, operations, rights, product lines, businesses or interests therein of Purchaser or its Affiliates (excluding the Target Entities and the Business).
(d)    Purchaser agrees to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any Governmental Entity whose Approval is sought in connection with the Transaction and the other transactions contemplated by this Agreement. Whether or not the Transaction is consummated, Purchaser shall be responsible for all fees and payments (including filing fees and legal and professional fees) to any Governmental Entity in order to obtain any Approvals pursuant to this Section 5.1, other than the fees of and payments to Seller’s legal and professional advisors.
(e)    Any provision in this Agreement notwithstanding, none of Seller, the other Seller Entities or any of their respective Affiliates (including, prior to the Closing, the Target Entities) shall under any circumstance be required to pay or commit to pay any amount or incur any obligation in favor of or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Person to obtain any Approval, other than customary filing fees in respect of obtaining any required Regulatory Approval. None of Seller, the other Seller Entities nor any of their respective Affiliates (including, prior to the Closing, the Target Entities) shall have any Liability whatsoever to Purchaser arising out of or relating to the failure to obtain any Approvals that may be required in connection with the Transaction and the other transactions contemplated by this Agreement or because of the termination of any Contract as a result thereof. Purchaser acknowledges that no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached solely as a result of (i) the failure to obtain any Approval, (ii) any such termination of a Contract, or (iii) any Proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Approval or any such termination.

Section 5.2    Covenants Relating to Conduct of Business. (a) Except as set forth in Section 5.2 of the Seller Disclosure Schedules or as required by applicable Law or as otherwise contemplated or required by the terms of this Agreement, from the date of this Agreement to the Closing, and except as Purchaser may otherwise consent to (such consent not to be unreasonably withheld, conditioned or delayed), Seller shall (and shall cause its controlled Affiliates to) use reasonable best efforts to (i) conduct the Business in all material respects in the ordinary course consistent with past practice and (ii) preserve substantially intact the Business, including relationships with suppliers, customers, distributors, employees, consultants and Governmental Entities with respect to the Business; provided, however, that no action by Seller or its controlled Affiliates expressly permitted under Section 5.2(b) shall be deemed a breach of this Section 5.2(a) unless such action would constitute a breach of such other provision.
(b)    Except as set forth in Section 5.2 of the Seller Disclosure Schedules or as required by applicable Law (in which case Seller shall give Purchaser prior written notice of such action required to be taken by applicable Law as soon as reasonably practicable) or as otherwise contemplated or required by the terms of this Agreement, and solely with respect to the Business, Seller shall not, and shall cause each Seller Entity and each Target Entity not to, do any of the following, from the date of this Agreement to the Closing, without the prior consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):
(i)    except as may be required under any Collective Bargaining Agreement (or in connection with renewals of any Collective Bargaining Agreement) or under any Benefit Plan, in each case solely to the extent such Collective Bargaining Agreement or Benefit Plan is disclosed in the Seller Disclosure Schedules, (A) grant to any Business Employee any increase in compensation or benefits, other than in the ordinary course of business consistent with past practice, (B) enter into any new bonus, incentive, employee benefits, severance or termination agreement or arrangement with any Business Employee, (C) adopt, enter into or amend any Transferred Benefit Plan (except for amendments that do not increase the annual cost of such Transferred Benefit Plan for Purchaser or its Affiliates by more than a de minimis amount), (D) amend the Transferred Business Independent Contractor Agreement, other than in the ordinary course of business consistent with past practice, (E) hire any new employees who would be Business Employees (except to replace Business Employees who are not Material Employees who terminate employment with the Seller Entities after the date of this Agreement), or (F) terminate the employment of any Business Employee (except for cause, as determined by the Seller in good faith and in accordance with past practice and applicable Law);
(ii)    enter into or amend any Collective Bargaining Agreement or, through negotiation or otherwise, make any binding commitment to any labor organization with respect to any Business Employees, except as required by applicable Law or in connection with renewals of Collective Bargaining Agreements that (A) are consistent with past practice or (B) do not increase aggregate costs to the Business by an amount materially greater than prevailing market practice in the applicable jurisdiction;

(iii)    authorize or effect any amendment to or change the Organizational Documents of any Target Entity;
(iv)    issue or authorize the issuance of any equity interests or grant any options, warrants, or other rights to purchase or obtain any of its equity securities or issue, sell or otherwise dispose of any of its equity securities or redeem, repurchase or otherwise acquire any securities of any Target Entity (other than to another Target Entity);
(v)    except for transactions among the Seller Entities, Seller, the Target Entities and their respective Affiliates in the ordinary course, not (A) incur any Indebtedness other than in the ordinary course of business or for amounts not exceeding $2,500,000 in the aggregate, (B) make any acquisition of any assets or businesses in excess of $2,500,000 individually or $5,000,000 in the aggregate, other than acquisitions of assets in the ordinary course or any acquisitions of inventory, raw materials or similar assets in good faith, or (C) sell, pledge, dispose of or encumber any material assets or businesses other than (I) the granting of Liens to the extent required by the Seller Credit Agreement, (II) disposition of obsolete equipment in the ordinary course of business, (III) sales of immaterial assets in the ordinary course of business or (IV) sales of inventory in good faith;
(vi)    enter into any Contract in relation to the Business for the purchase of real property or lease (as lessee) of real property or exercise any option to extend any leases related to the Transferred Leased Property except for extensions of any such leases that terminate in accordance with their terms prior to, or within one (1) year after, the Closing, so long as such extensions provide for annual rental payments of no more than 110% of the current annual rent with respect to such Lease;
(vii)    settle any Proceedings other than in the ordinary course of business consistent with past practice involving solely money damages of not more than $1,000,000 in the aggregate;
(viii)    make any material change in any method of financial accounting or financial accounting practice or policy applicable to the Business, other than such changes as are required by GAAP or applicable Law or are consistent with the Working Capital Accounting Principles or otherwise apply generally to Seller;
(ix)    except in each case (i) as expressly set forth in the Pre-Closing Restructuring Plan or (ii) with respect to any Combined Tax Return as would not materially and adversely affect the Target Entities, the Purchased Assets, the Assumed Liabilities or the Business, (A) make, change or revoke any material Tax election, (B) settle or compromise any material Tax liability for an amount materially in excess of the amount reserved or accrued on the Business Financial Information, (C) change any annual Tax accounting period, (D) adopt or change any material method of Tax accounting, (E) file any amended income or other material Tax Return, (F) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax or (G) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;
(x)    except in each case in the ordinary course of business, (A) materially modify, amend or waive any right under any Material Contract, (B) enter into a new Contract that would have been a Material Contract if in effect on the date hereof; (C) cancel, compromise or settle any material claim, or intentionally waive or release any material right with respect to any Material Contract; or (D) terminate any Material Contract, other than any termination in accordance with the terms of any Material Contract that occurs without any action by Seller or its Affiliates;
(xi)    remove, transfer or relocate any material Tangible Personal Property (or any interest therein) included in the Purchased Assets that is currently located at, on or in the Owned Real Property or the Transferred Leased Property, other than sales of Inventory in the ordinary course of business or as otherwise permitted by clause (v) of this Section 5.2(b);
(xii)    accelerate, delay or alter in any material respect practices and policies relating to the rate of collection of accounts receivable or payment of accounts payable; or
(xiii)    authorize any of, or commit or agree to take, whether in writing or otherwise, or do any of, the foregoing actions.
(c)    Anything to the contrary in this Agreement notwithstanding, the Parties acknowledge and agree that nothing in this Section 5.2 shall be deemed to limit the transfer of any Excluded Assets prior to or at the Closing, or any action taken or to be taken in accordance with or pursuant to the Pre-Closing Restructuring.
(d)    Anything to the contrary in this Agreement notwithstanding, nothing in this Section 5.2 shall prohibit or otherwise restrict in any way the operation of the Retained Seller Business by Seller, the other Seller Entities or their respective Affiliates.
Section 5.3    Confidentiality.
(a)    Purchaser acknowledges that the information being provided to it in connection with the Transaction and the other transactions contemplated hereby is subject to the terms of that certain non-disclosure letter agreement between Purchaser and Seller, dated as of October 5, 2016 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference in their entirety and shall survive the Closing; provided, that actions taken by the Parties hereunder to the extent necessary in order to comply with their respective obligations under Section 5.1 hereunder shall not be deemed to be in violation of this Section 5.3 or the Confidentiality Agreement; provided, however, that the foregoing shall not affect Section 5.1(b)

to the extent that Section 5.1(b) specifies that it is subject to this Section 5.3 or the Confidentiality Agreement. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Business; provided, however, that Purchaser acknowledges that its obligations of confidentiality and non-disclosure with respect to any and all other information provided to it by or on behalf of Seller, the other Seller Entities, the Target Entities or any of their respective Affiliates or Representatives, concerning Seller, the other Target Entities or any of their respective Affiliates (other than solely with respect to the Business and the Target Entities) shall continue to remain subject to the terms and conditions of the Confidentiality Agreement, any termination of the Confidentiality Agreement that has or would otherwise occur notwithstanding.
(b)    For three (3) years after the Closing (or, solely with respect to trade secrets and know-how of the Business to the extent included as part of the Purchased Assets, ten (10) years after the Closing), unless the Purchaser has otherwise consented, Seller shall, and shall cause its controlled Affiliates to, retain in confidence, and not use, directly or indirectly, for the benefit of itself or its Affiliates, any and all confidential information to the extent relating to the Business (including all know-how and trade secrets to the extent included as part of the Purchased Assets), and shall not disclose such confidential information to any other Person; provided, that the foregoing restrictions shall not apply to any information (i) which is or becomes generally available to the public other than as a result of disclosure in violation of this Section 5.3(b), (ii) is required to be disclosed by applicable Law or to a Governmental Entity or otherwise in connection with compliance or regulatory activity, in which case, if legally permitted, Seller shall use reasonable best efforts to provide Purchaser with prompt notice of such required disclosure so that Purchaser may seek, at Purchaser’s sole expense, to obtain a protective order, injunctive relief or other reasonable assurance that such disclosure shall be treated confidentially (which shall not be a condition to any disclosure by Seller or any of its Affiliates), (iii) that Seller or any of its Affiliates receives after the Closing from a source that is not, to the Knowledge of Seller, under any obligation of confidentiality with respect to such information, or (iv) that is independently developed by or on behalf of Seller or any of its Affiliates without reference to or use of such confidential information. The Parties acknowledge and agree that (x) Seller, the Seller Entities and their respective Affiliates may currently, and may continue following the Closing, to maintain and expand business and commercial relationships (whether as a customer, supplier or otherwise) with the same Persons, and engage in commercial relationships with such Persons and with Purchaser and the other Purchaser Entities, and may employ, or continue to employ, individuals who previously worked in or with the Business and possess knowledge and Know-How and Trade Secrets used in, relating to, or arising from the Business and (y) subject to Section 5.13, nothing in this Section 5.3(b) shall prohibit or restrict the maintenance or expansion of any such relationships or employment of any such individuals. In addition, the foregoing shall not prohibit Seller or its Affiliates from disclosing or using such confidential information for the purpose of complying with the terms of any of the Transaction Documents or any Contract that has not been assigned or transferred to Purchaser. Furthermore, the provisions of this Section 5.3(b) will not prohibit any retention of copies of records or any disclosure in connection with the preparation and filing of financial statements with a Governmental Entity (including the U.S. Securities and Exchange Commission) or Tax Returns of Seller or its Affiliates or in connection with the enforcement of any right or remedy relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby.
Section 5.4    Access to Information. (a) Seller shall afford to Purchaser reasonable access, upon reasonable notice during normal business hours, consistent with applicable Law and in accordance with the reasonable procedures established by Seller, during the period prior to the Closing, to the properties, books, Contracts, records and personnel of Seller and its Subsidiaries to the extent related to the Business, the Purchased Assets and the Target Entities; provided, however, that (i) neither Seller nor any of its Affiliates shall be required to violate any obligation of confidentiality to which it or any of its Affiliates may be subject in discharging their obligations pursuant to this Section 5.4(a) (provided that, if and to the extent practicable, Seller shall use reasonable best efforts to otherwise make appropriate alternative disclosure arrangements in a manner that would not reasonably be expected to violate such obligation of confidentiality); (ii) Seller shall make available, or cause its Subsidiaries to make available, Business Service Provider personnel files only after the Closing Date and, with respect to any Business Service Providers, if and when Purchaser provides Seller with notice that the applicable Business Service Providers have provided Purchaser with a release permitting transfer of those files (provided that Seller shall not make, or cause to be made, available medical records, workers compensation records or the results of any drug testing; and that Purchaser shall indemnify and hold Seller and its Affiliates (including the other Seller Entities) and their respective Affiliates harmless from any Liabilities arising out of or relating to the transfer of such personnel files); and (iii) prior to the Closing Date, Purchaser shall not conduct any Phase II Environmental Site Assessment or conduct any invasive testing or any sampling of soil, sediment, surface water, ground water or building material at, on, under or within any facility on the Owned Real Property or the Transferred Leased Property, or any other property of Seller, the other Seller Entities, the Target Entities or any of their respective Affiliates.
(b)    Purchaser agrees that any investigation undertaken pursuant to the access granted under Section 5.4(a) shall be conducted in such a manner as not to unreasonably interfere with the operation of the Business, and, except as contemplated by this Agreement, none of Purchaser or any of its Affiliates or Representatives shall communicate with any of the employees of the Business (or the Seller or its Affiliates) without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary in this Agreement, neither Seller nor any of its Affiliates shall be required to provide access to or disclose information where, upon the advice of counsel, such access or disclosure would jeopardize attorney-client privilege or contravene any Law (provided that, if and to the extent practicable, Seller shall use reasonable best efforts to otherwise make appropriate alternative disclosure arrangements in a manner that would not reasonably be expected to violate such attorney-client privilege or contravene any Law).
(c)    Without limiting any provision of Article VI, at and after the Closing, each Party shall, and shall cause its Affiliates to, afford the other Party, its Affiliates and their respective Representatives, during normal business hours, upon reasonable notice, access to the properties, books, Contracts, records and employees of the Business and the Target Entities to the extent that such access may be reasonably requested by such Party, including in connection with financial statements, Taxes, reporting obligations and compliance with applicable Laws;

provided, however, that nothing in this Agreement shall limit any Party’s or its Affiliates’ rights of discovery.
(d)    Each Party agrees to hold all the books and records of the Business existing on the Closing Date in such Party’s possession and not to destroy or dispose of any thereof for a period of eight (8) years from the Closing Date or such longer time as may be required by Law.
(e)    Nothing in Section 2.4 or Section 2.5 is intended to limit or expand any of the rights or obligations provided in this Section 5.4.
Section 5.5    Publicity. The initial separate press releases of Seller and Purchaser with respect to the Transaction shall be agreed upon by Seller and Purchaser. Other than such press releases, no Party nor any Affiliate or Representative of such Party shall issue or cause the publication of any press release or public announcement in respect of this Agreement, the Transaction or the other transactions contemplated by this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or stock exchange rules; provided, however, that no consent of the other Party will be required for any disclosure contained in, or substantially similar to, the initial press release, or contained in this Agreement, which may be filed by any Party in connection with any filing with a Governmental Entity.
Section 5.6    Intercompany Accounts and Intercompany Arrangements. Prior to the Closing Effective Time or, with respect to GCP Tecnologías Venezuela, S.A., the applicable Deferred Closing, all intercompany balances and accounts (other than (x) trade payables or receivables arising in the ordinary course of business and included in the calculation of Closing Working Capital on the Post-Closing Statement (as adjusted pursuant to Section 2.9(d)) and (y) intercompany balances and accounts set forth in Section 5.6 of the Seller Disclosure Schedules) between the Seller Entities and any of their Affiliates (other than the Target Entities), on the one hand, and the Target Entities, on the other hand, shall be settled or, to the extent permitted by Law, eliminated in such a manner as none of Purchaser or any of its Affiliates (including, after the Closing, the Target Entities, or with respect to GCP Tecnologías Venezuela, S.A., the applicable Deferred Closing) has any Liability or obligation with respect thereto (including any Tax Liability arising from the settlement or elimination thereof). Intercompany balances and accounts solely among any of the Target Entities (or otherwise included in the Business) shall not be affected by this provision. Prior to the Closing Effective Time or, with respect to GCP Tecnologías Venezuela, S.A., the applicable Deferred Closing, except for the Transaction Documents to be entered into in connection with this Agreement and except as set forth in the preceding sentence, all arrangements, understandings or Contracts, including all obligations to provide goods, services or other benefits, between the Seller Entities, on the one hand, and the Target Entities, on the other hand (“Intercompany Arrangements”), shall be terminated in such a manner as none of Purchaser or any of its Affiliates (including, after the Closing, the Target Entities, or, with respect to GCP Tecnologías Venezuela, S.A., the applicable Deferred Closing) has any Liability or obligation with respect thereto (including any Tax Liability arising from the termination thereof) and cease to have any further force and effect, such that no party thereto shall have any further obligations therefor or thereunder.

Section 5.7    Employee Matters.
(a)    Continuation of Employment. As of each applicable Employment Transfer Date, Purchaser shall (i) cause each of the Target Entities to continue to employ on the Employment Transfer Date its respective Target Entity Employees and (ii) with respect to each Asset Employee, either (A) continue to employ such Asset Employee, to the extent employment continues by operation of Law, or (B) offer, or cause its applicable Affiliate to offer, employment to such Asset Employee who is an Active Employee, to the extent employment does not continue by operation of Law, in all cases, on terms consistent with this Section 5.7. Section 5.7(f) shall apply to any Asset Employee who is an Inactive Employee and whose employment does not continue with Purchaser and its Affiliates by operation of Law. Effective as of the applicable Employment Transfer Date, each Target Entity Employee, each Asset Employee whose employment continues by operation of Law, each Asset Employee described in Section 5.7(a)(ii)(A) above, each Asset Employee who accepts Purchaser’s offer of employment as described in Section 5.7(a)(ii)(B) above and each Inactive Employee who accepts an offer of employment from Purchaser in accordance with Section 5.7(f) and actually commences active employment with Purchaser and its Affiliates shall be referred to herein as a “Transferred Business Employee.”
(b)    Terms and Conditions of Employment for Business Employees.
(i)    With respect to each U.S. Business Employee, Purchaser shall offer employment to, and, to the extent such employee accepts such offer of employment and becomes a Transferred Business Employee (any such employee, a “Transferred U.S. Business Employee”) shall continue to provide, for the benefit of each such Transferred U.S. Business Employee, for a period of at least twelve (12) months following the Closing Date (the “Continuation Period”), the following terms and conditions of employment (a “Qualifying U.S. Offer”): (A) an annual wage rate or base salary level at least equal to that in effect for such Transferred U.S. Business Employee immediately prior to the Closing, (B) annual and long-term (if any) cash incentive compensation opportunities for such Transferred Business U.S. Employee that are no less favorable than those in effect immediately prior to the Closing, and (C) employee benefits (other than with respect to any equity compensation or any post-retirement medical or life benefits, but taking into account amounts referenced under Section 5.7(j), to the extent applicable) with a value that are no less favorable, in the aggregate (as reasonably determined by Purchaser in good faith), than those in effect for such Transferred U.S. Business Employees immediately prior to the Closing; provided, however, that in no event shall any Qualifying U.S. Offer to any U.S. Business Employee whose employment terms and conditions are governed under a Collective Bargaining Agreement provide for such terms and conditions that are less favorable than those required to be provided under the applicable Collective Bargaining Agreement. Except as provided in Section 5.7(b)(ii) and (iii), or as otherwise required under any Collective Bargaining Agreement, Transferred Benefit Plan or Law, as applicable, nothing contained in this Section 5.7(b)(i) shall require Purchaser to maintain any specific Transferred Benefit Plan for the benefit of any Transferred U.S. Business Employees, for any specified period of time after the Closing Date.

(ii)    Health Coverages. Purchaser shall cause each Transferred U.S. Business Employee and his or her eligible dependents to be covered on and after the applicable Employment Transfer Date by a group health plan or plans maintained by Purchaser or any of its Affiliates that (i) comply with the provisions of Section 5.7(a), (ii) do not limit or exclude coverage on the basis of any preexisting condition of such Transferred U.S. Business Employee or dependent (other than any limitation already in effect under the applicable group health Benefit Plan) or on the basis of any other exclusion or waiting period not in effect under the applicable group health Benefit Plan, and (iii) provide each such Transferred U.S. Business Employee full credit under Purchaser’s or such Affiliate’s group health plans, for the year in which the applicable Employment Transfer Date occurs, for any deductible or co-payment already incurred by the Transferred U.S. Business Employee under the applicable group health Benefit Plan and for any other out-of-pocket expenses that count against any maximum out-of-pocket expense provision of the applicable group health Benefit Plan or Purchaser’s or such Affiliate’s group health plans. Neither Purchaser nor any of its Affiliates shall provide a direct or indirect incentive to any Transferred U.S. Business Employee or his or her eligible dependents to elect COBRA continuation coverage under any group health Benefit Plan.
(iii)    401(k) Plan. Effective at the applicable Employment Transfer Date, Purchaser shall establish participation by the Transferred U.S. Business Employees in Purchaser’s tax-qualified defined contribution plan or plans with a cash or deferred feature (the “Purchaser 401(k) Plan”) for the benefit of each Transferred Business Employee who, as of immediately prior to the applicable Employment Transfer Date, was eligible to participate in a tax-qualified defined contribution plan maintained by Seller or its Affiliates (collectively, the “Seller 401(k) Plans”). As soon as practicable after the applicable Employment Transfer Date, the Seller 401(k) Plans shall, to the extent permitted by Section 401(k)(10) of the Code, make distributions available to Transferred Business Employees, and the Purchaser 401(k) Plan shall accept any such distribution (including notes, in the case of loans) as a rollover contribution if so directed by the Transferred Business Employee.
(iv)    Flexible Spending Accounts. Seller and Purchaser shall take all actions necessary or appropriate so that, effective as of the applicable Employment Transfer Date, (i) the account balances (whether positive or negative) (the “Transferred FSA Balances”) under the applicable flexible spending plan (as well as, for the avoidance of doubt, the health reimbursement account plan) of Seller or its Affiliates (collectively, the “Seller FSA Plan”) of the Transferred U.S. Business Employees who are participants in the Seller FSA Plan shall be transferred to one or more comparable plans of Purchaser (collectively, the “Purchaser FSA Plan”); (ii) the elections, contribution levels and coverage levels of such Transferred U.S. Business Employees shall apply under the Purchaser FSA Plan in the same manner as under the Seller FSA Plan; and (iii) such Transferred U.S. Business Employees shall be reimbursed from the Purchaser FSA Plan for claims incurred at any time during the plan year of the Seller FSA Plan in which the applicable Employment Transfer Date occurs that are submitted to the Purchaser FSA Plan from and after the Employment Transfer Date on the same basis and the same terms and conditions as under the Seller FSA Plan. As soon as practicable after the applicable Employment Transfer Date, and in any event within ten (10) Business Days after the amount of the Transferred FSA Balances is determined, Seller shall pay Purchaser the net aggregate amount of the Transferred FSA Balances, if such amount is positive, and Purchaser shall pay Seller the net aggregate amount of the Transferred FSA Balances, if such amount is negative.
(v)    International Business Employees. In the case of any International Asset Employee (as defined in Section 5.7(d)(i) below), Purchaser and its Affiliates shall, in addition to meeting the applicable requirements of this Section 5.7, provide Qualifying O.U.S. Offers (as defined in Section 5.7(d)(i) below) to each such International Business Employee, as applicable; provided, however, unless otherwise required under any Collective Bargaining Agreement, Transferred Benefit Plan or Law, as applicable, nothing contained in this Section 5.7(b)(v) shall require Purchaser to continue to maintain any specific Transferred Benefit Plan for the benefit of any International Business Employees.
(c)    Service Credits. As of and after the Closing Effective Time or Deferred Closing Effective Time, as applicable, Purchaser shall provide to each Transferred Business Employee full credit (i) for all purposes under any Transferred Benefit Plan and (ii) for all purposes under each other employee benefit plan, policy or arrangement by Purchaser or any of its Affiliates for such Transferred Business Employee’s service prior to the Closing Effective Time or Deferred Closing Effective Time, as applicable, with Seller or any of its Affiliates, in all such cases to the same extent such service is recognized by Seller and its Affiliates immediately prior to the Closing Effective Time or Deferred Closing Effective Time, as applicable; provided that such service shall not result in (A) eligibility for participation in any frozen defined benefit plans that Purchaser or any of its Affiliates already maintains prior to the Closing Effective Time or Deferred Closing Effective Time, as applicable, for the benefit of its own employees, (B) benefits accruals under the Henkel 401(k) and Defined Contribution Plan that are grandfathered based on length of service and being employed on a date prior to Closing Effective Time or Deferred Closing Effective Time, as applicable; (C) duplication of benefits or credit for purposes of benefit accruals under any final average pay defined benefit pension plan or (D) result in duplication of vacation benefits with those carried over under Section 5.7(e).
(d)    Severance.
(i)    Without limiting Section 5.7(b)(ii), Purchaser and its Affiliates shall assume, and Purchaser shall, and shall cause its Affiliates to, reimburse and otherwise indemnify and hold harmless Seller and its Affiliates (including the other Seller Entities) for any obligation, contingent or otherwise, of Seller or any of its Affiliates to pay any severance, termination, pay in lieu of notice, gratuity payments, redundancy or similar payments or other benefits (including such benefits required under applicable Laws) (collectively, “Termination Liabilities”) that become due and payable at or following the Closing or Deferred Closing, as applicable, to: (A) any Target Entity Employee (other than any Carveout Employee or Functional Transfer Employee), including for the avoidance of doubt, due to Purchaser’s failure to comply with any applicable Transfer Regulations, obligations or standards arising under any applicable Law, any Transferred Benefit Plan and/or Collective Bargaining Agreement, in each case governing the terms and conditions of employment thereof, or (B) any Asset Employee who does not receive a “Qualifying Offer” (as defined below) of employment from Purchaser or its Affiliates and does not become a Transferred Business Employee. For purposes of this Section 5.7(d), a “Qualifying Offer” shall mean (A) with respect to any U.S. Business Employee, a Qualifying U.S. Offer, and (B) with respect to each International Business Employee that is an Asset Employee (“International Asset Employee”), a “Qualifying O.U.S. Offer”, which is defined as an offer of employment that either (I) complies with any applicable Transfer Regulations, any Transferred Benefit Plan and/or Collective Bargaining Agreement, in each case, governing the terms and conditions of employment thereof, or (II) if the provisions of clause (I) are not applicable, then otherwise the Qualifying O.U.S. Offer shall be based on the same standards as those of the Qualifying U.S. Offer, but as in effect for each such applicable International Asset Employee.
(ii)    Seller shall retain all Termination Liabilities for Carveout Employees, Functional Transfer Employees (as provided in Section 5.7(n)), In-Bound Employees and any Asset Employee who received a Qualifying Offer from Purchaser or an Affiliate thereof.
(iii)    With respect to each Transferred Business Employee whose employment is terminated by Purchaser during the Continuation Period under circumstances such that such Transferred Business Employee would be entitled to severance benefits pursuant to the applicable policy, program or arrangement set forth on Section 5.7(b)(ii)(iii) of the Seller Disclosure Schedules, Purchaser shall provide such Transferred Business Employee with severance benefits (assuming such Transferred Business Employee complies with the terms and conditions of such applicable policy, program or arrangement) equal in value to the severance benefits determined in accordance with such applicable policy, program or arrangement, taking into account such Transferred Business Employee’s service with Seller and its Affiliates prior to the applicable Employment Transfer Date and with Purchaser and its Affiliates on and after the applicable Employment Transfer Date.
(e)    Accrued Vacation, Sick Leave and Personal Time. If required by applicable Law, upon termination of employment with Seller or its Affiliates as contemplated by this Section 5.7, Seller or its applicable Affiliate shall pay to the applicable Business Employees any accrued but unused vacation, gratuity payments, person hours or days earned and sick or other paid time off of the Business Employees accrued by or otherwise required to make available to such Business Employees (“Accrued PTO”) and such amounts shall be treated as Retained Liabilities; provided, however, Purchaser shall promptly (and, in any event, within ten (10) Business Days following the later of the Employment Transfer Date and the date of the applicable payment) reimburse Seller for any payments made by Seller or its Affiliates to any Transferred Business Employees in respect of Accrued PTO that become due as a result of the transfer of employment contemplated by this Section 5.7. To the extent that payment of Accrued PTO is not required by applicable Law upon termination of employment with the Seller or its Affiliates, Purchaser will recognize and assume all Liabilities with respect to Accrued PTO for all applicable Transferred Business Employees (including any Liabilities to such Transferred Business Employees for payments in respect of Accrued PTO that arise as a result of the transfer of employment contemplated by this Section 5.7) (and such amounts will be Assumed Liabilities). Purchaser shall allow Transferred Business Employees to use the vacation, sick leave and personal time recognized or established in accordance with the immediately preceding sentence in accordance with the terms of Purchaser’s and its applicable Affiliates’ programs in effect immediately prior to the applicable Employment Transfer Date (in addition to, and not in lieu of, any vacation accrued under the applicable vacation plans or policies of Purchaser or its Affiliates on or following the applicable Employment Transfer Date).
(f)    Inactive Employees. Except as otherwise required by applicable Law or any Collective Bargaining Agreement, if any Inactive Employee is, within twelve (12) months following the Closing Date or Deferred Closing Date, as applicable, able to return to work, Purchaser shall offer employment to such employee on terms consistent with those applicable to similarly situated Transferred Business Employees under this Section 5.7; provided that, for any Inactive Employee who is on leave for a disability, such Inactive Employee must be deemed fit to return to duty as certified by a physician. For the avoidance of doubt, any Inactive Employee whose terms and conditions of employment are governed by a Collective Bargaining Agreement which provides that such employee would, or who under applicable Law would, be entitled to return to work at a date later that twelve (12) months following the Closing Date or Deferred Closing Date, as applicable, shall be offered employment as described in this Section 5.7(f) above at such time (if any) that such Collective Bargaining Agreement or Law requires.
(g)    Pension Plans.
(i)    U.K. DB Plan. With respect to the U.K. DB Plan, Seller shall, and shall cause the U.K. Pension Entities, to, use reasonable best efforts to enter into the FAA on or prior to the Closing Date. Notwithstanding the foregoing, in the event that no FAA has been executed prior to the earlier to occur of (A) ninety (90) days after the Closing and (B) receipt on or after the Closing by a U.K. Pension Entity of a written demand for payment of the Section 75 Debt arising as a result of the transactions contemplated under this Agreement, then promptly following the earlier to occur of such events, Seller shall transfer to Purchaser a lump sum amount equal to the Section 75 Debt, in satisfaction of Seller’s obligations with respect thereto as an Excluded UK DB Plan Liability. In connection with the foregoing: in the event that such Section 75 Debt amount is being paid in the circumstance identified in clause (A) above, such amount shall be based on the best estimate of such a debt that would be certified by the scheme actuary to the U.K. DB Plan (determined by the third party actuary mutually acceptable to Seller and Purchaser). However, if the actual amount of any Section 75 Debt (as certified by the scheme actuary to the U.K. DB Plan) payable by a U.K. Pension Entity is higher than the sum which the Seller has transferred to the Purchaser, the Seller will promptly pay the amount of any shortfall to the Purchaser, such that the Purchaser will receive the full amount from the Seller of any Section 75 Debt payable by a U.K Pension Entity. If the amount transferred by the Seller to the Purchaser is higher than the amount of the Section 75 Debt owed by a U.K. Pension Entity, the Purchaser shall return any excess amount (with any interest that has accrued) to the Seller promptly upon receiving confirmation from the U.K. DB Plan scheme actuary as to the amount of the Section 75 Debt. If such Section 75 Debt amount is being paid in the circumstance identified in clause (B) above, such amount shall be based on such a debt as certified by the scheme actuary to the U.K. DB Plan. If, after payment of such an amount to Purchaser, an FAA (or similar form of apportionment entered into in respect of any U.K. Pension Entity such that the relevant U.K. Pension Entity has no actual or potential liability in respect of the U.K. DB Plan (an “Apportionment”)), Purchaser shall return such amount (with any interest that has accrued) to Seller promptly upon being notified in writing that an Apportionment has occurred.

(ii)    U.S. DB Plan. Prior to the Closing, Seller shall, or shall cause its Affiliates to, spin-off and transfer to another Seller Benefit Plan in accordance with Section 414(l) of the Code the Excluded U.S. DB Pension Liability (and associated assets) in respect of the accrued benefits of those certain employees of Seller or its Affiliates (that is not a Target Entity) under the U.S. DB Plan (a list of which is set forth on Section 5.7(g)(ii) of the Seller Disclosure Schedules), with the amounts thereof as determined reasonably and in good faith based on mutual agreement of each of the parties’ third party actuarial firms.
(iii)    Darex GmbH DB Plan. Prior to the Closing, Seller shall, or shall cause its Affiliates to, spin-off all Excluded German Pension Liabilities to another entity of Seller or its Affiliates that is not a Target Entity prior to the Closing. For the avoidance of doubt and in accordance with the provisions of Section 2.6(g), effective on and after the Closing Effective Time, Purchaser shall, or shall cause its Affiliates to, assume that certain Transferred Benefit Plan that is the Darex GmbH DB Plan, solely with respect to the Liabilities associated with respect to the applicable Transferred Business Employees’ participation therein.
(h)    Termination of Participation in Seller Plans. Unless otherwise provided in the Transition Service Agreement, each of the Target Entities shall cease to be participating employers in the Seller Benefit Plans as of the Closing or the Deferred Closing, as applicable.
(i)    Annual Bonuses. Effective as of the applicable Employment Transfer Date, the Liability in respect of bonus awards allocable to Transferred Business Employees in respect of the fiscal year in which the applicable Employment Transfer Date occurs under any Benefit Plan that is an annual bonus plan shall be assumed by Purchaser based on the accrual for such Transferred Business Employees as shown on the books and records of Seller Entities as of immediately prior to the applicable Employment Transfer Date. Following the applicable Employment Transfer Date, Purchaser shall cause the Transferred Business Employees to participate in short-term annual incentive compensation plans of Purchaser and its Affiliates for the remainder of the fiscal year in which the Employment Transfer Date occurs that provide short-term annual incentive compensation opportunities that are in compliance with Section 5.7(b), and following the end of such fiscal year, shall pay each such Transferred Business Employee an annual bonus in respect of such fiscal year that is no less than the accrual for such Transferred Business Employee assumed by Purchaser pursuant to the immediately preceding sentence.
(j)    Equity Awards. Seller agrees to treat all unvested equity compensation awards held by Transferred Business Employees in accordance with the applicable Benefit Plan(s) and no equity awards shall be assumed by Purchaser. Immediately following the applicable Employment Transfer Date, Purchaser shall, or shall cause its Affiliates to, provide a cash retention award to each Transferred Business Employee who held Seller equity compensation awards that were forfeited pursuant to the terms of the applicable Benefit Plans in an amount equal to the fair market value of the portion of such Seller equity compensation awards so forfeited. Such cash retention award shall vest on the same terms and subject to the same conditions as applied to the forfeited Seller equity compensation award immediately prior to the applicable Employment Transfer Date.

(k)    Target Entity Employees. For the twelve (12) month period following the Closing Date, Purchaser shall cause the Target Entities to continue to employ each Transferred Business Employee that is a Target Entity Employee at (i) the same salary or wage rate as in effect at the Closing or Deferred Closing, as applicable, (ii) with cash compensation opportunity (salary and cash incentives) in the aggregate that are no less favorable in the aggregate than the cash compensation opportunities in effect at the Closing or Deferred Closing, as applicable, and (iii) employee benefits (other than with respect to any equity compensation, defined benefit plan benefits, supplemental executive retirement plan benefits or any post-retirement medical or life benefits) no less favorable, in the aggregate, than those in effect for such Target Entity Employees immediately prior to the Closing or Deferred Closing, as applicable. Nothing contained in this Section 5.7(k) shall require Purchaser to continue to maintain or offer any specific employee benefit plans during the Continuation Period.
(l)    Carveout Employees.
(i)    Seller and its Affiliates shall use commercially reasonable efforts to transfer the employment of the Carveout Employees to Seller or one of its Affiliates prior to the Closing or Deferred Closing, as applicable. To the extent that it is not legally possible for the employment of any Carveout Employee to be so transferred prior to the Closing or Deferred Closing, as applicable, after using such efforts, the employing Target Entity shall continue to employ such Carveout Employee pursuant to the terms of the Transition Services Agreement until it is possible to legally transfer such Carveout Employees to Seller or an Affiliate of Seller, but in no event later than six (6) months following the termination of the Transition Services Agreement in accordance with its terms.
(ii)    All transfers of employment under this Section 5.7(l) shall be made in accordance with applicable Law and the applicable Transfer Regulations, any Benefit Plan and/or Collective Bargaining Agreement governing the terms and conditions of employment thereof. Purchaser and Seller shall cooperate with respect to all such transfers of employment so as to minimize any Liabilities to either Party.
(iii)    Seller shall assume and be solely responsible for, and shall indemnify and hold harmless Purchaser and its Affiliates from and against, all obligations, Liabilities, costs and commitments in respect of any Liabilities related to the Carveout Employees, whether or not such Liabilities arise prior to, upon or following the Closing or Deferred Closing, as applicable, including any Liabilities resulting from the failure by Seller to properly transfer such Carveout Employees from the Target Entities.
(m)    In-Bound Employees. Prior to the Closing or Deferred Closing Effective Time, as applicable, Seller shall or shall cause its Affiliates to transfer the employment of all In-Bound Employees to the Target Entity designated by Seller. Such transfers of employment shall be made in accordance with applicable Law and the Transfer Regulations. Seller shall assume and be solely responsible for, and shall indemnify and hold harmless Purchaser and its Affiliates from and against, all obligations, Liabilities, costs and commitments in respect of any Liabilities related to the transfer of the In-Bound Employees.

(n)    Functional Transfer Employees. Prior to the Closing or Deferred Closing Effective Time, as applicable, Seller or any Seller Affiliate may offer employment to any Functional Transfer Employee, except for the Tolling Employees. At the expiration of any Tolling Agreement, Seller may offer employment to any applicable Tolling Employee. In the event that a Target Entity terminates the employment of any Functional Transfer Employee following the Closing or Deferred Closing, as applicable, pursuant to a notice of termination (i) given within twelve (12) months following the Closing or Deferred Closing, as applicable, with respect to any Functional Transfer Employee, except for the Tolling Employees, and (ii) the expiration of any Tolling Agreement with respect to any applicable Tolling Employees, then Seller shall reimburse Purchaser for all Termination Liabilities incurred in connection with such termination.
(o)    Retention. In addition to any cash retention awards that shall be provided to the applicable Transferred Business Employees under Section 5.7(j), Purchaser may request that Seller or one of its Affiliates implement on Purchaser’s behalf a retention plan with respect to those Business Employees set forth in Section 5.2(b)(i)(B) of the Seller Disclosure Schedules, which such schedule shall be kept confidential by Seller and Purchaser. Purchaser shall assume and retain all liabilities with respect to any such retention plan.
(p)    Employee Communications. To the extent required by applicable Law, each Party agrees to, and shall cause its controlled Affiliates to, undertake in accordance with applicable Laws all necessary notifications to and consultations with any trade unions, works’ councils and other bodies representing Business Employees, Inbound Employees or Carveout Employees (the “Consultation Processes”) to be initiated as promptly as possible after the date hereof and, if required by applicable Law, to use their commercially reasonable efforts to obtain an opinion (whether favorable or not) from any trade unions, works’ councils and other bodies representing Business Employees, Inbound Employees or Carveout Employees in relation to the Transactions as soon as possible following the date on which the Consultation Processes have been launched. Each Party further undertakes to keep the other Party regularly informed of the status of the Consultation Processes and to promptly provide the other Party with a true and certified copy of the final opinions delivered by the relevant any trade unions, works’ councils and other bodies representing Business Employees, Inbound Employees or Carveout Employees. In particular, each Party shall keep the other Party informed in a timely manner of the progress of the Consultation Processes and of any material issues arising therefrom. Each Party shall permit the other Party to review in advance, to the extent reasonably practicable and legally permissible, any material written correspondence, notices or communications (including any supporting materials) to be made by such Party or any of its Subsidiaries to the relevant any trade unions, works’ councils and other bodies (except that in relation to all disclosure under this paragraph privileged information, business secrets and any other confidential material may be redacted so long as such Party acts reasonably in identifying such material for redaction) and shall consult with other Party in connection with any such communications, give the other Party a reasonable opportunity to comment on them and take into account in good faith any comments that the other Party may make thereon. Neither Party nor any of its Subsidiaries shall, without the other Party’s prior written consent, enter into any agreement or understanding with, or make any commitment to, any trade unions, works’ councils and other bodies representing Business Employees, Inbound Employees or Carveout Employees that would impose any obligations on the other Party or any of its Affiliates or any Target Entity following the Closing or Deferred Closing, as applicable (including with respect to the terms of employment and employment benefits granted to employees). Each Party hereby agrees to cooperate and use its commercially reasonable efforts to assist the other Party in effecting the Consultation Processes, including providing such information (including information in respect of such Party’s employee benefit plans, if any) to, and attending such meetings with, the applicable employees’ representative bodies, in each case, as may be required by applicable Laws or as may be reasonably requested by the other Party or such employees’ representative bodies or their respective agents or advisors in connection with the Consultation Processes. Notwithstanding anything herein to the contrary, this Section 5.7(p) shall not apply to any Consultation Processes in France.
(q)    Independent Contractor. As of the Closing Date or Deferred Closing Date, as applicable, and to the extent legally permissible, Seller or its applicable Affiliate shall assign to Purchaser or one of its Affiliates the engagement of the Business Independent Contractor, and Purchaser or one of its Affiliates shall accept such assignment. If not legally permissible to assign the Business Independent Contractor’s engagement, Seller or its applicable Affiliate will terminate the engagement of such Business Independent Contractor as of the Closing Date or Deferred Closing Date, as applicable, and immediately thereafter, Purchaser or one of its Affiliates will offer to engage the Business Independent Contractor on terms that are substantially similar to the terms of the Business Independent Contractor’s engagement with Seller or its applicable Affiliate.
(r)    No Third-Party Beneficiaries. Without limiting the generality of Section 10.4, the provisions of this Section 5.7 are solely for the benefit of the Parties and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Benefit Plan or other employee benefit plan for any purpose. Nothing contained herein shall be construed as requiring, and Seller, Purchaser and their Affiliates shall take no action that would have the effect of requiring, Seller, Purchaser or their Affiliates, to continue any specific Benefit Plan or similar Purchaser benefit plan, except to the extent provided for in this Section 5.7. The provisions of this Section 5.7 are for the sole benefit of Seller and Purchaser and nothing in this Section 5.7, expressed or implied, is intended or shall be construed to constitute an amendment of any Benefit Plan or any similar plan or arrangement of Purchaser (or an undertaking to amend any such plan) or other compensation and benefits plan maintained for or provided to Business Employees, including Transferred Business Employees, prior to, on or following the Closing.
Section 5.8    Financial Obligations. At or prior to the Closing Effective Time, Purchaser shall at its sole expense (a) arrange for substitute letters of credit, surety bonds, Purchaser guarantees and other obligations to replace the outstanding letters of credit, surety bonds, guarantees and other contractual obligations entered into by or on behalf of Seller, any Seller Entity or any of their respective Affiliates (other than the Target Entities) in connection with or relating to the Business, the Purchased Assets or the Assumed Liabilities, in each case as set forth in Section 5.8 of the Seller Disclosure Schedules (together with any letters of credit, bonds and guarantees substituted or replaced by Seller in compliance with this Agreement, the

“Guarantees”) or (b) assume all obligations under each Guarantee, obtaining from the creditor or other counterparty a full and irrevocable release of Seller and its Affiliates that are liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other Liabilities to a counterparty in connection with the Guarantees. Purchaser further agrees that to the extent Seller or any of its Affiliates incurs any cost or expense, or is required to make any payment, in connection with such Guarantees on or after the Closing, Purchaser shall indemnify and hold harmless Seller and its Affiliates against, and reimburse Seller and its Affiliates for, any and all amounts paid, including costs or expenses in connection with such Guarantees, including Seller’s and any of their respective Affiliates’ expenses in maintaining such Guarantees, whether or not any such Guarantee is drawn upon or required to be performed, and shall in any event promptly and in no event later than three (3) Business Days after written demand therefor from Seller, reimburse Seller and any of its Affiliates to the extent that any Guarantee is called upon and Seller or any of its Affiliates makes any payment or incurs any Liability in respect of any such Guarantee. At the request of Seller, Purchaser shall provide Seller or any of its Affiliates with letters of credit in an amount equal to Seller’s and any of its Affiliates’ entire potential Liability in respect of any such Guarantees.
Section 5.9    Marks Following Closing.
(a)    Except as set forth in Section 5.9(b) below or for those Marks expressly assigned to Purchaser pursuant to this Agreement, neither Purchaser nor any of its Affiliates (including the Target Entities) shall use, or have the right to use, the GCP Name and GCP Marks or any Mark that, in the reasonable judgment of Seller, is similar to or embodying the GCP Name and GCP Marks.
(b)    Purchaser and its Affiliates shall have one hundred eighty (180) days after the Closing Date to discontinue all use of Marks prohibited by this Section 5.9; provided that Purchaser and its Affiliates shall not use any of the GCP Name and GCP Marks in a way that (i) contravenes any applicable Law, or (ii) impairs the validity of any of the GCP Name and GCP Marks or the quality of reputation or enforceability of any of the GCP Name and GCP Marks; provided, however, that any use by Purchaser and its Affiliates consistent with the past practice of Seller and its Affiliates shall be deemed to satisfy this requirement. The GCP Name and GCP Marks and all associated goodwill will remain the sole property of Seller.
Section 5.10    Insurance. (a) Subject to Section 5.10(b) and, to the extent applicable, Section 5.10(c), from and after the Closing Effective Time, the Business, the Purchased Entities, the Purchased Assets, the Assumed Liabilities, and the operations and assets and Liabilities in respect thereof, shall cease to be insured by Seller’s or its Affiliates’ insurance policies or by any of their self-insured programs, and neither Purchaser nor its Affiliates (including the Business and the Purchased Entities) shall have any access, right, title or interest to or in any such insurance policies (including to all claims and rights to make claims and all rights to proceeds) to cover the Business, the Purchased Entities, the Purchased Assets, the Assumed Liabilities, or the operations or assets or Liabilities in respect thereof. Prior to, on or after the Closing, Seller or its Affiliates may amend any insurance policies in the manner it deems appropriate to give effect to this Section 5.10(a) (but subject to Section 5.10(b) and, to the extent applicable, Section 5.10(c)). From and after the Closing Effective Time, Purchaser shall be responsible for securing all insurance it considers appropriate for the Business, the Purchased Entities, the Purchased Assets, the Assumed Liabilities, and the operations and assets and Liabilities in respect thereof. Subject to Section 5.10(b) and, to the extent applicable, Section 5.10(c), Purchaser further covenants and agrees not to seek to assert or to exercise any rights or claims of, or in respect of, the Business, the Purchased Entities, the Purchased Assets, the Assumed Liabilities, and the operations and assets and Liabilities in respect thereof, under or in respect of any past or current insurance policy under which any of the foregoing is a named insured.
(b)    Seller and its Affiliates will keep each of the workers compensation insurance policies relating to Business Employees (“Workers Compensation Policies”), or suitable replacements therefor, in full force and effect through the Closing. With respect to claims relating to acts, omissions, events or circumstances relating to Business Employees that occurred or existed prior to the Closing that are covered by Workers Compensation Policies (“Pre-Closing WC Claims”), Seller hereby authorizes Purchaser, to the extent permitted by such Workers Compensation Policies, to report Pre-Closing WC Claims directly to the provider of such Workers Compensation Policies and shall use reasonable best efforts, to the extent permitted by such Workers Compensation Policies, to assist Purchaser’s efforts to obtain the benefit of such insurance coverage; provided that Purchaser shall keep Seller reasonably informed of each claim and Purchaser or its Affiliates shall exclusively bear and shall promptly repay or reimburse Seller or its Affiliates for the amount of each claim to the extent incurred by Seller or its Affiliates after the Closing, including any deductibles or self-insured retentions associated with any claims under the Workers Compensation Policies. Following the Closing, Seller shall not, and shall cause its Affiliates to not, release, commute, buy-back or otherwise eliminate insurance coverage under any of the Workers Compensation Policies with respect to acts, omissions, events or circumstances relating to Business Employees that occurred or existed prior to the Closing; provided that nothing in this sentence or anything else in this Agreement to the contrary shall require Seller or its Affiliates to extend or purchase any insurance policy.
(c)    Prior to the Closing, each of Purchaser and Seller shall use reasonable best efforts to work in good faith to (i) obtain insurance coverage by Purchaser or its Affiliates with respect to the Business and the Assumed Liabilities (to the extent generally insurable), at Purchaser’s sole cost and expense, or (ii) obtain a “tail” to any existing liability insurance policy with respect to the Business and the Purchased Assets (excluding the Retailed Seller Business), at Purchaser’s sole cost and expense and for which Purchaser would be solely responsible, including for payment of any retention, deductible and premium, and which would allow Purchaser to make claims directly with the insurer.  Notwithstanding the foregoing or anything herein to the contrary, Seller shall have no obligation to obtain any insurance policy, including any tail to any existing liability insurance policy, if such policy, or Purchaser’s or any of its Affiliates’ access thereto, would have an adverse effect on Seller or any of its Affiliates that is not otherwise reimbursed pursuant to this Section 5.10(c), including any of their existing insurance policies.  Purchaser or its Affiliates shall exclusively bear and shall promptly repay or reimburse Seller or its Affiliates for the amount of any and all Liabilities to the extent incurred by Seller or its Affiliates after the Closing in connection with any such policies, including any deductibles or self-insured retentions associated with any claims under any policies.

Section 5.11    Litigation Support. In the event that and for so long as any Party or any of its Affiliates is prosecuting, contesting or defending any Proceeding or Action by a third party in connection with the Transaction or any of the other transactions contemplated under this Agreement, the other Party shall, and shall cause its Affiliates (and its and their officers and employees) to, reasonably cooperate with such Party and its counsel in such prosecution, contest or defense, including making available its personnel, and providing such testimony and access to its books and records as shall be reasonably necessary in connection with such prosecution, contest or defense. In the event that and for so long as Seller or any of its Affiliates is prosecuting, contesting or defending any Proceeding or Action by a third party in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Business, the Target Entities, the Purchased Assets or the Assumed Liabilities, Purchaser shall, and shall cause its Affiliates (and its and their officers and employees) to, reasonably cooperate with Seller and its counsel in such prosecution, contest or defenses, including making available its personnel, and providing such testimony and access to its books and records as shall be reasonably necessary in connection with such prosecution, contest or defense. In the event that and for so long as Purchaser or any of its Affiliates is prosecuting, contesting or defending any Proceeding or Action by a third party in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Seller Retained Business, Excluded Assets or Retained Liabilities, Seller shall, and shall cause its Affiliates (and its and their officers and employees) to, reasonably cooperate with Purchaser and its counsel in such prosecution, contest or defenses, including making available its personnel, and providing such testimony and access to its books and records as shall be reasonably necessary in connection with such prosecution, contest or defense.
Section 5.12    Payments. (a) Seller shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Purchaser (or its designated Affiliates) any monies or checks exclusively related to the Business or the Target Entities that have been sent to Seller or any of its Affiliates after the Closing Effective Time or, with respect to the Deferred Target Business, the applicable Deferred Closing Effective Time by customers, suppliers or other contracting parties of the Business or the Target Entities to the extent that they are in respect of a Purchased Asset or Assumed Liability hereunder.
(b)    Purchaser shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Seller (or its designated Affiliates) any monies or checks that have been sent to Purchaser (including the Business and the Target Entities) after the Closing Effective Time or, with respect to the Deferred Retained Business, the Deferred Retained Closing to the extent that they are not due to the Business or a Target Entity or are or are in respect of an Excluded Asset or Retained Liability hereunder.
Section 5.13    Non-Solicitation of Employees; Non-Competition. (a) For a period of two (2) years from the Closing Date (three (3) years with respect to any member of Senior Management of the Business immediately prior to the Closing), without the prior written consent of Purchaser, with respect to each Business Employee who is employed by Purchaser or Purchaser’s Subsidiaries as of immediately following the Closing (for the purposes of this

Section 5.13(a), each a “Covered Person”), Seller agrees that none of Seller or any of its Subsidiaries will employ (other than in respect of the Deferred Target Business) or solicit for employment any Covered Person; provided that Seller and its Affiliates shall not be restricted from (i) employing or soliciting for employment any Covered Person who has ceased to be employed or engaged by Purchaser or its Subsidiaries for a period of at least six (6) months or (ii) making general solicitations for employment not specifically directed at Covered Persons. The Parties agree that if Seller requests that Purchaser waive the restrictions set forth in this Section 5.13(a) with respect to a Covered Person, Purchaser shall consider such request in good faith.
(b)    For a period of five (5) years from the Closing Date (the “Restricted Period”), Seller agrees that it shall not, and it shall cause each of its Subsidiaries not to, directly or indirectly, whether alone or jointly with another Person, whether under an agency, employment, consulting or similar arrangement, license, contract manufacturing arrangement or any other form of business association, engage in, carry on in any manner, or have an interest in any Person engaged in any business activities that are included within the definition, or otherwise competitive with, the Business; provided, however, that nothing herein shall preclude Seller from:
(i)    acquiring (or entering into an agreement to acquire) and, after such acquisition, owning an interest in any Person (or its successor) that is engaged in a business activity that would otherwise violate this Section 5.13(b) (a “Competing Business”) if such Competing Business generated less than (A) ten percent (10%) of such Person’s consolidated annual revenues and (B) less than $10,000,000 in annual revenues, in each case, in the last completed fiscal year of such Person;
(ii)    owning five percent (5%) or less of the outstanding securities of any Person engaged in the Business and which securities are listed on a recognized public stock exchange or trading platform;
(iii)    exercising its rights or performing or complying with its obligations under or as contemplated by this Agreement or any of the Transaction Documents, including operating the Deferred Target Business through the last Deferred Closing Effective Time; or
(iv)    entering into or participating in a joint venture, partnership or other strategic business relationship with any Person engaged in a Competing Business, if such joint venture, partnership or other strategic business relationship does not engage in the Competing Business.
(c)    Seller acknowledges that each of the restrictions entered into by it under this Section 5.13 is an entirely independent restriction and is no greater than is reasonably necessary to protect the interests of Purchaser and its Affiliates. If any restriction under this Section 5.13 shall be held void or unenforceable for any reason whatsoever but would be valid if deleted in part or reduced in its scope or application, then that restriction shall apply with such modifications as may be necessary to make it valid, effective and enforceable.

Section 5.14    Misallocated Assets. If, following the Closing, Deferred Closing or Deferred Retained Closing, as applicable, any right, property or asset not forming part of the Business is found to have been transferred to or retained by Purchaser or any of its Affiliates in error, either directly or indirectly, Purchaser shall transfer, or shall cause its Affiliates (including the Target Entities) to transfer, at no cost, such right or property as soon as practicable to the Seller Entity indicated by Seller. If, following the Closing or Deferred Closing, as applicable, any right, property or asset (and any related Liability) forming part of the Business is found to have been retained by Seller or any of its Affiliates in error, either directly or indirectly, Seller shall transfer, or shall cause its Affiliates to transfer, at no cost, such right, property or asset (and any related Liability) as soon as practicable to Purchaser or an Affiliate (including a Target Entity) indicated by Purchaser.
Section 5.15    Transition Services Agreement.
(a)    After the date of this Agreement and prior to the Closing, the Parties shall use reasonable best efforts to determine and negotiate in good faith the services (and related fees and provisions) to be provided under the Transition Services Agreement from the Seller to Purchaser, and from Purchaser to Seller, substantially consistent with the terms of the form of Transition Services Agreement, including the draft schedules and assumptions thereto, included as Exhibit B hereto, and the Real Estate Steps Plan included as Annex B hereto.
(b)    With respect to the transfer of the assets and operations of the Business, the Parties agree that they shall use reasonable best efforts and cooperate in good faith to put in place such mutually acceptable agreements and arrangements so that the operation of the Business can continue post-Closing without material interruption, including through the Transition Services Agreement or any other agreements and arrangements as Purchaser and Seller may agree on in good faith, until such time as Purchaser or its applicable Affiliate is able to obtain any necessary permits, licenses or similar approvals for it to operate such Business; provided that Purchaser and its Affiliates shall use their respective reasonable best efforts to obtain all such necessary permits, licenses or similar approvals for them to operate such Business as promptly as practicable.
(c)    Seller and Purchaser shall cooperate in good faith and use their reasonable best efforts to prepare their respective information technology systems for and assist with the transition of information related to the Business to Purchaser’s information technology systems so that such information may be reasonably usable under Purchaser’s information technology systems following the Closing, taking into account the Transaction Documents and all of the assets and services to be provided, acquired, leased or licensed under the Transaction Documents.  For the avoidance of doubt, Seller shall be responsible for the costs it and its Affiliates incur in connection with preparing and/or separating their information technology systems in connection with the transactions contemplated hereby.
Section 5.16    Pre-Closing Restructuring Plan. Seller shall use its reasonable best efforts to complete the Pre-Closing Restructuring Plan prior to the Closing or, if contemplated by the Pre-Closing Restructuring Plan or if Seller otherwise reasonably deems necessary or appropriate, as soon as reasonably practicable following the Closing; provided, that any such activities completed following the Closing shall not materially interfere with Purchaser’s and its Affiliates’ conduct of the Business (other than as contemplated by the Real Estate Steps Plan, in which case the Parties shall use reasonable best efforts to mitigate the disruption to the Business to the extent reasonably practicable). Purchaser and Seller shall reasonably cooperate in the implementation of the Pre-Closing Restructuring, including in making the Tax elections contemplated thereby.
Section 5.17    Limited Intellectual Property License During Deferred Period. From and after the Closing, each Party, on behalf of itself and its Affiliates, hereby grants to the other Party and its Affiliates a worldwide, limited, irrevocable, non-transferable, non-exclusive, fully paid-up, royalty-free license under all of such Party’s and its Affiliates’ rights in any intellectual property (as defined below) to the extent used in the applicable Deferred Business as of immediately prior to the Closing to: (i) make, have made, import, use, offer to sell, sell, distribute and otherwise commercialize any products and services, and (ii) use, copy, distribute, disclose, display, sublicense and otherwise exploit in any manner any technology, products and services in each case solely in connection with the operation of the applicable Deferred Business in the applicable Deferred Closing Countries until the applicable Deferred Closing or Deferred Retained Closing, at which time such license granted under this Section 5.17 shall automatically terminate in such Deferred Closing Country or Deferred Retained Closing Country, as applicable. The term “intellectual property” as used in this Section 5.17 means (a) Patents, (b) Marks, (c) copyrightable works, copyrights, moral rights, mask work rights, database rights (other than third party software) and design rights, whether or not registered, and registrations and applications for registration thereof, and (d) Know-How and Trade Secrets.

ARTICLE VI
CERTAIN TAX MATTERS
Section 6.1    Tax Indemnification by Seller. Effective as of and after the Closing Effective Time, Seller shall, without duplication, pay or cause to be paid, and shall indemnify Purchaser and its Affiliates (including the Target Entities after the Closing Effective Time) (collectively, the “Purchaser Tax Indemnified Parties”) and hold each Purchaser Tax Indemnified Party harmless from and against (A) any Seller Taxes (which, for the avoidance of doubt, includes Taxes of those Seller Entities that are Deferred Title Holders during the Deferred Period); (B) any Taxes attributable to the failure of any representation or warranty of Seller contained in Section 3.15(j) or Section 3.15(m) to be true and correct as of the Closing Date (without regard to any materiality qualifier set forth therein or any disclosed exception thereto); (C) any Taxes arising out of or resulting from any breach of any covenant or agreement of Seller contained in this Agreement; (D) any Taxes and costs for which Seller is liable pursuant to Section 6.6(e); (E) Taxes imposed on or with respect to GCP Tecnologías Venezuela, S.A. (or any predecessors thereof) in respect of the Retained Seller Business, the Excluded Assets or the Retained Liabilities; and (F) any costs and expenses, including reasonable legal fees and expenses attributable to any item described in clauses (A) to (E). For the avoidance of doubt, none of the limitations on indemnification contained in Section 9.2 shall apply to indemnification pursuant to this Section 6.1.

Section 6.2    Tax Indemnification by Purchaser. Effective as of and after the Closing Effective Time, Purchaser shall, without duplication, pay or cause to be paid, and shall indemnify Seller and its Affiliates (collectively, the “Seller Tax Indemnified Parties”) and hold each Seller Tax Indemnified Party harmless from and against (A) any Taxes imposed on any of the Target Entities for any Post-Closing Period (other than Taxes imposed on or with respect to GCP Tecnologías Venezuela, S.A. (or any predecessors thereof) in respect of the Retained Seller Business, the Excluded Assets or the Retained Liabilities for any Tax period (or portion thereof) ending on or prior to the later of (x) the applicable Deferred Closing (y) the date on which such Retained Seller Business, Excluded Assets and Retained Liabilities have been transferred to Seller Entities pursuant to Section 5.14); (B) any Taxes imposed with respect to the Purchased Assets, the Assumed Liabilities or the Business (other than (i) Taxes described in clause (A) of this Section 6.2 and (ii) income Taxes imposed on or with respect to any Deferred Target Business, any Deferred Assets, or any Deferred Liabilities for the applicable Deferred Period) for any Post-Closing Period; (C) any Taxes arising from any action or transaction by Purchaser, its Subsidiaries or the Target Entities outside of the ordinary course of business on the Closing Date or at or after the Closing Effective Time; (D) any Taxes arising out of or resulting from any breach of any covenant or agreement of Purchaser contained in this Agreement; (E) any Transfer Taxes for which Purchaser is expressly responsible under Section 6.12; (F) any Taxes imposed on or with respect to Grace Brasil Ltda. solely as a result of the allocation of any portion of the Purchase Price to any non-compete covenant or agreement provided for herein or in the applicable Foreign Acquisition Agreement; and (G) any costs and expenses, including reasonable legal fees and expenses, attributable to any item described in clauses (A) to (F); provided, however, that Purchaser shall not be required to pay or cause to be paid, or to indemnify or hold harmless the Seller Tax Indemnified Parties from and against any Taxes for which Seller is responsible pursuant to Section 6.1.
Section 6.3    Allocation of Taxes in Straddle Periods. In the case of any Straddle Period, the Amount of Taxes (other than Transfer Taxes, which are addressed in Section 6.12) allocable to the portion of such Tax period ending on the Closing Effective Time shall be determined as follows: (A) in the case of Taxes measured by income, receipts or transactions (including income, sales, use, transfer (other than Transfer Taxes covered by Section 6.12) withholding, and payroll taxes), the amount of such Taxes shall be determined based on an interim closing of the books as of the close of business on the Closing Effective Time; and (B) in the case of property and any other similar Taxes, the amount of such Taxes shall be deemed to be the amount of such Tax for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period from the beginning of the Straddle Period through the Closing Effective Time and the denominator of which is the number of calendar days in the entire Straddle Period.

Section 6.4    Tax Returns.
(a)    Seller shall prepare or shall cause to be prepared any combined, consolidated or unitary Tax Return for any taxable period ending on or before the Closing Effective Time that (i) includes Seller or any of its Affiliates (other than the Target Entities), (ii) includes any of the Target Entities and (iii) for which Seller or any of its Affiliates (other than the Target Entities) was the parent of or was otherwise primarily liable for Taxes of the consolidated or unitary group for the relevant Tax period (a “Combined Tax Return”). With respect to the Target Entities, each Combined Tax Return shall be prepared in a manner consistent with past practices to the extent permitted by applicable Law. Seller shall timely file or cause to be timely filed such Combined Tax Returns and shall deliver, or cause to be delivered, to Purchaser no more than sixty (60) days after the due date for each such Combined Tax Return a pro forma of such Combined Tax Return containing all Tax items of the Target Entities included in such Combined Tax Return. Seller shall prepare or shall cause to be prepared any Tax Return (other than any Combined Tax Return) that is required to be filed by or with respect to any of the Target Entities, the Purchased Assets or the Business for any taxable period that ends on or before the Closing Effective Time (a “Pre-Closing Seller Tax Return””). Seller shall prepare each Pre-Closing Seller Tax Return in a manner consistent with past practices to the extent permitted by applicable Law. Seller shall timely file or cause to be timely filed each Pre-Closing Seller Tax Return that is required to be filed on or before the Closing Effective Time (taking into account any extensions), shall promptly provide to Purchaser a copy of each such Tax Return and shall timely pay to the appropriate Taxing Authorities all amounts shown as due on each such Tax Return. Not less than sixty (60) days prior to the due date of each Pre-Closing Seller Tax Return required to be filed by Purchaser after the Closing Date, Seller shall provide Purchaser with written notice of any Tax position it expects to take on such Tax Return that Seller does not in good faith believe is a Certain Tax Position. Seller shall deliver, or cause to be delivered, to Purchaser a draft of each Pre-Closing Seller Tax Return that is required to be filed after the Closing Date at least thirty five (35) days prior to the due date for filing such Tax Return (taking into account any extensions), and Seller shall not unreasonably reject any comments to such Tax Return received from Purchaser not later than twenty (20) days before the due date thereof (taking into account any extensions). Seller shall pay to Purchaser all amounts shown as due on each Pre-Closing Seller Tax Return that is required to be filed after the Closing Date (taking into account any extensions) not less than five (5) Business Days before the due date of each such Tax Return. Purchaser shall timely file or cause to be timely filed all Pre-Closing Seller Tax Returns that are required to be filed after the Closing Date and shall timely pay to the appropriate Taxing Authorities all amounts shown as due on such Tax Returns. Except as otherwise required by applicable Law, Purchaser shall not amend or revoke any Pre-Closing Seller Tax Return (or any notification or election relating thereto) without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Purchaser shall use reasonable best efforts to timely provide (or cause to be timely provided) to Seller any information reasonably requested by Seller to facilitate the preparation and filing of any Tax Returns described in this Section 6.4(a), and Seller shall use reasonable best efforts to timely provide (or cause to be timely provided) to Purchaser any information reasonably requested by Purchaser to facilitate the review of such Tax Returns. Seller shall prepare or shall cause to be prepared any Tax Return (other than any Combined Tax Return or any Pre-Closing Seller Tax Return) that is required to be filed by or with respect to GCP Tecnologías Venezuela, S.A. for the applicable Deferred Period (a “GCP Tecnologías Venezuela, S.A. Tax Return”). The provisions of this Section 6.4(a) relating to Pre-Closing Seller Tax Returns shall apply to GCP Tecnologías Venezuela, S.A. Tax Returns, mutatis mutandis, substituting “Deferred Closing Effective Time” for “Closing Effective Time” in each case.
(b)    Except for any Tax Return required to be prepared by Seller pursuant to Section 6.4(a), Purchaser shall prepare or cause to be prepared (i) any combined, consolidated or unitary Tax Return that includes Purchaser or any of its Affiliates (other than the Target Entities) on the one hand, and any of the Target Entities, on the other hand (a “Straddle Period Combined Tax Return”), and (ii) any Tax Return (other than any Straddle Period Combined Tax Return) that is required to be filed by or with respect to any of the Target Entities, the Purchased Assets or the Business (a “Straddle Period Purchaser Tax Return”), in each case, for any taxable period that begins on or before the Closing Effective Time and ends after the Closing Effective Time. Each Straddle Period Purchaser Tax Return and, with respect to the Target Entities, each Straddle Period Combined Tax Return shall be prepared in a manner consistent with past practices to the extent permitted by applicable Law. Purchaser shall deliver, or cause to be delivered, to Seller no more than sixty (60) days after the due date for each Straddle Period Combined Tax Return a pro forma of such Straddle Period Combined Tax Return containing all Tax items of the Target Entities included in such Straddle Period Combined Tax Return. Not less than sixty (60) days prior to the due date of each Straddle Period Purchaser Tax Return, Purchaser shall provide Seller with written notice of any Tax position it expects take on such Tax Return that Purchaser does not in good faith believe is a Certain Tax Position. Purchaser shall deliver, or cause to be delivered, to Seller a draft of each Straddle Period Purchaser Tax Return at least thirty five (35) days prior to the due date for filing such Tax Return (taking into account any extensions) and Purchaser shall not unreasonably reject any comments to such Tax Return received from Seller not later than twenty (20) days before the due date thereof (taking into account any extensions). Purchaser shall deliver, or cause to be delivered, to Seller written notice of Seller’s allocable share of Tax, determined in accordance with Section 6.3, shown as due on each Straddle Period Combined Tax Return at least ten (10) days prior to the due date for filing such Tax Return (taking into account any extensions). Seller shall pay to Purchaser all amounts shown as due on each Straddle Period Combined Tax Return and Straddle Period Purchaser Tax Return that are allocable to Seller, determined in accordance with Section 6.3, not less than five (5) Business Days before the due date of each such Tax Return. Purchaser shall timely file or cause to be timely filed all Straddle Period Combined Tax Returns and all Straddle Period Purchaser Tax Returns. Except as otherwise required by applicable Law, Purchaser shall not amend or revoke any Straddle Period Purchaser Tax Return (or any notification or election relating thereto) without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Seller shall use reasonable best efforts to timely provide (or cause to be timely provided) to Purchaser any information reasonably requested by Purchaser to facilitate the preparation and filing of any Tax Returns described in this Section 6.4(b), and Purchaser shall use reasonable best efforts to timely provide (or cause to be timely provided) to Seller any information reasonably requested by Seller to facilitate the review of such Tax Returns.

Section 6.5    Certain Refunds and Credits.
(a)    Seller shall be entitled to any refunds or credits of the Target Entities of or against any Taxes for which Seller is responsible under Section 6.1. Purchaser shall be entitled to any refunds or credits of the Target Entities of or against any Taxes other than refunds or credits to which Seller is entitled pursuant to the foregoing sentence. Any refunds or credits of Taxes of the Target Entities for any Straddle Period shall be equitably apportioned between Seller and Purchaser in accordance with the principles set forth in Section 6.3 and the first sentence of this Section 6.5(a). Each Party shall pay, or cause its Affiliates to pay, to the Party entitled to a refund or credit of Taxes under this Section 6.5(a), the amount of such refund or credit (including any interest paid thereon and net of any Taxes to the party receiving such refund or credit in respect of the receipt or accrual of such refund or credit) in readily available funds within fifteen (15) days of the actual receipt of the refund or credit or the application of such refund or credit against amounts otherwise payable.
(b)    The Parties intend that all income, gain loss, deduction and similar items in respect of the Deferred Target Business will be reported on the income Tax Return of the applicable Deferred Title Holder or its Affiliates (as applicable), and that each Deferred Title Holder or such Affiliates will pay any income Taxes arising therefrom (the “Deferred Income Tax Liabilities”). If any Deferred Income Tax Liabilities are imposed on a Deferred Beneficiary or any of its Affiliates, then Seller, Purchaser and their respective Affiliates shall cooperate to the extent reasonably necessary for Purchaser or Seller or their respective Affiliates, as applicable, to obtain refunds or credits for such amounts paid in respect of such Deferred Income Tax Liabilities by the Deferred Beneficiary or such Affiliate. If the Deferred Title Holder or any of its Affiliates receives a credit or refund of any Deferred Income Tax Liabilities as a result of such liabilities being imposed on and satisfied by the Deferred Beneficiary or any of its Affiliates, then the Deferred Title Holder or such Affiliate shall pay to the Deferred Beneficiary or any designee thereof the amount of such refund or credit (including any interest paid thereon and net of any Taxes to the Deferred Title Holder or any of its Affiliates in respect of the receipt or accrual of such refund or credit) in readily available funds within fifteen (15) days of the actual receipt of the refund or credit or the application of such refund or credit against amounts otherwise payable. The above provisions of this Section 6.5(b) shall apply, mutatis mutandis, to the Deferred Retained Title Holder in respect of Deferred Income Tax Liabilities relating to the Deferred Retained Business, substituting, where applicable, “Deferred Retained Title Holder” for “Deferred Title Holder”, “Deferred Retained Beneficiary” for “Deferred Beneficiary”, and “Deferred Retained Business” for “Deferred Target Business”.
(c)    Purchaser shall not, and shall cause the Target Entities not to, carry back any item of loss, deduction or credit which arises in any taxable period ending on or after the Closing Effective Time into any taxable period ending before the Closing Effective Time.
Section 6.6    Tax Contests.
(a)    If any Taxing Authority asserts a Tax Claim, then the Party first receiving notice of such Tax Claim promptly shall provide written notice thereof to the other Party or Parties; provided, however, that the failure of such Party to give such prompt notice shall not relieve the other Party of any of its obligations under this Article VI, except to the extent that the other Party suffers actual loss or prejudice as a result of such failure or delay. Such notice shall specify in reasonable detail the basis for such Tax Claim, shall include a copy of the relevant portion of any correspondence received from the Taxing Authority and, in the case of any notice provided by Seller or any of its Affiliates, shall specify whether any Tax Proceeding related to such Tax Claim would be a Tax Proceeding for which W.R. Grace & Co. (the “TSA Counterparty”) is the “Controlling Party” (as such term is defined in Tax Sharing Agreement, a “Specified Tax Proceeding”). Within five (5) Business Days of receiving notice of a Tax Claim from Purchaser or any of its Affiliates, Seller shall provide Purchaser written notice of whether any Tax Proceeding related to such Tax Claim would be a Specified Tax Proceeding.
(b)    In the case of a Tax Claim of or with respect to any of the Target Entities exclusively related to a Pre-Closing Period (other than a Straddle Period), Seller shall, at its own cost and expense, be entitled to control any related Tax Proceeding; provided, that (except in the case of a Specified Tax Proceeding), Seller shall provide Purchaser with a timely and reasonably detailed account of each stage of such Tax Proceeding as it pertains to the Target Entities, the Purchased Assets, the Assumed Liabilities or the Business and (except in the case of a Tax Proceeding described in Section 6.6(d)) shall (i) consult with Purchaser before taking any significant action in connection with any such Tax Proceeding (ii) not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed and (iii) defend such Tax Proceeding diligently and in good faith. If the resolution of any such Tax Proceeding would reasonably be expected to have an adverse impact on Purchaser or any of its Affiliates (or bind Purchaser or any of its Affiliates for any Post-Closing Period), then Purchaser shall be entitled to participate in such Tax Proceeding at Purchaser’s own cost and expense and attend any meetings or conferences with the relevant Taxing Authority.
(c)    In the case of a Tax Claim of or with respect to any of the Target Entities, the Purchased Assets, the Assumed Liabilities or the Business for any Straddle Period (except in the case of a Tax Proceeding described in Section 6.6(d)) that relates to matters for which Seller is liable, Purchaser shall, at its own cost and expense, be entitled to control any related Tax Proceeding; provided, however, that (i) Purchaser shall provide Seller with a timely and reasonably detailed account of each stage of such Tax Proceeding, (ii) Purchaser shall consult with Seller before taking any significant action in connection with such Tax Proceeding, (iii) Purchaser shall consult with Seller and offer Seller an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (iv) Purchaser shall defend such Tax Proceeding diligently and in good faith, (v) Seller shall be entitled, at its own cost and expense, to participate in such Tax Proceeding and attend any meetings or conferences with the relevant Taxing Authority, and (vi) Purchaser shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.
(d)    Notwithstanding anything to the contrary in this Agreement, except as required by applicable Law, (i) Seller shall have the exclusive right to control in all respects, and neither Purchaser nor any of its Affiliates shall be entitled to participate in, any (1) Tax Proceeding with respect to any Tax Return exclusively of Seller and any of its Subsidiaries (other than the Target Entities); (2) Tax Proceeding with respect to any Combined Tax Return; or (3) Specified Tax Proceeding; and (ii) Purchaser shall have the exclusive right to control in all respects, and neither Seller nor any of its Affiliates shall be entitled to participate in, any Tax Proceeding with respect to (X) any Tax Return exclusively of Purchaser and any of its Subsidiaries (other than the Target Entities) or (Y) any Straddle Period Combined Tax Return.
(e)    Seller shall, promptly upon receipt, provide to Purchaser all information Seller or any of its Affiliates receive that relate to any Specified Tax Proceeding insofar as such information pertains to any Target Entity. If requested by Seller, Purchaser shall provide Seller with such limited powers of attorney as are reasonably requested of Seller by TSA Counterparty pursuant to the Tax Sharing Agreement, provided that such powers of attorney shall not permit Seller, its Affiliates or TSA Counterparty (including their respective representatives) to take any action on behalf of the entity in respect of which the power of attorney is granted that, if undertaken directly by such entity or its officers or directors, would be contrary to Law. If TSA Counterparty settles a Specified Tax Proceeding in a manner that disproportionately and adversely affects a Target Entity for any Post-Closing Period relative to the other parties to such Specified Tax Proceeding, Seller shall indemnify Purchaser and its Affiliates (including such Target Entity) and hold Purchaser and its Affiliates (including such Target Entity) harmless from and against any Post-Closing Period Taxes and costs attributable to such settlement.
Section 6.7    Cooperation and Exchange of Information.
(a)    Not more than sixty (60) days after the receipt of a request from Seller, Purchaser shall, and shall cause its Affiliates to, provide to Seller a package of Tax information materials, including schedules and work papers, reasonably requested by Seller to enable Seller to prepare and file all Tax Returns required to be prepared and filed by it with respect to the Purchased Entities and its Subsidiaries and with respect to Seller Taxes. Purchaser shall prepare such package completely and accurately, in good faith and in a manner consistent with Seller’s past practice.
(b)    Each Party shall, and shall cause its Affiliates to, provide to the other Party such cooperation, documentation and information as either of them reasonably may request in (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a liability for Taxes or an indemnity obligation under this Article VI or a right to refund of Taxes, or (iii) conducting any Tax Proceeding. Such cooperation and information shall include (x) in each case, except as otherwise provided in Section 6.6(e) and without limiting any provision therein, providing authorizations necessary to facilitate the actions contemplated by this Section 6.7(b), consistent with the requirements in Section 6.4 and Section 6.6, but in no case shall either Party be required to provide authorizations to the other Party to execute Tax Returns or settlements of Tax Proceedings of an Affiliate of the other Party, and (y) providing copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property and other information, which any such Party may possess. Each Party shall make its employees reasonably available on a mutually convenient basis at its cost to provide an explanation of any documents or information so provided.

(c)    Each Party shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the relevant entities for their respective Tax periods ending on or prior to the Closing Effective Time until the later of (x) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate, or (y) eight (8) years following the due date (without extension) for such Tax Returns. Thereafter, the Party holding such Tax Returns or other documents may dispose of them unless the other Party provides reasonable notice of its desire to take possession of such Tax Returns and other documents in which case the Party holding such Tax Returns shall provide the other Party reasonable opportunity to take possession of such Tax Returns and other documents at such other Party’s own expense.
Section 6.8    Tax Sharing Agreements. To the extent relating to the Target Entities, Seller shall terminate or cause to be terminated, on or before the Closing Effective Time all Tax sharing agreements or arrangements (other than this Agreement), if any, to which any of the Target Entities, on the one hand, and Seller or any of its Subsidiaries (other than the Target Entities), on the other hand, are parties, and neither Seller nor any of its Affiliates nor any of the Target Entities shall have any rights or obligations thereunder after the Closing.
Section 6.9    Tax Treatment of Payments. Except as otherwise required by applicable Law, Seller, Purchaser, the Purchased Entities and their respective Subsidiaries and their respective Affiliates shall treat any and all payments under this Article VI, Section 2.9, and Article IX as an adjustment to the purchase price for Tax purposes.
Section 6.10    Section 338 Elections; Other Elections.
(a)    Purchaser shall make, and shall cause its applicable Affiliates (including the Target Entities) to make, elections under Section 338(g) of the Code and those comparable provisions of state, local and foreign Law) (a “338 Election”) with respect to the Target Entities as reasonably requested by Seller no more than thirty (30) days after the Closing Date and Purchaser shall deliver to Seller a copy of IRS Form 8023 and, in the case of a comparable election under state, local or foreign Law, evidence reasonably satisfactory to Seller of the making of such election.
(b)    Except as otherwise provided for in Section 6.10(a), Purchaser shall not make, and shall cause its Affiliates (including the Target Entities) not to make any Tax elections with respect to any Target Entity (including any election pursuant to Treasury Regulations Section 301.7701-3), which election would be effective on or prior to the Closing Effective Time.
Section 6.11    Additional Post-Closing Tax Covenant. With respect to any of the Target Entities that is characterized as a foreign corporation for U.S. federal income Tax purposes and in respect of which a 338 Election has not been made pursuant to Section 6.10(a), the Purchaser shall notify the Seller at least ten (10) days prior to such Target Entity paying any dividend, repurchasing any of its shares of stock or engaging in any asset sales outside of the ordinary course of business from the date of the Closing through the end of the taxable period of such entity that includes the Closing Effective Time. After delivering such notice with respect to a

Target Entity, Purchaser shall make, or shall cause its applicable Affiliate (including the Target Entity) to make, such 338 Elections as Seller shall reasonably request not more than thirty (30) days following the delivery of such notice. For the avoidance of doubt, neither Seller nor its Affiliates shall be entitled indemnification pursuant to Section 6.2 or Article IX for any additional Taxes of Seller and its Affiliates resulting from a Section 338 Election whether made pursuant to Section 6.10 or Section 6.11.
Section 6.12    Transfer Taxes.
(a)    Creditable Transaction VAT shall be borne 100% by Purchaser. All other sales, use, transfer (including real estate transfer), documentary, stamp, value added, goods and services or similar Taxes, including Transaction VAT other than Creditable Transaction VAT, and related fees imposed on or payable in connection with the transfer of the Business and the Purchased Assets to Purchaser or the applicable Purchaser Designee under this Agreement (“Transfer Taxes”) shall be borne 50% by Purchaser and 50% by Seller.
(b)    The Party responsible under applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other Party. Seller and Purchaser shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes. No later than twenty (20) days before any such Tax Return is due (taking into account any extensions), the Party that is responsible under applicable Law for filing such Tax Return shall notify the other Party of the amount of Transfer Taxes shown as due on such Tax Return that are allocable to such other Party and such other Party shall pay such amount to the Party that is responsible under applicable Law for filing such Tax Return no later than five (5) days before such Tax Return is due (taking into account any extensions). The Party that is responsible under applicable Law for filing such Tax Return shall timely pay all Transfer Taxes shown as due on such Tax Return to the applicable Taxing Authority.
(c)    Seller and Purchaser shall work together in good faith and use commercially reasonable efforts to avail themselves of any available exemptions from any such Transfer Taxes and Creditable Transaction VAT and to cooperate with the other Parties in providing any information and documentation that may be necessary to obtain such exemptions. Neither Seller nor Purchaser shall elect to have any transaction performed in connection with the transfer of the Business and the Purchased Assets to Purchaser or the applicable Purchaser Designee under this Agreement to be subject to VAT. For the avoidance of doubt, the Pre-Closing Restructuring is not considered to be a transaction performed in connection with the transfer of the Business and the Purchased Assets to Purchaser or the applicable Purchaser Designee under this Agreement for purposes of this Section 6.12.
Section 6.13    Timing of Payments. Any indemnity payment required to be made pursuant to this Article VI shall be made within ten (10) days after the indemnified party makes written demand upon the indemnifying party, but in no case earlier than five (5) days prior to the date on which the relevant Taxes or other amounts are required to be paid to the applicable Taxing Authority.
Section 6.14    Dispute Resolutions. In the event of any dispute between the Parties with respect to any matter addressed in this Article VI, Purchaser and Seller shall work together in good faith to resolve such dispute. If Seller and Purchaser are unable to resolve (i) a dispute as to whether a Tax position that is not a Certain Tax Position is permitted by applicable Law pursuant to Section 6.4 at least fifty (50) days before the due date for filing the relevant Tax Return (taking into account any extensions); (ii) a dispute with regard to a Tax Return prepared pursuant to Section 6.4 at least twenty (20) days before the due date for filing such Tax Return (taking into account any extensions); (iii) a dispute with regard to a Tax Return pursuant to Section 6.12 at least ten (10) days before the due date for such Tax Return (taking into account any extensions); or (iv) a dispute with regard to whether the settlement of a Specified Tax Proceeding under Section 6.6(e) has the disproportionate and adverse effect described in such section, then Seller and Purchaser shall promptly cause the Independent Accounting Firm (or such firm as is chosen in accordance with the methodology set forth in Section 2.9(d) if an Independent Accounting Firm has not been chosen) to resolve such dispute. The final resolution to such dispute as determined by such accounting firm shall be conclusive and binding on the Parties. All fees and expenses relating to the work, if any, to be performed by the accounting firm shall be borne one-half by Seller and one-half by Purchaser.
Section 6.15    Tax Matters Coordination and Survival. Notwithstanding anything to the contrary in this Agreement, indemnification with respect to Taxes and the procedures relating thereto shall be governed exclusively by this Article VI (except for amounts payable pursuant to Section 9.8), and the provisions of Article IX shall not apply. The indemnification obligations contained in this Article VI shall survive the Closing Date until sixty (60) days after the expiration of the applicable statutory periods of limitations. The representations and warranties made pursuant to Section 3.15 (Taxes) (other than the representations and warranties set forth in Section 3.15(j) and (m), which shall survive until sixty (60) days after the expiration of the applicable statutory period of limitations) shall not survive the Closing Date.
ARTICLE VII
CONDITIONS PRECEDENT
Section 7.1    Conditions to Each Party’s Obligations to Close. The respective obligations of Seller and Purchaser to effect the Closing is subject to the satisfaction or waiver at or prior to the Closing of the following conditions:
(a)    Antitrust Approvals. (i) Any waiting period (and extensions thereof) applicable to the Transaction and the other transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated; and (ii) all other Regulatory Approvals required to be obtained prior to Closing under the Antitrust Laws of the jurisdictions listed in Section 7.1(a) of the Seller Disclosure Schedules shall have been obtained.

(b)    No Injunctions or Restraints. No injunction or other Judgment issued by any court of competent jurisdiction shall have been entered and remain in effect which prevents the consummation of the Transaction.
Section 7.2    Conditions to Obligations of Purchaser to Close. The obligation of Purchaser to effect the Closing is subject to the satisfaction (or waiver by Purchaser) at or prior to the Closing of the following additional conditions:
(a)    Representations and Warranties. (i) Each of the Seller Fundamental Representations shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date as if made at and as of the Closing Date (other than (A) the representations and warranties under Section 3.2(c), which shall be true and correct in all material respects with respect to each applicable Purchased Entity, and (B) such representations and warranties that by their terms address matters as of a specified date, which representations and warranties shall be true and correct in all material respects as of such date), and (ii) the other representations and warranties of Seller contained in Article III shall be true and correct at and as of the date hereof and at and as of the Closing Date as if made at and as of the Closing Date, except (A) that representations and warranties that are made as of specific date shall be tested only on and as of such date, and (B) where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.
(b)    Performance of Obligations of Seller. The covenants and agreements of Seller to be performed or complied with on or before the Closing Date in accordance with this Agreement shall have been performed or complied with in all material respects.
(c)    Officer’s Certificate. Purchaser shall have received a certificate, dated as of the Closing Date and signed on behalf of Seller by an executive officer of Seller, stating that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied.
Section 7.3    Conditions to Obligations of Seller to Close. The obligation of Seller to effect the Closing is subject to the satisfaction (or waiver by Seller) at or prior to the Closing of the following additional conditions:
(a)    Representations and Warranties. The representations and warranties of Purchaser contained in Article IV shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date as if made at and as of the Closing Date, except that representations and warranties that are made as of specific date shall be tested only on and as of such date.
(b)    Performance of Obligations of Purchaser. The covenants and agreements of Purchaser to be performed or complied with on or before the Closing Date in accordance with this Agreement shall have been performed or complied with in all material respects.

(c)    Officer’s Certificate. Seller shall have received a certificate, dated as of the Closing Date and signed on behalf of Purchaser by an executive officer of Purchaser, stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.
Section 7.4    Frustration of Closing Conditions. Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith or to use the efforts to cause the Closing to occur as required by this Agreement, including Section 5.1.
ARTICLE VIII
TERMINATION; EFFECT OF TERMINATION
Section 8.1    Termination. Anything to the contrary in this Agreement notwithstanding, this Agreement may be terminated and the Transaction and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:
(a)    by mutual written consent of Seller and Purchaser;
(b)    by Seller, if any of Purchaser’s representations and warranties contained in Article IV shall fail to be true and correct or Purchaser shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, and such failure or breach would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and has not been cured by the earlier of (i) the date that is sixty (60) days after the date that Seller has notified Purchaser of such failure or breach and (ii) the Outside Date; provided that Seller is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that such that such failure or breach would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b);
(c)    by Purchaser, if any of Seller’s representations and warranties contained in Article III shall fail to be true and correct or Seller shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, and such failure or breach would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and has not been cured by the earlier of (i) the date that is sixty (60) days after the date that Purchaser has notified Seller of such failure or breach and (ii) the Outside Date; provided that Purchaser is not then in breach of any of their respective representations, warranties, covenants or agreements contained in this Agreement such that such failure or breach would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b);
(d)    by Seller or by Purchaser, if the Closing shall not have occurred on or prior to December 2, 2017; provided, however, that if the conditions set forth in Section 7.1(a) or Section 7.1(b) have not been satisfied by such date, either Seller or Purchaser may extend such date to March 2, 2018 (such date, as may be so extended, the “Outside Date”); provided, further, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party whose failure to perform any covenant or obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or
(e)    by Seller or by Purchaser, if (i) any of the Approvals required to be obtained under Section 7.1(a) of this Agreement shall have been denied and such denial shall have become final and nonappealable or (ii) a permanent injunction or other permanent Judgment issued by a court of competent jurisdiction shall have become final and nonappealable, preventing the consummation of the Transaction; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(e) shall have used its reasonable best efforts to obtain such Approval, or to prevent the entry of such permanent injunction or other permanent Judgment, as applicable, in each case, to the extent required by Section 5.1.
Section 8.2    Effect of Termination. If this Agreement is terminated and the Transaction is abandoned as described in Section 8.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of Section 5.3, Section 8.1, this Section 8.2, Section 8.3, and Article X. Nothing in this Section 8.2 shall be deemed to release any Party from any Liability for fraud or willful breach by such Party of the terms and provisions of this Agreement.
Section 8.3    Notice of Termination. In the event of termination by Seller or Purchaser pursuant to Section 8.1, written notice of such termination shall be given by the terminating party to the other party to this Agreement.
ARTICLE IX
INDEMNIFICATION
Section 9.1    Survival. (a) Except as provided in Article VI, the representations and warranties of Seller contained in this Agreement shall survive the Closing until May 1, 2019; provided, however, that (i) the Seller Fundamental Representations shall survive until the date that is sixty (60) days after the expiration of the applicable statute of limitations, and (ii) the representations and warranties of Seller contained in Section 3.14 (Environmental Matters) shall survive until the date that is the third (3rd) anniversary of the Closing Date. Written notice of a claim must be given by Purchaser to Seller in accordance with the provisions hereof prior to the expiration of the applicable representations and warranties.
(b)    The representations and warranties of Purchaser contained in this Agreement shall survive the Closing until May 1, 2019; provided, however, that the Purchaser Fundamental Representations shall survive until the date that is sixty (60) days after the expiration of the applicable statute of limitations. Written notice of a claim must be given by Seller to Purchaser in accordance with the provisions hereof prior to the expiration of the applicable representations and warranties.
(c)    The covenants and agreements that contemplate actions to be taken or not taken or obligations in effect after the Closing shall survive in accordance with their terms. This

Section 9.1(c) shall not limit any covenant or agreement of the Parties contained in this Agreement that by its terms contemplates performance after the Closing, and shall not extend the applicability of any covenant or agreement of the Parties contained in this Agreement that by its terms relates only to a period between the date of this Agreement and the Closing, except that the right to commence any claim, other than claims made pursuant to Article VI, with respect to any such covenant or agreement that by its terms relates only to a period between the date of this Agreement and the Closing or Deferred Closing (or Deferred Retained Closing), as applicable, shall survive until the date that is twelve (12) months after the Closing Date or Deferred Closing Date (or Deferred Retained Closing), respectively. Written notice of a claim, other than a claims made pursuant to Article VI, with respect to a covenant or agreement that by its terms relates only to a period between the date of this Agreement and the Closing or Deferred Closing (or Deferred Retained Closing), as applicable, must be given by Purchaser to Seller, or by Seller to Purchaser, as applicable in accordance with the provisions hereof prior to the date that is twelve (12) months after the Closing Date or Deferred Closing Date (or Deferred Retained Closing), respectively, and written notice of a claim, other than claims made pursuant to Article VI, with respect to a covenant or agreement to be performed, in whole or in part, after the Closing Date or Deferred Closing Date (or Deferred Retained Closing), respectively, must be given by Seller to Purchaser, or by Purchaser to Seller, as applicable, no later than twelve (12) months following the expiration of such covenant or agreement in accordance with its terms.
Section 9.2    Indemnification by Seller. (a) Subject to the provisions of this Article IX and except with respect to indemnification for Taxes that are governed by Article VI, effective as of and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates (collectively, the “Purchaser Indemnified Parties”), from and against any and all Covered Losses incurred or suffered by any of the Purchaser Indemnified Parties, to the extent arising out of or resulting from:
(i)     the failure of any representation or warranty of Seller contained in Article III to be true and correct as of the Closing Date or, solely with respect to representations and warranties contained in Section 3.1, Section 3.2(a) (solely with respect to GCP Tecnologías Venezuela, S.A.), Section 3.3 and Section 3.8(a) to the extent applicable to any Deferred Target Business, the Deferred Closing Date applicable such Deferred Target Business (or with respect to representations and warranties that are made as of a specific date, the failure of such representations and warranties to be true and correct as of such date);
(ii)    any breach of any covenant or agreement of Seller contained in this Agreement;
(iii)    any Retained Liabilities (including any Retained Liabilities of the Target Entities) (for the avoidance of doubt, including any Deferred Retained Liability with respect to a Deferred Retained Business); and
(iv)    (A) the transfer of any interest in any Target Entity, Excluded Asset, Assumed Liability or Retained Liability to or among Seller and its Affiliates prior to the Closing, or (B) the Pre-Closing Restructuring, in each case of clauses (A) and (B), (I) other than the transactions contemplated by Article II, (II) without limiting any Assumed Liability and (III)

other than with respect to any changes or modifications made to the Pre-Closing Restructuring at the request of Purchaser.
(b)    Notwithstanding any provision to the contrary (other than those provisions contained in Article VI):
(i)    Seller shall not be required to indemnify, defend or hold harmless any Purchaser Indemnified Party against, or reimburse any Purchaser Indemnified Party for any (A) any Covered Losses pursuant to Section 9.2(a)(i) or Section 9.2(a)(iii), to the extent that such Covered Losses are reflected, recorded or included in Working Capital on the Post-Closing Statement; (B) any Covered Losses pursuant to Section 9.2(a)(i) (other than for a breach of or inaccuracy in the Seller Fundamental Representations or the representations and warranties under Section 3.17), unless the claim involves Covered Losses in excess of $100,000 (the “De Minimis Amount”) and if such Covered Losses do not exceed the De Minimis Amount, such Covered Losses shall not be applied to or considered for the Deductible or otherwise for purposes of calculating the aggregate amount of the Purchaser Indemnified Parties’ Covered Losses under this Section 9.2(b)(i); and (C) any Covered Losses pursuant to Section 9.2(a)(i) (other than for a breach of or inaccuracy in the Seller Fundamental Representations or the representations and warranties under Section 3.17), until the aggregate amount of the Purchaser Indemnified Parties’ Covered Losses under Section 9.2(a)(i) exceeds $5,000,000 (the “Deductible”), after which Seller shall be obligated for all the Purchaser Indemnified Parties’ Covered Losses under Section 9.2(a)(i) in excess of the Deductible, subject to Sections 9.2(b)(i)(A) and (B), Section 9.2(b)(ii) and Section 9.2(a)(iv)(III); and
(ii)    the cumulative indemnification obligation of Seller under (A) Section 9.2(a)(i) (other than for a breach of or inaccuracy in the Seller Fundamental Representations) shall in no event exceed $105,000,000 (the “Cap”), (B) Section 9.2(a)(i) solely as a result of a breach of or inaccuracy in the Seller Fundamental Representations shall in no event exceed the Purchase Price, and (C) Section 9.2(a)(ii) shall in no event exceed the Purchase Price.

Section 9.3    Indemnification by Purchaser. (a) Subject to the provisions of this Article IX and except with respect to indemnification for Taxes (which shall be governed exclusively by Article VI), effective at and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates (collectively, the “Seller Indemnified Parties”), from and against any and all Covered Losses incurred or suffered by any of the Seller Indemnified Parties to the extent arising out of or resulting from (i) the failure of any representation or warranty of Purchaser contained in Article IV to be true and correct as of the Closing Date or, solely with respect to representations and warranties contained in Section 4.1 and Section 4.2 and, with respect to GCP Tecnologías Venezuela, S.A., Section 4.7 , the Deferred Retained Closing Date (or with respect to representations and warranties that are made as of a specific date, the failure of such representations and warranties to be true and correct as of such date); (ii) any breach of any covenant or agreement of Purchaser contained in this Agreement; and (iii) any Assumed Liability (including any Assumed Liabilities of the Target Entities) (for the avoidance of doubt, including any Assumed Liability with respect to the Deferred Target Business).
(b)    Notwithstanding any provision to the contrary (other than those provisions contained in Article VI):
(i)    Purchaser shall not be required to indemnify, defend or hold harmless any Seller Indemnified Party against, or reimburse any Seller Indemnified Party for, any Covered Losses pursuant to Section 9.3(a)(i) (other than for a breach of or inaccuracy in the Purchaser Fundamental Representations), (A) unless the claim involves Covered Losses in excess of the De Minimis Amount and if such Covered Losses do not exceed the De Minimis Amount, such Covered Losses shall not be applied to or considered for the Deductible or otherwise for purposes of calculating the aggregate amount of the Seller Indemnified Parties’ Covered Losses under this Section 9.3(b)(i) (other than for a breach of or inaccuracy in the Purchaser Fundamental Representations); and (B) until the aggregate amount of the Seller Indemnified Parties’ Covered Losses under Section 9.3(a)(i) (other than for a breach of or inaccuracy in the Purchaser Fundamental Representations) exceeds the Deductible, after which Purchaser shall be obligated for all the Seller Indemnified Parties’ Covered Losses under Section 9.3(a)(i) (other than for a breach of or inaccuracy in the Purchaser Fundamental Representations) in excess of the Deductible, subject to Section 9.3(b)(i)(A) and Section 9.3(b)(ii); and
(ii)    the cumulative indemnification obligation of Purchaser under (A) Section 9.3(a)(i) (other than for a breach of or inaccuracy in the Purchaser Fundamental Representations) shall in no event exceed the Cap, (B) Section 9.3(a)(i) solely as a result of a breach of or inaccuracy in the Purchaser Fundamental Representations shall in no event exceed the Purchase Price, and (C) Section 9.3(a)(ii) shall in no event exceed the Purchase Price.
Section 9.4    Procedures. (a) Except with respect to indemnification pursuant to Article VI, a Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened Action, Order, claim or demand that the Indemnified Party has determined has given or would reasonably be expected to give rise to such right of indemnification (including a pending or threatened Action, Order, claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party suffers actual loss or prejudice as a result of such failure or delay, it being agreed that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 9.1 for such representation, warranty, covenant or agreement.
(b)    Upon receipt of a notice of a Third Party Claim for indemnity from an Indemnified Party pursuant to Section 9.2(a) or Section 9.3(a), the Indemnifying Party will be entitled, by notice to the Indemnified Party delivered within twenty (20) Business Days of the receipt of notice of such Third Party Claim, to assume the defense and control of such Third Party Claim (at the expense of such Indemnifying Party); provided that the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense; provided, further, that the Indemnifying Party shall not be permitted to assume the defense of any Third Party Claim if the Third Party Claim seeks any relief against any Indemnified Party that does not involve any monetary damages or any other payments. If the Indemnifying Party does not assume, or is not permitted to assume pursuant to the immediately prior sentence, the defense and control of any Third Party Claim pursuant to this Section 9.4(b), the Indemnified Party shall be entitled to assume and control such defense, but the Indemnifying Party may nonetheless participate in the defense of such Third Party Claim with its own counsel and at its own expense. Purchaser or Seller, as the case may be, shall, and shall cause each of its Affiliates and Representatives to, reasonably cooperate with the Indemnifying Party in the defense of any Third Party Claim, including by furnishing books and records, personnel and witnesses, as appropriate for any defense of such Third Party Claim. If the Indemnifying Party has assumed the defense and control of a Third Party Claim, it shall be authorized to consent to a settlement or compromise of, or the entry of any judgment arising from, any Third Party Claim, in its sole discretion and without the consent of any Indemnified Party; provided that (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed) if such settlement or judgment involves any injunctive relief binding on any of the Indemnified Parties or any finding or admission of any violation of Law or admission of any wrongdoing by any Indemnified Party, and (ii) the Indemnifying Party shall (A) pay or cause to be paid all amounts in such settlement or judgment (other than to the extent that such liabilities would constitute Covered Losses to which the De Minimis Amount or the Deductible would be applicable in accordance with the applicable provisions of Section 9.2 or Section 9.3, as applicable) and (B) obtain, as a condition of any settlement or other resolution, a complete and unconditional release of the Indemnified Parties affected by such Third Party Claim. No Indemnified Party will consent to the entry of any judgment or enter into any settlement or compromise with respect to a Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed); provided that, notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim if it irrevocably waives in a writing delivered to the Indemnifying Party any right to indemnity therefor under this Agreement.

Section 9.5    Exclusive Remedy. Purchaser and Seller acknowledge and agree that, except (a) as otherwise provided in Article VI, (b) as provided in Section 10.6 or (c) except as expressly provided in any Post-Closing Agreement, following the Closing, the indemnification provisions of Section 9.2 and Section 9.3 shall be the sole and exclusive remedies of Seller and Purchaser, respectively, and their respective Affiliates, for any Covered Losses (including any Covered Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that each Party may at any time suffer or incur, or become subject to, as a result of or in connection with this Agreement, the Transaction or the other transaction contemplated by this Agreement, including any breach of any representation or warranty in this Agreement by any Party, or any failure by any Party to perform or comply with any covenant or agreement that, by its terms, was to have been performed, or complied with, under this Agreement and the other Transaction Documents.
Section 9.6    Additional Indemnification Provisions.
(a)    With respect to each indemnification obligation contained in this Agreement, all Covered Losses shall be net of any third-party insurance or indemnity, contribution or similar proceeds that have been actually recovered by the Indemnified Party in connection with the facts giving rise to the right of indemnification (it being agreed that if third-party insurance or indemnification, contribution or similar proceeds in respect of such facts are recovered by the Indemnified Party subsequent to the Indemnifying Party’s making of an indemnification payment in satisfaction of its applicable indemnification obligation, such proceeds, after deducting the amount of any Covered Losses suffered by the Indemnifying Party that were not satisfied by the applicable indemnification payment, shall be promptly remitted to the Indemnifying Party to the extent of the indemnification payment made), and the Indemnified Party shall use, and cause its Affiliates to use, reasonable best efforts to seek full recovery under all insurance and indemnity, contribution or similar provisions covering such Loss to the same extent as it would if such Loss were not subject to indemnification hereunder. Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Article IX, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third parties with respect to the subject matter underlying such indemnification claim, and the Indemnified Party shall assign any such rights to the Indemnifying Party.

(b)    In determining the amount of Covered Losses suffered or incurred by Purchaser or Seller in connection with a breach of a representation or warranty in this Agreement(but not whether a breach of inaccuracy of any representation or warranty has occurred), such determination shall be made without regard to any qualification or exception contained in such representation or warrant relating to “material”, “materiality”, or “Business Material Adverse Effect” (other than references to “material” or “materiality” (x) solely with respect to the standard that must be met to create an obligation to include items in a list set forth in the Seller Disclosure Schedules or (y) contained within the definition of “Business Material Adverse Effect” or the definition of “Permitted Lien”). This Section 9.6(b) shall not apply to any of the representations and warranties in Section 3.6(b), Section 3.7 and/or Section 3.8(b).
(c)    Notwithstanding anything to the contrary herein, Seller shall have no liability or obligation with respect to any Covered Loss to the extent that such Covered Loss in any way arises from or relates to any investigation, cleanup, remediation, corrective action restoration, treatment, monitoring or sampling or testing of soil, subsurface strata, underground storage tanks, groundwater, surface water or sediments or any other similar action taken by or on behalf of Purchaser or any of its Affiliates following the Closing, in each case that goes beyond that which is required by applicable requirements of Environmental Laws or Specified Business Contracts in effect at Closing.
Section 9.7    Limitation on Liability. Notwithstanding anything to the contrary contained in this Agreement (including this Article IX), neither Party shall be liable to the other Party or its Affiliates, whether in contract, tort (including negligence and strict liability) or otherwise, at law or in equity, and “Covered Losses” shall not include any amounts for any (a) consequential, special, incidental or indirect damages or (b) punitive or exemplary damages; provided that (i) the limitation in the foregoing clause (a) shall not apply to the extent such amounts are the reasonably foreseeable result of the event that gave rise thereto and (ii) the limitations in the foregoing clauses (a) and (b) shall not limit recovery (if any) to the extent any such damages are paid to any third party (which is not a Seller Indemnified Party or a Purchaser Indemnified Party, as applicable) as part of a Third Party Claim against an Indemnified Party that is indemnifiable hereunder. Any Covered Losses for indemnification hereunder shall be determined without duplication of recovery by reason of state of facts giving rise to such Covered Loss constituting a breach of more than one representation, warranty, covenant or agreement. Notwithstanding anything herein to the contrary, “Covered Losses” shall not be calculated based on multiples of earnings or other metric approaches.
Section 9.8    Tax Benefits Offset. To the extent that the Indemnified Party recognizes a Tax benefit or Tax cost as a result of any Covered Loss or the receipt of any indemnity payment hereunder (in the same or the immediately following taxable year that the Covered Loss is incurred or the relevant indemnity payment is received), the amount of the Covered Loss for which indemnification is provided shall be (i) increased by the amount of such Tax cost and (ii) decreased by the amount of such Tax benefit. To the extent that the claim with respect to which an indemnity obligation arises has not given rise to an actual net Tax benefit in cash in the year in which the indemnity payment is to be made, but gives rise to an actual net Tax benefit in cash with respect to the Indemnified Party (which Tax benefit would not have arisen but for such claim) in the taxable year of or immediately following the incurrence of the Covered Loss, the Indemnified Party shall pay to the Indemnifying Party the amount of such Tax benefit (reduced by any Tax costs and reasonable expenses incurred in obtaining such Tax benefit or recovery). For this purpose, the Indemnified Party shall be deemed to recognize a net Tax benefit or net Tax cost, respectively, with respect to a taxable year if, and to the extent that, the Indemnified Party’s cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax Items attributable to the Covered Losses or the receipt of the indemnity payment hereunder, is greater or less than the Indemnified Party’s actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax Items attributable to the Covered Losses or the receipt of the indemnity payment (to the extent permitted by applicable Tax Law and treating such Tax Items as the last Tax Items claimed for any taxable year).
Section 9.9    Mitigation. Nothing herein is intended to limit or restrict any duties of any Party to mitigate damages as may exist under applicable Law.
ARTICLE X
GENERAL PROVISIONS
Section 10.1    Entire Agreement. This Agreement and the other Transaction Documents, and the Schedules and Exhibits hereto and thereto, and the Confidentiality Agreement, along with the Seller Disclosure Schedules and Purchaser Disclosure Schedules, constitute the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to such subject matter. Neither Party shall be liable or bound to the other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein and therein.
Section 10.2    Assignment. Neither this Agreement nor any of the rights and obligations hereunder may be assigned or transferred by either Party (whether by operation of Law or otherwise) without the prior written consent of the other Party. Any attempted assignment in violation of this Section 10.2 shall be void. Subject to the two preceding sentences, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.
Section 10.3    Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. By an instrument in writing, Purchaser, on the one hand, or Seller, on the other hand, may waive compliance by the other with any term or provision of this Agreement that the other Party was or is obligated to comply with or perform. Such waiver or failure to insist on strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.
Section 10.4    No Third-Party Beneficiaries. Except for Section 9.2 and Section 9.3, which are intended to benefit, and to be enforceable by, the parties specified therein, this Agreement, together with the other Transaction Documents and the Exhibits and Schedules hereto and thereto are not intended to confer in or on behalf of any Person not a party to this

Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.
Section 10.5    Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or five (5) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of an email transmission (receipt confirmation requested), and shall be directed to the address set forth below (or at such other address or email address as such Party shall designate by like notice):
(i)    if to Purchaser, to
Henkel AG & Co. KGaA
Henkelstraße 67
40589 Düsseldorf

Attention:	General Counsel
Email:	thomas-gerd.kuehn@henkel.com

with a copies (which shall not constitute notice) to:
Latham & Watkins LLP
330 North Wabash Avenue, Suite 2800
Chicago, IL 60611

Attention:	Thomas (Ted) E. Keim, Jr.
Daniel R. Breslin
Email:	ted.keim@lw.com
daniel.breslin@lw.com

and
Latham & Watkins LLP
Dreischeibenhaus 1
40211 Düsseldorf
Germany

Attention:	Harald Selzner
Martin Neuhaus
Email:	harald.selzner@lw.com
martin.neuhaus@lw.com

(ii)    if to Seller, to
GCP Applied Technologies Inc.
62 Whittemore Avenue
Cambridge, Massachusetts 02140

Attention:	General Counsel
Email:	jack.kapples@gcpat.com

with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019

Attention:	Adam O. Emmerich
Gregory E. Ostling
Email:	aoemmerich@wlrk.com
geostling@wlrk.com

Section 10.6    Specific Performance. The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction.
Section 10.7    Governing Law and Jurisdiction. This Agreement is for the benefit of the Parties, and shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to the conflict of law provisions thereof that would result in the application of the laws of any other jurisdiction. Each Party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such matter, the United States District Court for the District of Delaware (as applicable, the “Chosen Court”), for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and each Party agrees not to commence any action, suit or proceeding relating thereto except in such courts, and further agrees that service of any process, summons, notice or document by registered mail to such Party’s address set forth above shall be effective service of process for any action, suit or proceeding brought against it in any such court). Each Party hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Chosen Court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
Section 10.8    Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR THE TRANSACTION OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 10.8. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 10.8 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.
Section 10.9    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transaction and the other transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 10.10    Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one (1) or more such counterparts have been signed by each Party and delivered (by e-mail or otherwise) to the other party. Signatures to this Agreement transmitted by electronic mail in “portable document format” (“.pdf”) from, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signatures. This Agreement has been executed in the English language. If this Agreement is translated into another language, the English language text shall in any event prevail.
Section 10.11    Expenses. Except as otherwise provided herein, whether or not the Closing takes place, and except as set forth otherwise in this Agreement, all costs and expenses incurred in connection with this Agreement, the Transaction and the other transactions contemplated hereby shall be paid by the party incurring such expense.
Section 10.12    Interpretation; Absence of Presumption. It is understood and agreed that the specification of any dollar amount in the representations and warranties or covenants contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Schedules or Purchaser Disclosure Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Schedules or Purchaser Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included in the Seller Disclosure Schedules or Purchaser Disclosure Schedules is or is not material for purposes of this Agreement. Nothing herein (including the Seller Disclosure Schedules or the Purchaser Disclosure Schedules) shall be deemed an admission by either Party or any of its Affiliates, in any Proceeding or Action, that such Party or any such Affiliate, or any third party, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “Dollars” or “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement and the Transaction Documents shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement and the other Transaction Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and the other Transaction Documents; (j) Seller and Purchaser have each participated in the negotiation and drafting of this Agreement and the other Transaction Documents and if an ambiguity or question of interpretation should arise, this Agreement and the other Transaction Documents shall be construed as if drafted jointly by the Parties or thereto, as applicable, and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement or the other Transaction Documents; (k) a reference to any Person includes such Person’s successors and permitted assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; and (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. Notwithstanding anything herein to the contrary, except with respect to the representations and warranties in Section 3.3 and Section 4.2, (i) all references in this Agreement to “the date hereof” or “the date of this Agreement” shall refer to the Original Execution Date and (ii) the date on which the representations and warranties set forth in Article III and Article IV are made (including for purposes of the certificates delivered pursuant to Article VII) shall not change as a result of the execution of this Agreement and shall be made as of such dates as they were in the Original Agreement.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Seller and Purchaser have duly executed this Agreement as of the date first written above.
HENKEL AG & CO. KGaA
By: /s/ Jan-Dirk Auris
Name: Jan-Dirk Auris
Title: Executive Vice President Adhesive Technologies
By: /s/ Hanno Brenningmeyer
Name: Hanno Brenningmeyer
Title: Corporate Vice President Legal & Associate General Counsel

[Signature Page to Amended and Restated Stock and Asset Purchase Agreement]

GCP APPLIED TECHNOLOGIES INC.
By: /s/ Naren B. Srinivasan
Name: Naren B. Srinivasan
Title: Vice President, Strategy and Corporate Develeopment

[Signature Page to Amended and Restated Stock and Asset Purchase Agreement]